                                                Filed pursuant to Rule 424(b)(3)
                                                          SEC File No. 333-47840
PROSPECTUS

                                 $1,000,000,000

                             [WILLIAMS COMM. LOGO]

                      WILLIAMS COMMUNICATIONS GROUP, INC.

                               OFFER TO EXCHANGE

                    11.70% SENIOR REDEEMABLE NOTES DUE 2008
                                      FOR
            ALL OUTSTANDING 11.70% SENIOR REDEEMABLE NOTES DUE 2008

                                      AND

                    11.875% SENIOR REDEEMABLE NOTES DUE 2010
                                      FOR
            ALL OUTSTANDING 11.875% SENIOR REDEEMABLE NOTES DUE 2010
                             ---------------------

                            TERMS OF EXCHANGE OFFER

- We are offering to exchange new registered exchange notes for the notes we sold in a private offering.

- All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

- We believe that the exchange of notes will not be a taxable exchange for U.S. federal income tax purposes.

- The terms of the notes to be issued are substantially identical to the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.

- THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME, NOVEMBER 30, 2000, UNLESS WE EXTEND IT.

- The notes to be issued in the exchange offer will not trade on any established exchange.

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF MATTERS THAT PARTICIPANTS IN THE EXCHANGE OFFER SHOULD CONSIDER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 27, 2000.

                               ------------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Summary.............................    1
Risk Factors........................   13
This Prospectus Contains Forward-
  Looking Statements................   28
Use of Proceeds.....................   29
Capitalization......................   30
The Exchange Offer..................   31
Industry Overview...................   40
Business............................   45
Regulation..........................   73
Management..........................   81
Security Ownership of Certain
  Beneficial Owners and
  Management........................   94

                                      PAGE
                                      ----
Relationships and Related Party
  Transactions......................   97
Relationship Between Our Company and
  Williams..........................  100
Description of the Notes............  108
Description of Other Indebtedness
  and Other Financing
  Arrangements......................  162
Certain United States Federal Tax
  Consequences......................  168
Plan of Distribution................  172
Legal Matters.......................  173
Experts.............................  173

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-4 (together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement) that we have filed with the Securities and Exchange Commission under the Securities Act with respect to the securities offered in this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the Commission. We refer you to the registration statement for further information about our company and the securities offered in this prospectus. Statements contained in this prospectus concerning the provisions of documents are not necessarily summaries of the material provisions of those documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. We also file annual, quarterly and special reports, proxy statements and other information with the Commission. You can inspect and copy the registration statement and the reports and other information we file with the Commission under the Securities Exchange Act at the public reference room maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The same information will be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, N.Y. 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of this material from the public reference room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site which provides online access to reports, proxy and

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

information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

     The Commission allows us to "incorporate by reference" the information we file with them, which means we can disclose important business and financial information about us to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering made under this prospectus:

     - Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999;

     - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 2000; and

     - Our Current Reports on Form 8-K filed on March 6, 2000, July 17, 2000, August 2, 2000 and September 14, 2000.

     These filings have not been included in or delivered with this prospectus. You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

     Corporate Secretary
     Williams Communications Group, Inc.
     One Williams Center
     Tulsa, Oklahoma 74172
     (918) 573-2000

To ensure timely delivery, you should request these filings no later than November 23, 2000.

     Our common stock is listed and traded on the New York Stock Exchange under the trading symbol "WCG." The reports, proxy statements and other information we file with the Commission can also be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York.

                                    SUMMARY

     This is only a summary and does not contain all of the information that may be important to you. You should read the entire prospectus, including the section entitled "Risk Factors," and our consolidated financial statements and related notes, incorporated by reference in this prospectus, before tendering notes in the exchange offer. Except when used in the section below entitled "Description of the Notes," and unless the context otherwise requires, references in this prospectus to "we," "us," "our" and similar terms mean Williams Communications Group, Inc. and all of its subsidiaries, collectively. This prospectus and the letters of transmittal that accompany it collectively constitute the exchange offer.

                      WILLIAMS COMMUNICATIONS GROUP, INC.

     We own or lease, operate and are completing a nationwide intercity fiber-optic network, which we are extending locally and globally. We operate through four business units. Our network unit provides Internet, data, voice and video services exclusively to communications service providers. Through our broadband media unit, we transmit live and non-live media content worldwide, including broadcast news, sports, advertising and special events. Our solutions unit provides professional communications services, and sells and installs communications equipment, to address the comprehensive voice and data needs of organizations of all sizes. Through our strategic investments unit, we make investments in companies that we believe will, directly or indirectly, increase revenue opportunities for our other business units. We have formed strategic alliances with communications companies to secure long-term, high-capacity commitments for traffic on our network and to enhance our service offerings.

     For the six months ended June 30, 2000, the percentage of revenue, before intercompany eliminations, attributable to our business units was 26% for network, 8% for broadband media and 68% for solutions. No revenue was attributable to our strategic investments unit, which, as of June 30, 2000, only held investments accounted for on a cost or equity basis. As a result of the development and expansion of our network, we expect a significant change in our revenue mix over the next year. Throughout 2000, we expect our network unit to contribute an increasing percentage of our total revenues. By the end of 2001, we expect our network unit to contribute the largest percentage of our total revenues.

     Prior to the initial public offering of our common stock in October 1999, our company was a wholly owned subsidiary of The Williams Companies, Inc. Williams currently owns 85% of the outstanding shares of our common stock. On July 24, 2000, Williams announced that its board of directors had authorized its management to pursue a course of action that, if successful, would lead to a complete separation of our business from Williams' energy business.

     Our principal executive offices are located at One Williams Center, Tulsa, Oklahoma 74172, and our telephone number is (918) 573-2000.

                               OUR BUSINESS UNITS

OUR NETWORK UNIT

     We intend to make our network unit the most efficient U.S.-based provider of advanced Internet, data, voice and video services to companies that use high-capacity communications services as an integral part of their service offerings. These companies include long distance carriers, local service providers, Internet service providers, application service providers, digital subscriber line service providers, utilities and international carriers. We also offer rights of use in dark fiber, which is fiber that we install but for which we do not provide communications transmission services. Through our network unit, we invest in companies that assist us in improving, or create demand for capacity on, our network. Based on currently announced plans, our global network will include ownership interests in or rights to use:

     - 33,000 miles of fiber-optic cable connecting 125 U.S. cities, which we expect to complete by the end of 2000, and an additional 1,000 miles, which we expect to complete by the end of the first quarter of 2001

     - fiber-optic cable networks within 50 of the largest U.S. cities

     - approximately 150 data centers located in 125 U.S. cities

     - 31,100 miles of fiber-optic cables installed in Europe, Asia and Australia

     - undersea fiber-optic cables connecting U.S. cities with major Asian and European cities

OUR BROADBAND MEDIA UNIT

     In the first quarter of 2000, we formed our broadband media unit. Currently, substantially all of the operations of this unit are conducted by Vyvx(R) Services. Vyvx Services has provided worldwide transmission of live and non-live media content since 1989. Through Vyvx Services, we transmit broadcast news, sports, advertising and special events, including approximately 80% of live televised major league sporting events. Over its integrated fiber-optic, satellite and teleport network, Vyvx Services serves the unique video needs of major broadcast networks and their affiliate stations, professional sports leagues, media production companies and global advertising agencies. We have established high-speed connections to major news and sports venues and television stations throughout the United States. Through this unit, we also have investments in companies that provide media content products and services.

OUR SOLUTIONS UNIT

     Our solutions unit provides professional communications services, including call center design, network management and maintenance services. This unit also sells and installs communications equipment from leading vendors for the voice and data communications needs of businesses of all sizes as well as for governmental, educational and non-profit institutions. Our solutions unit provides planning, design, implementation, management, maintenance and optimization services for the full life cycle of the equipment. We also sell the communications services of select network customers and other carriers to our solutions unit customers.

OUR STRATEGIC INVESTMENTS UNIT

     Through our strategic investments unit, we invest in communications companies that we believe will, directly or indirectly, increase revenue opportunities for our network and other business units. Our strategic investments currently include ownership interests in communications companies with operations in Brazil, Chile and Argentina.
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

                              RECENT DEVELOPMENTS

     - In September 2000, we acquired the long distance network assets of Ameritech Communications, Inc., a subsidiary of SBC Communications Inc., for $145 million. These assets are located in the states of Illinois, Indiana, Michigan, Ohio and Wisconsin and include a 2,200 mile fiber-optic network over four routes, indefeasible rights of use in dark fiber and 15 data centers.

     - In June 2000, the Federal Communications Commission authorized SBC to provide long-distance service in Texas. Under the terms of our strategic alliance with SBC, we are the preferred provider of SBC's nationwide long distance voice and data services. We began providing service in Texas in July 2000. In June 2000, we also announced an agreement under which we will provide SBC with local telephone service in six cities and colocation services in three cities.

     - In June 2000, we announced plans to spend almost $1 billion over the next several years to build data centers, expand network colocation facilities and for transport and switching equipment for our Internet protocol network and optical wave capacity.

     - In June 2000, we bought SBC's initial party interests in undersea cables connecting the United States with China and Japan. The China-U.S. cable is currently in service, and we expect the Japan-U.S. cable to be ready for commercial service by the end of this year.

     - In June 2000, we announced an agreement with KDD America, Inc., a subsidiary of KDD Corporation, the largest international telecommunications company in Japan. The five-year agreement includes a reciprocal provider relationship under which each company will first seek to obtain select telecommunications services from the other.

OUR OWNERSHIP STRUCTURE

     On July 24, 2000, Williams announced that its board of directors had authorized its management to pursue a course of action that, if successful, would lead to a complete separation of our business from Williams' energy business. On August 8, 2000, Williams announced that the Internal Revenue Service had issued a favorable ruling on a proposed tax-free distribution of our Class B common stock to Williams' stockholders. In order for Williams and its stockholders to receive the benefit of the ruling, a spin-off must be completed by August 2001, unless the IRS consents to an extension of time. Although rulings such as the one Williams received generally are binding on the IRS, Williams will not be able to rely on the ruling if any factual representations or assumptions that Williams made in connection with its request for the ruling are incorrect or untrue in any material respect. We are not aware of any facts or circumstances, including the completion of or failure to complete the exchange offer, that would cause its representations or assumptions to be incorrect or untrue in any material respect. Williams has informed us that it also is not aware of any such facts or circumstances. Williams has not yet determined a specific course of action regarding the separation of its energy business from our business.

     As a result of the announcement by Williams of its intention to separate its businesses, Standard & Poor's downgraded our corporate credit and bank loan rating from "BB" to "BB-minus" and our senior unsecured debt rating from "BB-minus" to "B-plus" on July 25, 2000. In addition, on July 27, 2000, Moody's Investors Service announced that, due to our intention to increase our capital expenditure program and our expectation that we will turn EBITDA positive in 2001, rather than in 2000, combined with the heightened leverage associated with the sale of our senior redeemable notes in August 2000, it has revised its outlook for us to stable from positive.

SALE OF SENIOR REDEEMABLE NOTES

     On August 8, 2000, we sold $575,000,000 aggregate principal amount of our 11.70% senior redeemable notes due 2008 and $425,000,000 aggregate principal amount of our 11.875% senior redeemable notes due 2010 in a private placement. We intend to use the net proceeds of approximately $970.6 million from the sale of the senior redeemable notes to continue the enhancement and expansion of our network and for working capital and general corporate purposes. These senior redeemable notes are the notes which may be exchanged for the new registered senior redeemable notes we are offering under this prospectus. You should read the discussion in the section of this prospectus entitled "The Exchange Offer" for information concerning the terms of the exchange.

CREDIT FACILITY

     We have a $1.05 billion commitment under our credit facility. Our credit facility consists of a $525 million seven-year multi-draw amortizing term loan facility and $525 million six-year reducing revolving credit facility. In September 2000, we borrowed the $525 million term loan which otherwise would have expired on September 7, 2000. We may also borrow under the revolving credit facility throughout its six-year term. However, our ability to borrow under our credit facility is dependent upon our compliance with specified covenants and conditions. Although our credit facility provides for a total commitment of $1.05 billion, based on our ratio of total debt, net of excess cash, to contributed capital as of June 30, 2000, after giving effect to the borrowing of the term loan and the proceeds we received from the sale of the senior redeemable notes in August 2000, and the preferred stock referred to below under "Sale of preferred stock," in September 2000, we could borrow and utilize approximately $130 million of the revolving portion of our credit facility without issuing additional equity or amending the credit facility.

SALE OF PREFERRED STOCK

     On September 19, 2000, we sold 5,000,000 shares of our 6.75% Redeemable Cumulative Convertible Preferred Stock, which we refer to as preferred stock, in a private placement. We intend to use the net proceeds of approximately $240.5 million from the sale of the preferred stock to continue the enhancement and expansion of our network and for working capital and general corporate purposes.

                                  RISK FACTORS

     You should consider carefully the risks of an investment in the notes. See the section of this prospectus entitled "Risk Factors" for more information.

                               THE EXCHANGE OFFER

     On August 8, 2000, we sold $575,000,000 aggregate principal amount of our 11.70% senior redeemable notes due 2008 and $425,000,000 aggregate principal amount of our 11.875% senior redeemable notes due 2010, which we refer to collectively as the original notes, in a transaction exempt from registration under the Securities Act of 1933. When we sold the original notes, we entered into a registration rights agreement, dated August 8, 2000, with the initial purchasers of the original notes. In the registration rights agreement, we agreed to register under the Securities Act an offer of our new 11.70% senior redeemable notes due 2008 and our new 11.875% senior redeemable notes due 2010, which we refer to collectively as the exchange notes, in exchange for the original notes. We also agreed to use reasonable best efforts to deliver this prospectus to holders of the original notes and complete the exchange offer within 210 days of the issuance of the original notes. In this prospectus, we refer to the original 2008 senior notes and the new 2008 senior notes together as the 2008 senior notes, and the original 2010 senior notes and the new 2010 senior notes together as the 2010 senior notes, and the original notes and the exchange notes together as the notes. You should read the discussion in the section of this prospectus entitled "Description of the Notes" for information regarding the notes.

The exchange offer.........  This is an offer to exchange $1,000 in principal amount of exchange notes for each $1,000 in principal amount of original notes. The exchange notes are substantially identical to the original notes, except that:

                             - the exchange notes will be freely transferable,
                               other than as described in this prospectus;

                             - the exchange notes will not contain any legend
                               restricting their transfer;

                             - holders of the exchange notes will not be
                               entitled to certain rights of the holders of the original notes under the registration rights agreement; and

                             - the exchange notes will not contain any
                               provisions regarding the payment of additional interest.

                             Based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to other parties, we believe that you can transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:

                             - acquire the exchange notes in the ordinary course
                               of your business;

                             - are not and do not intend to become engaged in a
                               distribution of the exchange notes;

                             - are not an affiliate of ours;

                             - are not a broker-dealer that acquired original
                               notes directly from us; and

                             - are not a broker-dealer that acquired original
                               notes as a result of market-making or other trading activities.

                             If any of these conditions are not satisfied and you transfer any exchange note without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act.

                             If you are a broker-dealer and receive exchange notes for your own account in exchange for original notes that you acquired as a result of market making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the exchange notes. For a more complete description see the section of this prospectus entitled "Plan of Distribution."

Registration rights........  Under the registration rights agreement, we agreed to use our reasonable best efforts to commence the exchange offer or to cause the original notes to be registered under the Securities Act so as to permit resales. If we are not in compliance with our obligations under the registration rights agreement, additional interest will accrue to each holder of the notes. If the exchange offer is completed on the terms and within the period contemplated by this prospectus, no additional interest will be payable on the principal amount. The exchange notes will not contain any provisions regarding the payment of additional interest. For a more complete description, see the section of this prospectus entitled "The Exchange
                             Offer -- Additional interest."

Minimum amount.............  The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered for exchange.

Offer termination date.....  The exchange offer will expire at 5:00 p.m., New
                             York City time, on November 30, 2000, unless we extend it. We refer to this date as the "offer termination date." Original notes will be accepted for exchange beginning on the first business day following the offer termination date, upon surrender of the original notes.

Withdrawal rights..........  You may withdraw the tender of your original notes at any time before the offer termination date. Any original notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the exchange offer.

Procedures for tendering
    original notes.........  See the section of this prospectus entitled "The
                             Exchange Offer -- How to tender."

Certain United States
    federal income   tax
  considerations...........  The exchange of exchange notes for original notes by U.S. holders will not be a taxable exchange for U.S. federal income tax purposes, and U.S. holders will not recognize any taxable gain or loss as a result of the exchange.

Effect on holders of
  original notes...........  If the exchange offer is completed on the terms and within the period contemplated by this prospectus, holders of the original notes will have no further registration or other rights under the registration rights agreement, except under limited circumstances.

                             Holders of the original notes who do not tender their original notes will continue to hold those original notes. All untendered, and tendered but unaccepted, original notes will continue to be subject to the restrictions on transfer provided for in the original notes and the indenture under which the original notes were and the exchange notes are being issued. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes could be adversely affected. For a more complete description, see the section of this prospectus entitled "The Exchange Offer -- Other."

Use of proceeds............  We will not receive any proceeds from the issuance of exchange notes in the exchange offer.

Exchange agent.............  The Bank of New York is serving as exchange agent in connection with the exchange offer.

                                   THE NOTES

     The exchange notes are substantially identical to the original notes, except for the transfer restrictions and registration rights relating to the original notes. The exchange notes will evidence the same debt as the original notes and will be entitled to the benefits of the same indenture. For a more complete description of the terms of the notes, see the section of this prospectus entitled "Description of the Notes."

Issuer.....................  Williams Communications Group, Inc.

Notes offered..............  $575 million aggregate principal amount of 11.70%
                             senior redeemable notes due 2008.

                             $425 million aggregate principal amount of 11.875% senior redeemable notes due 2010.

Maturity...................  The 2008 notes mature on August 1, 2008.

                             The 2010 notes mature on August 1, 2010.

Interest payment dates.....  February 1 and August 1 of each year beginning
                             February 1, 2001.

Ranking....................  The notes will be senior unsecured obligations of our company, ranking equally with all of our existing and future senior unsecured debt. The notes will be senior to all of our subordinated debt and junior to any secured debt we may incur as to the assets securing such debt. We are a holding company with substantially all of our operations conducted through subsidiaries. We are dependent upon cash flow from those entities to meet our obligations, including obligations under the notes. Accordingly, the notes effectively will rank junior to all liabilities of our subsidiaries. The term "subordinated debt" is defined in the section of this prospectus entitled "Description of the Notes -- Certain definitions."

                             As of June 30, 2000:

                             - we had outstanding approximately $2.0 billion of
                               debt ranking equally with the notes and no debt ranking senior to the notes; and

                             - our consolidated subsidiaries had approximately
                               $2.5 billion of liabilities, excluding
                               intercompany debt but including $988.1 million of debt owed to Williams, which would effectively rank senior to the notes.

                             In addition, in September 2000, we borrowed the $525 million term loan under our credit facility. See the section of this summary entitled "Recent developments -- Credit facility." The term loan and any additional amounts that we may borrow under our credit facility will effectively rank senior to the notes.

Optional redemption........  Senior redeemable notes due 2008:

                             We may redeem the 2008 notes, in whole or in part, at any time at a make-whole price. The make-whole price will represent a premium based upon the present value of the remaining payments to be made with respect to the 2008 notes to be redeemed.

                             Senior redeemable notes due 2010:

                             Prior to August 1, 2005, we may redeem the 2010 notes, in whole or in part, at any time at a make-whole price. The make-whole price will represent a premium based upon the present value of the remaining payments to be made with respect to the 2010 notes to be redeemed.

                             On or after August 1, 2005, we may redeem the 2010 notes, in whole or in part, at any time at the redemption prices (expressed as percentages of principal amount at maturity) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning on August 1 of the years indicated below:

                                                          YEAR                     REDEMPTION PRICE
                                                          ----                     ----------------
                                       2005......................................      105.938%
                                       2006......................................      103.958%
                                       2007......................................      101.979%
                                       2008 and thereafter.......................      100.000%

Equity offering optional
  redemption...............  Before August 1, 2003, we may redeem up to 35% of the aggregate principal amount of the 2008 notes or the 2010 notes with the net proceeds of one or more specified offerings at 111.70% and 111.875% of the principal amounts thereof, respectively, plus accrued and unpaid interest, if any, to the redemption date, if at least 65% of the aggregate principal amount of such notes originally issued remains outstanding after such redemption. See the section of this prospectus entitled "Description of the Notes -- Optional redemption."

Change of control..........  Upon specified change of control events, each holder of notes may require us to repurchase all or a portion of its notes at a purchase price in cash equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase. We cannot guarantee that we will have sufficient funds to pay the purchase price for all of the notes that holders might deliver upon a change of control. For more information, see the sections of this prospectus entitled "Risk Factors" and "Description of the Notes -- Certain covenants -- Change of control triggering event."

Covenants..................  The indenture governing the notes will contain covenants that, among other things, will limit our ability and the ability of our restricted subsidiaries to:

                             - incur additional debt;

                             - pay dividends on, redeem or repurchase our capital stock;

                             - make investments;

                             - issue or sell capital stock of restricted subsidiaries;

                             - create certain liens;

                             - sell assets;

                             - enter into sale and leaseback transactions;

                             - enter into restrictions on dividends or other payments to us;

                             - in the case of our restricted subsidiaries, guarantee debt;

                             - engage in transactions with affiliates; and

                             - consolidate, merge or transfer all or
                               substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

                             These covenants are subject to important exceptions and qualifications, which are described in the section of this prospectus entitled "Description of the Notes."

Absence of a public market
  for the notes............  The exchange notes are a new issue of securities and there is currently no established market for them. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data presented below for the years ended December 31, 1999, 1998 and 1997, have been derived from our consolidated financial statements and the related notes incorporated by reference in this prospectus. Our consolidated financial statements for the years ended December 31, 1999, 1998 and 1997, and as of December 31, 1999 and 1998, have been audited by Ernst & Young LLP, independent auditors. The summary consolidated financial data presented below as of and for the six months ended June 30, 2000 and for the six months ended June 30, 1999 have been derived from our unaudited consolidated financial statements, which we believe include all adjustments necessary for a fair presentation of our financial condition and results of operations at that date and for those periods. The results of operations for interim periods are not necessarily indicative of the results for a full year's operations.

     Our historical consolidated financial information prior to our initial public offering in October 1999 was prepared as if we had operated as a stand-alone business throughout the periods presented and does not necessarily reflect what our financial position and results of operations would have been had we in fact operated as a stand-alone entity during the periods covered. The historical financial information may not be indicative of our future performance.

     The statement of operations data reflect items and events that affect comparability with other years as described in our consolidated financial statements and the related notes, which are incorporated by reference in this prospectus.

     Included in other financial data are EBITDA amounts. EBITDA represents earnings before interest, income taxes, depreciation and amortization, lease costs attributable to our operating lease agreement covering a portion of our fiber-optic network ($25.1 million for the six months ended June 30, 2000) and other unusual, non-recurring or non-cash items, such as equity earnings or losses and minority interest. The cumulative effect of a change in accounting principle is excluded from the computation of EBITDA. Included in the computation of EBITDA is income from investments resulting from the cash realization of equity instruments ($93.1 million in 2000). Excluded from the computation of EBITDA are charges in 1999, 1998 and 1997 included in other expense of $33.9 million, $23.2 million and $29.0 million, respectively, a gain recognized for the six months ended June 30, 2000 included in other expense of $1.3 million, charges in 1999 included in selling, general and administrative expenses of $2.6 million, a gain recognized for the six months ended June 30, 2000 included in income from investments of $214.7 million and a gain recognized in 1997 of $44.5 million. EBITDA is used by management and investors as an indicator of a company's historical ability to service existing debt. Management believes that an increase in EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. However, EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either operating income, as determined by generally accepted accounting principles, or as an indicator of operating performance or cash flows from operating, financing and investing activities, as determined by generally accepted accounting principles, and is thus susceptible to varying calculations. EBITDA as presented may not be comparable to other similarly titled measures of other companies. Under our credit facility, the discretionary use of funds reflected by EBITDA is limited in order to conserve funds for capital expenditures and debt service.

     The balance sheet data, as adjusted, give effect to the sale, net of expenses and discounts, of the original notes in August 2000 and the preferred stock in September 2000, and the borrowing of the $525 million term loan under our credit facility in September 2000.

                                  SIX MONTHS ENDED JUNE 30,          YEAR ENDED DECEMBER 31,
                                  -------------------------   -------------------------------------
                                     2000          1999          1999          1998         1997
                                  -----------   -----------   -----------   ----------   ----------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Network.......................  $  275,909    $  216,712    $   438,509   $  206,184   $   43,013
  Broadband media...............      82,678        80,264        162,849      161,192      162,009
  Solutions.....................     712,512       699,934      1,431,655    1,367,404    1,189,798
  Strategic investments.........          --        28,067         35,435       52,499       55,957
  Eliminations..................     (22,603)      (23,838)       (45,452)     (53,810)     (22,264)
                                  ----------    ----------    -----------   ----------   ----------
          Total revenues........   1,048,496     1,001,139      2,022,996    1,733,469    1,428,513
Operating expenses:
  Cost of sales.................     903,082       765,742      1,572,744    1,294,583    1,043,932
  Selling, general and
     administrative.............     291,195       264,852        558,652      489,173      329,513
  Provision for doubtful
     accounts...................      20,785        11,810         28,390       21,591        7,837
  Depreciation and
     amortization...............      95,862        62,112        132,437       87,081       71,863
  Other.........................      (1,520)       26,913         35,143       34,245       32,269
                                  ----------    ----------    -----------   ----------   ----------
          Total operating
             expenses...........   1,309,404     1,131,429      2,327,366    1,926,673    1,485,414
                                  ----------    ----------    -----------   ----------   ----------
Loss from operations............  $ (260,908)   $ (130,290)   $  (304,370)  $ (193,204)  $  (56,901)
                                  ==========    ==========    ===========   ==========   ==========
Loss before cumulative effect of
  change in accounting
  principle.....................  $ (100,150)   $ (199,765)   $  (359,701)  $ (185,729)  $  (30,043)
Cumulative effect of change in
  accounting principle..........     (25,377)           --             --           --           --
                                  ----------    ----------    -----------   ----------   ----------
Net loss........................  $ (125,527)   $ (199,765)   $  (359,701)  $ (185,729)  $  (30,043)
                                  ==========    ==========    ===========   ==========   ==========
Basic and diluted loss per
  share:
  Loss before cumulative effect
     of change in accounting
     principle..................  $     (.22)   $     (.51)   $      (.87)  $     (.47)  $     (.08)
  Cumulative effect of change in
     accounting principle.......        (.05)           --             --           --           --
                                  ----------    ----------    -----------   ----------   ----------
  Net loss......................  $     (.27)   $     (.51)   $      (.87)  $     (.47)  $     (.08)
                                  ==========    ==========    ===========   ==========   ==========
  Weighted average shares
     outstanding................     464,019       395,435        412,620      395,435      395,435
OTHER FINANCIAL DATA:
EBITDA..........................  $  (48,163)   $  (41,524)   $  (126,082)  $  (82,973)  $   44,005
Net cash provided by (used in)
  operating activities..........    (173,118)      (36,932)        86,704     (300,810)     147,858
Net cash provided by financing
  activities....................       1,371       898,926      3,681,603      890,623      225,953
Net cash used in investing
  activities....................     (27,280)     (830,292)    (3,316,010)    (559,099)    (363,494)
Capital expenditures............   1,446,442       572,387      1,632,852      401,004      276,249

                                                                  AT JUNE 30, 2000
                                                             ---------------------------
                                                               ACTUAL      AS ADJUSTED
                                                             ----------   --------------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital:
  Cash and cash equivalents................................  $  295,274    $ 2,031,382
  Short-term investments...................................      32,535         32,535
  Other....................................................    (115,504)      (115,504)
Property, plant and equipment, net.........................   3,510,504      3,510,504
Total assets...............................................   6,513,662      8,276,145
Long-term debt.............................................   2,957,836      4,479,819
Total liabilities..........................................   4,503,701      6,025,684
Redeemable cumulative convertible preferred stock..........          --        240,500
Total stockholders' equity.................................   2,009,961      2,009,961

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table presents our consolidated ratio of earnings to fixed charges and (deficiency) excess of earnings to cover fixed charges for the periods shown.

                            SIX MONTHS ENDED
                                JUNE 30,                       YEAR ENDED DECEMBER 31,
                          --------------------   ---------------------------------------------------
                            2000       1999        1999        1998        1997      1996      1995
                          --------   ---------   ---------   ---------   --------   -------   ------
Ratio of earnings to
  fixed charges.........        --          --          --          --         --        --     1.43
(Deficiency) excess of
  earnings to cover
  fixed charges.........  $(78,731)  $(155,319)  $(402,053)  $(209,745)  $(19,897)  $(1,545)  $6,835

                                  RISK FACTORS

     You should carefully consider the risks described below before deciding whether to tender your original notes in the exchange offer. The exchange notes, like the original notes, entail the following risks:

RISKS RELATING TO OUR OPERATIONS

WE NEED TO INCREASE THE VOLUME OF TRAFFIC ON OUR NETWORK OR OUR NETWORK WILL NOT GENERATE PROFITS

     We must substantially increase the current volume of Internet, data, voice and video transmission on our network in order to realize the anticipated cash flow, operating efficiencies and cost benefits of our network. If we do not develop long-term commitments with new large-volume customers as well as maintain our relationships with current customers, we will be unable to increase traffic on our network, which would adversely affect our profitability.

     We believe that an important source of increased traffic will be the introduction by regional telephone companies of long distance services within their historical service areas once they satisfy the applicable requirements under the Telecommunications Act of 1996. Accordingly, delays in the introduction of these services have had, and will continue to have, an adverse effect on our traffic. See the section of this prospectus entitled
"Regulation -- General regulatory environment."

DELAYS IN PROVISIONING AND DELIVERING NETWORK SERVICES WILL ADVERSELY AFFECT OUR OPERATIONS THROUGH 2001

     We have experienced significant delays in provisioning and delivering network services, primarily due to delays in obtaining capacity from other providers, inadequate local connectivity, inadequate colocation space and delays in receiving equipment from vendors. In many cases, we depend on third parties to provide certain aspects of these services. As a result, we have experienced corresponding delays in our ability to convert backlog orders into revenue. We expect that these difficulties will continue to have an adverse impact on our results of operations through 2001.

OUR NEED TO OBTAIN ADDITIONAL CAPACITY FOR OUR NETWORK FROM OTHER PROVIDERS INCREASES OUR COSTS

     We lease telecommunications capacity and obtain rights to use dark fiber from both long distance and local telecommunications carriers in order to extend the scope of our network. Any failure by these companies to provide timely service to us would adversely affect our ability to serve our customers or increase our costs of doing so. Some of our agreements with other providers require us to pay amounts for services whether or not we use those services. We enter into interconnection agreements with many domestic and foreign local telephone companies but we are not always able to do so on favorable terms. In some cases, we have to obtain service from other carriers at costs that exceed our revenues for providing that service. Primarily as a result of these costs, for the six months ended June 30, 2000, our network unit's cost of sales exceeded revenues by $41.0 million.

     Costs of obtaining local service from other carriers comprise a significant proportion of the operating expenses of long distance carriers, including our network unit. Similarly, a large proportion of the costs of providing international service consists of payments to other carriers. Changes in regulation, particularly the regulation of local and international telecommunications carriers, could indirectly but significantly affect our network unit's competitive position. These changes could increase or decrease our costs, relative to those of our competitors, of providing services.

DURING OUR LIMITED OPERATING HISTORY, WE HAVE GENERATED LOSSES WHICH WE EXPECT WILL CONTINUE

     In connection with the operation of our business, including the build-out of our network, we have experienced significant operating and net losses and working capital deficits. We expect to continue to experience losses through 2001, and may not be able to achieve or sustain operating profitability in the future. Our network unit experienced operating losses of $157.4 million in 1999 and $184.5 million for the six months ended June 30, 2000. In our solutions unit, operating losses were $73.6 million in 1999 and $61.5 million for the six months ended June 30, 2000. Operating losses in our broadband media unit were $26.3 million in 1999 and $11.8 million for the six months ended June 30, 2000, giving effect to the realignment of our business units in the first quarter of 2000. Continued operating losses could limit our ability to obtain the cash needed to expand our network, make interest and principal payments on our debt or fund our other business needs.

WE ARE INCURRING OPERATING LOSSES IN OUR SOLUTIONS UNIT PRIMARILY AS A RESULT OF DIFFICULTIES INTEGRATING AN ACQUISITION

     Operating losses attributable to our solutions unit were largely due to difficulties we have had in integrating our equipment distribution business with Nortel's equipment distribution business, which we purchased in April 1997, and in managing the increased complexity of our business. We expect that our financial results in 2000 will continue to be adversely affected by these difficulties. These difficulties have included an inability to operate and manage our business effectively with multiple information systems, internal control deficiencies, lost sales, customer dissatisfaction and increased selling, general and administrative costs, including increased bad debt expense.

OUR CURRENT REVENUES COULD BE SIGNIFICANTLY REDUCED IF WE TAKE ACTION ON CERTAIN STRATEGIC ALTERNATIVES WE ARE CONSIDERING RELATING TO OUR SOLUTIONS UNIT

     We continue to evaluate our options for maximizing the total return from our investment in our solutions unit, including:

     - implementing cost reduction measures

     - increasing our focus on professional services and managed services, which we believe are more profitable than some of our existing products and services

     - eliminating unprofitable product lines, customers or markets

     - alliances or combinations with other providers of communications products or services

     - other strategic alternatives which may include a restructuring of the business

     A substantial amount of our current revenues is derived from our solutions unit. If we implement some or all of the options being considered, we could have a substantial decrease in our consolidated revenues.

WE NEED TO CONTINUE TO EXPAND AND ADAPT OUR NETWORK IN THE FUTURE IN ORDER TO REMAIN COMPETITIVE, WHICH COULD BE VERY COSTLY

     The planned expansion of our network will require substantial additional financial, operational and managerial resources, which may not be available to us. We likely will need to continue to expand our network or adapt its components to respond to the following:

     - an increasing number of customers

     - demand for greater transmission capacity

     - changes in our customers' service requirements

     - technological advances

     - government regulation

SBC COULD TERMINATE OUR STRATEGIC ALLIANCE, WHICH COULD HARM OUR BUSINESS

     If SBC terminates our strategic alliance, there could be a material adverse effect on our business, financial condition and results of operations. Because SBC is a major customer of ours, termination of our agreements with SBC would result in decreased revenues and increased marginal costs. Our alliance agreements with SBC are material to us, and SBC may terminate these agreements in certain cases, including the following:

     - if we begin to offer retail long distance or retail local services on our network under some circumstances

     - if the action or failure to act of any regulatory authority materially frustrates or hinders the purpose of any of our agreements with SBC, the affected agreement may be terminated

     - if we materially breach our agreements with SBC causing a material adverse effect on the commercial value of the relationship to SBC

     - if we have a change of control without SBC's consent, including a change of control that may result from the separation of our business from Williams' energy business

     - if SBC acquires an entity that owns a nationwide fiber-optic network in the United States and determines not to sell us long distance assets

     In the event of termination due to our actions, we could be required to pay SBC's transition costs of up to $200 million. Similarly, in the event of termination due to SBC's actions, SBC could be required to pay our transition costs of up to $200 million, even though our costs may be higher. See the section of this prospectus entitled "Business -- Strategic alliances -- SBC Communications Inc." for more information on our strategic alliance with SBC.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, IT WILL BE DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND FUTURE PROSPECTS

     Because of our limited operating history, you have limited operating and financial data about us upon which to assess our business, performance and prospects or an investment in the notes. In addition, we have insufficient results for investors and securities analysts to use to identify historical trends or even to make quarter to quarter comparisons of our operating results.

WE MUST CONSTRUCT OUR NETWORK EFFICIENTLY AND ON TIME TO INCREASE OUR REVENUES, BUT FACTORS OUTSIDE OUR CONTROL MAY PREVENT US FROM DOING SO, WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

     We cannot guarantee that we will be successful in completing our network in the time planned. Our ability to become a leading provider of communications services to other communications service providers and our ability to increase our revenues will depend in large part upon the successful, timely and cost-effective construction of our network. Difficulties in constructing our network could increase its estimated costs and delay its scheduled completion, either of which could have a material adverse effect on our business. We have already sold capacity on the portion of our network that is currently under construction. A failure to complete construction on time could result in penalties, order cancellations or the loss of customers that could have a material adverse effect on our business.

     In addition to factors described elsewhere in "Risk Factors," factors beyond our control include:

     - costs related to construction of route segments

     - timely performance by contractors

     - the technical performance and availability of the fiber and equipment used in our network

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY WITH PARTICIPANTS THAT HAVE GREATER RESOURCES AND MORE EXISTING CUSTOMERS THAN WE HAVE, WHICH COULD LIMIT OUR ABILITY TO INCREASE OUR MARKET SHARE

     Our network unit's success depends upon our ability to increase our share of the carrier services market by providing high quality services at prices equal to or below those of our competitors. Increased competition could lead to price reductions, fewer large-volume sales, under-utilization of resources, reduced operating margins and loss of market share. Many of our network unit's competitors have, and some potential competitors are likely to enjoy, substantial competitive advantages, including the following:

     - greater name recognition

     - greater financial, technical, marketing and other resources

     - a larger installed base of customers

     - well-established relationships with current and potential customers

     - more extensive knowledge of the high-volume long distance services industry

     - a greater international presence

     - a greater local presence

     Our network unit's major competitors include Qwest Communications International, Inc., Level 3 Communications, Inc., Broadwing Communications, Inc., and Global Crossing Communications, Inc., as well as the three U.S. long distance fiber-optic networks that are owned by AT&T Corp., WorldCom, Inc. and Sprint Corp. Other companies have announced plans to construct significant fiber-optic networks. Our network unit's services in the United States face additional competitors, including the regional telephone companies and other local telephone companies. Foreign carriers may also compete in the U.S. market. Our network unit's services outside the United States face additional competitors, including national telephone companies in foreign countries and other owners of submarine and regional fiber-optic capacity.

     Our solutions unit faces competition from communications equipment manufacturers and distributors, as well as from other companies that offer services to integrate systems and equipment of different types. Increased competition could lead to price reductions, fewer sales and client projects, under-utilization of employees, reduced operating margins and loss of market share. Many of our solutions unit's competitors have significantly greater financial, technical and marketing resources or greater name recognition than we currently have. Our solutions unit also faces competition from lower cost providers and from new entrants to the market.

CONSOLIDATION WITHIN THE TELECOMMUNICATIONS INDUSTRY COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE

     Consolidation of some of the major service providers and strategic alliances in the communications industry have occurred in response to the passage of the Telecommunications Act of 1996 and the World Trade Organization's Basic Telecommunications Agreement. Further consolidation could lead to fewer large-volume sales, reduced operating margins and loss of market share. Strategic investments and alliances, such as BellSouth's equity interest in Qwest, Qwest's acquisition of US West, Intermedia's alliance with Global One and WorldCom's proposed acquisition of Intermedia, may reduce our opportunities and increase the competition we face.

PRICES FOR NETWORK SERVICES MAY DECLINE, WHICH MAY REDUCE OUR REVENUES

     The prices we charge our customers for network services could decline for the following reasons:

     - installation by us and our competitors, some of which are expanding capacity on their existing networks or developing new networks, of fiber and related equipment that provides substantially more transmission capacity than needed

     - recent and future technological advances that enable substantial increases in, or better usage of, the transmission capacity of both new and existing fiber

     - strategic alliances or similar transactions that increase the parties' purchasing power, such as purchasing alliances among regional telephone companies for long distance capacity

     If prices for network services decline, we may experience a decline in revenues that would have a material adverse effect on our operations.

SERVICE INTERRUPTIONS ON OUR NETWORK COULD EXPOSE US TO LIABILITY OR CAUSE US TO LOSE CUSTOMERS

     Our operations depend on our ability to avoid and mitigate any damages from power losses, excessive sustained or peak user demand, telecommunications failures, network software flaws, transmission cable cuts or natural disasters. The failure of any equipment or facility on our network could result in the interruption of customer service until we make necessary repairs or install replacement equipment. Additionally, if a carrier or other service provider fails to provide the communications capacity that we have leased in order to provide service to our customers, service to our customers would be interrupted. If service is not restored in a timely manner, agreements with our customers may obligate us to provide credits or other remedies to them, which would reduce our revenues. Service disruptions could also damage our reputation with customers, causing us to lose existing customers or have difficulty attracting new ones. Many of our customers' communications needs will be extremely time sensitive, and delays in service delivery may cause significant losses to a customer using our network. Our network may also contain undetected design faults and software "bugs" that, despite our testing, may be discovered only after our network has been completed and is in use.

WE NEED TO OBTAIN AND MAINTAIN THE NECESSARY RIGHTS OF WAY FOR OUR NETWORK IN ORDER TO OPERATE THE NETWORK; IF WE ARE UNABLE TO OBTAIN AND MAINTAIN RIGHTS OF WAY OVER DESIRED ROUTES ON COMMERCIALLY REASONABLE TERMS, OUR PROFITABILITY MAY BE ADVERSELY AFFECTED

     If we are unable to maintain all of our existing rights and permits or obtain and maintain the additional rights and permits needed to implement our business plan on acceptable terms, we may incur additional costs that could have a material adverse effect on our business. We are a defendant in several lawsuits that the plaintiffs seek to have certified as class actions which challenge, among other things, our right to use our rights of way. It is likely that we will be subject to additional suits challenging use of our rights of way and that those plaintiffs also will seek class certification. This litigation may increase our costs and adversely affect our profitability. See the section of this prospectus entitled "Business -- Legal proceedings."

COMMUNICATIONS TECHNOLOGY CHANGES VERY RAPIDLY, AND OUR TECHNOLOGY COULD BE RENDERED OBSOLETE

     We expect that new products and technologies will emerge and that existing products and technologies, including voice transmission over the Internet and high speed transmission of packets of data, will further develop. These new products and technologies may reduce the prices for our services or they may be superior to, and render obsolete, the products and services we offer and the technologies we use. As a result, our most significant competitors in the future may be new entrants to our markets which would not be burdened by an installed base of older equipment. It may be very expensive for us to upgrade our products and technology in order to continue to compete effectively. Our future success depends, in part, on our ability to anticipate and adapt in a timely manner to technological changes, including wider acceptance and usage of voice transmission over the Internet.

WE HAVE LIMITED OPPORTUNITIES FOR GROWTH IN THE MARKETS CURRENTLY SERVED BY OUR BROADBAND MEDIA UNIT

     Our broadband media unit's primary business is the transmission of video and audio signals from live events to television networks and of advertisements to local television stations. We have significant market share in this area. However, these markets are growing slowly and are subject to increased competition as technology improves. We must successfully develop and deliver new service offerings to grow this area of the business.

TERMINATION OF RELATIONSHIPS WITH KEY VENDORS COULD RESULT IN DELAYS OR INCREASED COSTS

     Our solutions unit has a series of agreements that authorize us to act as a distributor of communications products for a variety of vendors, most significantly Nortel, as well as Cisco Systems, Inc., NEC Corp. and others. We cannot assure you that any vendor with which we do business will elect to continue its relationship with us on terms and conditions acceptable to us. We believe that an interruption, or substantial modification, of our distribution relationships, particularly with Nortel, could have a material adverse effect on our solutions unit's business, operating results and financial condition, in that we may no longer be able to provide services and products to our customers, or the cost of doing so may be more expensive. Periodically, our distribution agreements expire and we must negotiate new agreements if we desire to continue distributing the vendor's products at competitive prices. In addition, under our distribution agreement with Nortel, if we do not purchase a minimum percentage of our total product mix from Nortel, we each have the option to change the ownership structure of Williams Communications Solutions, LLC. If Nortel is no longer an owner of Solutions LLC, there is no guarantee that Nortel would continue its distribution agreement with our solutions unit once it is no longer required to do so under the terms of the agreement. See the section of this prospectus entitled "Business -- Our solutions unit -- LLC agreement with Nortel" for more information.

WE ARE DEPENDENT ON A SMALL NUMBER OF CUSTOMERS, AS A RESULT OF WHICH THE LOSS OF EVEN A SINGLE CUSTOMER OR A FEW CUSTOMERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

     We currently derive a large percentage of the revenue generated by our network and broadband media units from a small number of customers, as a result of which the loss of even a single customer or a few customers could have a material adverse effect on our business. There is no guarantee that these customers will continue to do business with us after the expiration of their existing commitments with us.

WE MUST DEVELOP EFFECTIVE BUSINESS SUPPORT SYSTEMS TO IMPLEMENT CUSTOMER ORDERS AND BILL FOR SERVICES

     Developing effective business support systems is a complicated undertaking requiring significant resources and expertise and support from third-party vendors. Business support systems are needed for implementing customer orders for services and monthly billing for these services. Because we have grown rapidly and expect to continue increasing the number and volume of products and services we offer, we need to develop these business support systems in a timely manner to meet our customers' current requirements and proposed new product and service offerings. Our failure to develop effective business support systems in a timely manner could have a material adverse effect on our business.

OUR INTERNATIONAL OPERATIONS AND INVESTMENTS EXPOSE US TO RISKS THAT COULD HARM OUR BUSINESS

     We have or expect to have operations and investments in many different countries throughout the world, including Argentina, Australia, Brazil, Canada, Chile, China, Japan and Mexico, as well as rights to undersea cable capacity extending to other countries. We are exposed to risks inherent in international operations. These include:

     - general economic, social and political conditions

     - the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems

     - tax rates in some foreign countries may exceed those in the United States

     - foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions

     - difficulties and costs of compliance with foreign laws and regulations that impose restrictions on our investments and operations, with penalties for noncompliance, including loss of license and monetary fines

     - difficulties in obtaining licenses or interconnection arrangements on acceptable terms or at all

     - changes in U.S. laws and regulations relating to foreign trade and investment

CURRENCY EXCHANGE RATE FLUCTUATIONS COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS

     Our international operations will cause our results of operations and the value of our assets to be affected by exchange rates between the U.S. dollar and the currencies of other countries in which we have operations and assets. Fluctuations in foreign currency rates may adversely affect reported earnings and the comparability of period-to-period results of operations. On January 13,

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

1999, the Brazilian Central Bank removed the limits on the valuation of the Brazilian real compared to the U.S. dollar, allowing free market fluctuation of the exchange rate. As a result, the value of the Brazilian real in U.S. dollars had declined approximately 33% from December 31, 1998, to December 31, 1999. The Brazilian real did not experience a significant exchange rate decline in the first six months of 2000. The ultimate duration and severity of the conditions in Brazil may have a material adverse effect on our investments there. In addition, Mexico and Chile have historically experienced exchange rate volatility. Changes in currency exchange rates may affect the relative prices at which we and our foreign competitors sell products in the same market. In addition, changes in the values of the relevant currencies may affect the costs of items required in our operations.

RISKS RELATING TO OUR COMPANY

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FINANCING, OUR ABILITY TO EXPAND AND ENHANCE OUR NETWORK AND TO CONDUCT OUR BUSINESS GENERALLY WOULD BE ADVERSELY AFFECTED

     We will need additional capital to expand and enhance our network and meet our business strategies. We estimate that capital expenditures for our network in 2000 and 2001 will total $5.4 billion. Our inability to raise funds would have an adverse effect on our operations. If we decide to raise funds through the incurrence of additional debt, we may become subject to additional or more restrictive financial covenants and ratios, and the risks discussed below associated with maintaining substantial debt will increase. The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of financial, business and other factors, many of which are beyond our control. Our ability to arrange financing and the costs of financing depend upon many factors, including:

     - general economic and capital markets conditions

     - conditions in the communications market

     - regulatory developments

     - credit availability from banks or other lenders

     - investor confidence in the telecommunications industry and our company

     - the success of our network

     - provisions of tax and securities laws that are conducive to raising capital

     In addition, Standard & Poor's downgraded our corporate credit and bank loan rating from "BB" to "BB-minus" and our senior unsecured debt rating from "BB-minus" to "B-plus" on July 25, 2000, and, on July 27, 2000, Moody's Investor Service revised its outlook for us to stable from positive. These downgrades could negatively affect our ability to arrange additional financing and could increase the costs of any financing that we obtain.

WE HAVE SUBSTANTIAL DEBT, WHICH MAY HINDER OUR GROWTH AND PUT US AT A COMPETITIVE DISADVANTAGE

     Our substantial debt may have important consequences for us, including the following:

     - our ability to obtain additional financing for acquisitions, working capital, investments and capital or other expenditures could be impaired or financing may not be available on terms acceptable to us

     - a substantial portion of our cash flow will be used to make principal and interest payments on our debt, reducing the funds that would otherwise be available to us for our operations and future business opportunities

     - a substantial decrease in our net operating cash flows or an increase in our expenses could make it difficult for us to meet our debt service requirements and force us to modify our operations

     - we may have more debt than our competitors, which may place us at a competitive disadvantage

     - our substantial debt may make us more vulnerable to a downturn in our business or the economy generally

     We had substantial deficiencies of earnings to cover fixed charges of $78.7 million for the six months ended June 30, 2000, $402.1 million in 1999, $209.7 million in 1998, and $19.9 million in 1997.

WE MAY NOT BE ABLE TO REPAY OUR EXISTING DEBT; FAILURE TO DO SO OR TO REFINANCE OUR DEBT COULD PREVENT US FROM IMPLEMENTING OUR BUSINESS PLANS AND REALIZING ANTICIPATED PROFITS

     If we are unable to refinance our debt or to raise additional capital on acceptable terms, our ability to expand and enhance our network and to implement our other business plans would be impaired. As of June 30, 2000, as adjusted to give effect to the sale of the original notes in August 2000 and the borrowing of the $525 million term loan under our credit facility, which otherwise would have expired on September 7, 2000, we would have had approximately $4.5 billion of long-term debt, approximately $2.0 billion of stockholders' equity and a ratio of debt to equity of approximately 2.24 to 1.00. Our ability to make interest and principal payments on our debt and borrow additional funds on favorable terms depends on the future performance of our business. If we do not have enough cash flow in the future to make interest or principal payments on our debt, we may be required to refinance all or a part of our debt or to raise additional capital. We cannot assure you that we will be able to refinance our debt or raise additional capital on terms acceptable to us.

RESTRICTIONS AND COVENANTS IN OUR DEBT AGREEMENTS LIMIT OUR ABILITY TO CONDUCT OUR BUSINESS AND COULD PREVENT US FROM OBTAINING FUNDS WHEN WE NEED THEM IN THE FUTURE

     Our debt and financing arrangements contain a number of significant limitations that restrict our ability to, among other things:

     - borrow additional money or issue guarantees

     - pay dividends or other distributions to our stockholders

     - make capital expenditures and investments

     - create liens on our assets

     - sell assets

     - enter into sale-leaseback transactions

     - enter into transactions with affiliates

     - engage in mergers or consolidations

     - materially change our lines of business

     In addition, our credit facility currently requires us to maintain specified financial ratios, as defined therein, including a ratio of total debt, net of excess cash, to contributed capital of not more than 0.65 to 1.00. Although our credit facility provides for a total commitment of $1.05 billion, based on our ratio of net debt to contributed capital as of June 30, 2000, after giving effect to the sale of the original notes and the preferred stock, and the borrowing of the $525 million term loan under our credit facility, we could not borrow the full amount of the revolving portion of our credit facility without issuing additional equity or amending our credit facility. These restrictions may limit our ability to obtain future financing, fund needed capital expenditures or withstand a future downturn in our business or the economy. See the section of this prospectus entitled "Description of Other Indebtedness and Other Financing Arrangements" for more information.

IF WE ARE UNABLE TO COMPLY WITH THE RESTRICTIONS AND COVENANTS IN OUR DEBT AGREEMENTS, THERE WOULD BE A DEFAULT UNDER THE TERMS OF THESE AGREEMENTS, WHICH COULD RESULT IN AN ACCELERATION OF PAYMENT OF FUNDS THAT WE HAVE BORROWED

     If we are unable to comply with the restrictions and covenants in our debt agreements, there would be a default under the terms of our agreements. Some of our debt agreements also require us, and certain of our subsidiaries, to maintain specified financial ratios and satisfy financial tests. Our ability to meet these financial ratios and tests may be affected by events beyond our control. As a result, we cannot assure you that we will be able to meet such tests. In the event of a default under these agreements, our lenders could terminate their commitments to lend to us or accelerate the loans and declare all amounts borrowed due and payable. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occur, we cannot assure you that we would be able to make the necessary payments to the lenders or that we would be able to find alternative financing. Even if we could obtain alternative financing, we cannot assure you that it would be on terms that are acceptable to us. See the section of this prospectus entitled "Description of Other Indebtedness and Other Financing Arrangements" for more information.

WE MUST ATTRACT AND RETAIN QUALIFIED EMPLOYEES TO ENSURE OUR GROWTH AND SUCCESS

     We believe that our growth and future success will depend in large part on our ability to attract and retain highly skilled and qualified personnel. Any inability of ours in the future to hire, train and retain a sufficient number of qualified employees could impair our ability to manage and maintain our business and our customers' communications infrastructures. Some of the problems experienced by our solutions unit in 1998 and 1999 were due to high turnover of managerial, technical and sales personnel, as well as insufficient management resources to run our solutions unit. The competition for qualified personnel in the communications industry is intense.

WE MAY BE UNABLE TO SUCCESSFULLY IDENTIFY, MANAGE AND ASSIMILATE FUTURE ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

     We are continually evaluating potential investments and strategic opportunities to expand our network, enhance our connectivity and add traffic to our network. In the future, we may seek additional investments, strategic alliances or similar arrangements, which may expose us to risks such as:

     - the difficulty of identifying appropriate investments, strategic allies or opportunities

     - the possibility that our senior management may be required to spend considerable time negotiating agreements and monitoring these arrangements

     - the possibility that we may not be able to finalize definitive agreements

     - potential regulatory issues applicable to telecommunications businesses

     - the loss or reduction in value of our capital investment

     - the inability of management to capitalize on the opportunities presented by these arrangements

     - the possibility of insolvency of a strategic ally

     - the possibility of restrictions on our ability to make some acquisitions and dispositions in the event that Williams completes a tax-free spin-off of our company.

We cannot assure you that we would successfully overcome these risks or any other problems encountered with these investments, strategic alliances or similar arrangements.

OUR BUSINESS IS SUBJECT TO REGULATION THAT COULD CHANGE IN AN ADVERSE MANNER

     The communications business is subject to federal, state, local and foreign regulation. Regulation of the telecommunications industry is changing rapidly, with ongoing effects on our opportunities, competition and other aspects of our business. Future regulatory, judicial or legislative activities could have a material adverse effect on us. Our failure to obtain required approvals in time to deliver our services to customers could also have a material adverse effect on us. The regulatory environment varies substantially from state to state and from country to country. Generally, we must obtain and maintain certificates of authority from regulatory bodies in most states where we offer intrastate services or, in some cases, in order to use eminent domain powers to obtain rights of way. We must obtain prior regulatory approval of the services, equipment and pricing for our intrastate services in most of these jurisdictions. We also must obtain prior approval from the Federal Communications Commission for cable landings and some other facilities and services to be provided. Similarly, to provide services or operate infrastructure in many countries, we must obtain prior approval. Foreign regulations may affect our ability to originate or terminate services in a country, our ownership interest in a carrier, and the facilities ownership, services, rates, costs, interconnection arrangements, and other conditions for a carrier operating in that country. In addition, some of our alliance partners are subject to extensive regulation, which could adversely affect the expected benefits of our arrangements with them by preventing us or them from selling each other's products and services as planned. For example, while the terms of our agreements with SBC are intended to comply with restrictions on SBC's provision of long distance services, various aspects of these arrangements have not been tested under the Telecommunications Act. See the section of this prospectus entitled "Regulation" for more information.

FAILURE TO DEVELOP THE "WILLIAMS COMMUNICATIONS" BRAND COULD ADVERSELY AFFECT OUR BUSINESS

     We believe that brand recognition is very important in the communications industry. If the "Williams Communications" brand awareness does not increase or is weakened, it could decrease the attractiveness of our company's product and service offerings to potential customers, which could result in decreased revenues. We have licensed the use of the Williams trademark from Williams for so long as Williams owns at least 50% of our outstanding capital stock. The loss of this license would require us to establish a new brand and build new brand recognition. See the section of this prospectus entitled "Relationship Between Our Company and Williams" for more information.

RISKS RELATING TO OUR RELATIONSHIP WITH WILLIAMS

WILLIAMS' PROPOSAL TO SEPARATE OUR COMMUNICATIONS BUSINESS FROM ITS ENERGY BUSINESS COULD RESULT IN A CHANGE OF CONTROL THAT COULD HAVE AN ADVERSE EFFECT ON US

     On July 24, 2000, Williams announced that its Board of directors had authorized its management to pursue a course of action that, if successful, would lead to a complete separation of our business from Williams' energy business.

     An event of default under our credit facility will occur if Williams holds less than 75% of the voting power of our outstanding voting stock or less than 65% of our issued and outstanding capital stock. Accordingly, we likely will be required to seek the consent of our lenders under our credit facility if Williams' completes the separation of our business from its energy business. We may not be able to obtain this consent, which would result in an event of default. An event of default resulting in the acceleration of amounts outstanding under the credit facility would also constitute an event of default under the Williams note and the indentures governing the notes and the senior redeemable notes that we sold in October 1999 and August 2000. Any of these events of default could result in acceleration of our debt.

     In addition, our strategic alliance agreements with SBC and Telefonos de Mexico are subject to termination upon a change of control of our company, which may be triggered by a separation of our business from Williams' energy business. If we are unable to obtain the consents of SBC and Telefonos de Mexico if Williams completes the separation of our business from its energy business in a manner that results in a change of control under the terms of the respective alliance agreements, SBC and Telefonos de Mexico may terminate these agreements. Furthermore, SBC, Telefonos de Mexico and Intel have agreed not to sell their shares of our common stock to anyone except their respective affiliates for a specified period of time. These restrictions will lapse upon a change of control of our company. Also upon a change of control of our company, Nortel may require us to buy its 30% ownership interest in Solutions LLC.

     Upon Williams' distribution of its shares of Class B common stock, a third party could acquire a significant interest in our stock. We cannot assure you that a third party with control or influence over us would take actions in the best interests of our other stockholders. In addition, a change of control may occur under our preferred stock and our existing notes, including the original notes and the exchange notes, if any other person or group acquires 35% or more of the voting power of our stock and the rating of our senior redeemable notes declines. Upon such occurrence, we will be required to make an offer to purchase the preferred stock at a cash price equal to 100% of the liquidation preference, plus accumulated and unpaid dividends, including special dividends, if any, and all of our existing notes at a cash price equal to 101% of the principal amount plus accrued and unpaid interest. We cannot assure you that we will have adequate financial resources to purchase the preferred stock and the senior redeemable notes in the event of a change of control, particularly if we have to refinance other indebtedness. If we are unable to complete the repurchases of the tendered notes upon a change of control, our failure to do so would constitute an event of default under the indenture for such notes. This and other events of default can cause acceleration of our other debt.

A TAX-FREE SPIN-OFF OF OUR COMPANY BY WILLIAMS COULD RESTRICT OUR ABILITY TO UNDERTAKE CERTAIN TRANSACTIONS

     On August 8, 2000, Williams announced that the IRS has issued a favorable ruling on a proposed tax-free distribution of our Class B common stock to Williams' stockholders. In order to preserve the benefit of the ruling, we may be restricted in our ability to undertake some transactions following a spin-off, including a disposition of a material portion of our assets outside the ordinary course of business; a merger or liquidation; some issuances of our capital stock; and, acquisitions or strategic combinations that would, individually or in the aggregate, result in a significant change in our ownership.

POTENTIAL FOR CONTINGENT TAX LIABILITY RELATED TO A SPIN-OFF OF OUR COMPANY BY WILLIAMS

     If we are spun-off by Williams, we may agree not to take any action that would cause the spin-off to be taxable to Williams under section 355 of the Internal Revenue Code of 1986, as amended. We may also agree to indemnify Williams for any liability suffered by it if we were to take any such action. For example, a spin-off could be taxable to Williams if one or more persons, acting independently or in concert, acquire 50% or more of our stock within two years before or after such a spin-off. If the spin-off were taxable to Williams and we agreed to indemnify Williams, our payment to Williams under such an indemnity agreement would have a material adverse effect on our financial condition.

WILLIAMS CURRENTLY HAS SIGNIFICANT CONTROL OVER OUR COMPANY, WHICH COULD ADVERSELY AFFECT YOU

     Williams holds 100% of our Class B common stock and approximately 98% of the voting power of our company. As a result, Williams is in a position to cause our company to take actions that benefit only Williams. As long as Williams continues to beneficially own shares of capital stock representing more than 50% of the combined voting power of our outstanding capital stock, Williams will be able to exercise a controlling influence over our company, including:

     - composition of our board of directors and, through it, the direction and policies of our company, including the appointment and removal of officers

     - mergers or other business combinations involving our company

     - acquisition or disposition of assets by our company

     - future issuances of common stock or other securities of our company

     - incurrence of additional debt by our company

     - amendments, waivers and modifications of the agreements between us and Williams

     - payment of dividends on our common stock

     - amendments to our certificate of incorporation

     - treatment of items in our tax returns that are consolidated or combined with Williams' tax returns

CONFLICTS OF INTEREST MAY ARISE BETWEEN US AND WILLIAMS THAT COULD BE RESOLVED IN A MANNER UNFAVORABLE TO OUR COMPANY

     Conflicts of interest could arise relating to the nature, quality and pricing of services or products provided by us to Williams or by Williams to us, any payment of dividends by us to Williams, any prepayment of the borrowings by us from Williams and general issues relating to maintaining or increasing our profitability. In addition, one of our directors is both a senior officer and director, and six of our directors are also senior officers, of Williams, and some of these individuals and a number of our executive officers own substantial amounts of Williams stock and options for shares of Williams stock. There could be conflicts of interest when these directors and officers are faced with decisions that could have different implications for our company and Williams.

     Our directors who are also directors or executive officers of Williams will have obligations to both companies and may have conflicts of interest with respect to matters potentially or actually involving or affecting us, such as acquisitions, financings and other corporate opportunities that may be suitable for both us and Williams. As a result, it is possible that these directors and executive officers could place the interests of Williams ahead of our interests when the two are incompatible. Our restated certificate of incorporation contains provisions designed to facilitate resolution of these potential conflicts which we believe will assist the directors of our company in fulfilling their fiduciary duties to our stockholders. Although these provisions are designed to resolve conflicts between us and Williams fairly, we cannot assure you that this will occur. See the section of this prospectus entitled "Relationship Between Our Company and Williams -- Conflicts of interest" for more information.

WE RELY ON WILLIAMS FOR ADMINISTRATIVE SERVICES, WHICH WILLIAMS COULD CEASE TO PROVIDE TO US AT ANY TIME; WE MAY BE UNABLE TO REPLACE THESE SERVICES IN A TIMELY MANNER OR ON ACCEPTABLE TERMS

     Prior to our initial public offering, we had never operated as a stand-alone company and had relied on Williams for administrative and other services. We continue to rely on Williams for these services pursuant to the terms of an administrative services agreement. We cannot assure you, however, that these services will continue to be sustained at the same level or that we will obtain the same benefits. We also lease and sub-lease office and manufacturing facilities from Williams. We cannot assure you that, after the expiration of these arrangements, we will be able to replace the administrative services or enter into appropriate leases in a timely manner or on terms and conditions, including cost, as favorable as those we receive from Williams. These agreements were made in the context of a parent-subsidiary relationship. The prices charged to us under these agreements may be higher or lower than the prices that may be charged by unaffiliated third parties for similar services. For more information about these arrangements, see the section of this prospectus entitled "Relationship Between Our Company and Williams -- Administrative services agreement."

WILLIAMS MAY NOT PROVIDE ADDITIONAL CAPITAL OR CREDIT SUPPORT TO US, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO MAKE FUTURE BORROWINGS

     A significant portion of our capital needs prior to our initial public offering were funded through borrowings or capital contributions from Williams or through external financings guaranteed by Williams. Williams may not provide us with additional funding or credit support. Without Williams' funding and credit support, we may have less borrowing capacity and funds may only be available to us on less favorable terms.

RISKS RELATING TO OUR NOTES

WE DEPEND ON OUR SUBSIDIARIES TO PROVIDE US WITH FUNDS TO MEET OUR OBLIGATIONS, BUT THEY ARE NOT OBLIGATED TO REPAY THE NOTES -- IF OUR SUBSIDIARIES ARE UNABLE TO DIVIDEND CASH TO US WHEN WE NEED IT, WE MAY BE UNABLE TO SATISFY OUR OBLIGATIONS UNDER THE NOTES, INCLUDING MAKING INTEREST AND PRINCIPAL PAYMENTS

     We are a holding company with limited direct operations and few assets other than the stock of our subsidiaries. We are dependent on the cash flows of our subsidiaries to meet our obligations, including the payment of principal of and interest on the notes. If our subsidiaries are unable to dividend cash to us when we need it, we may be unable to meet these obligations. Our subsidiaries are separate legal entities that will have no obligation to pay any amounts due under the notes or to make any funds available for payment of amounts due under the notes, whether by dividends, loans or other payments, unless they are required to become guarantors of the notes. Initially, none of our subsidiaries will guarantee the payment of the notes. In addition, our subsidiaries will be prohibited from making any payments or advances to us at any time that we are in default under our credit facility. The ability of our subsidiaries to make any payments or advances to us is limited by the laws of the relevant jurisdictions in which our subsidiaries are organized or located. In some cases, prior or subsequent approval of any such payments or advances may be required from applicable regulatory bodies or other governmental entities. See the sections of this prospectus entitled "Business" and "Description of the Notes" for more information.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS EFFECTIVELY JUNIOR TO EXISTING AND FUTURE DEBT OF OUR SUBSIDIARIES -- THE RIGHTS OF HOLDERS OF NOTES TO PARTICIPATE IN THE ASSETS OF ANY OF OUR SUBSIDIARIES UPON ANY LIQUIDATION OR REORGANIZATION OF ANY SUBSIDIARY WILL BE SUBJECT TO THE PRIOR CLAIMS OF THAT SUBSIDIARY'S CREDITORS

     The notes will effectively rank junior to all existing and future liabilities of our subsidiaries, including trade payables. The rights of holders of notes to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary's creditors. At June 30, 2000, our consolidated subsidiaries had approximately $2.5 billion of outstanding liabilities, excluding intercompany debt but including $988.1 million of debt owed to Williams. The terms of the indenture for the notes will permit us and our subsidiaries to incur substantial amounts of additional debt, including under our credit facility and the Williams note.

WE MAY INCUR DEBT IN THE FUTURE THAT IS SECURED BY OUR ASSETS AND THAT WOULD EFFECTIVELY RANK SENIOR TO THE NOTES -- THE RIGHTS OF HOLDERS OF NOTES TO RECEIVE PAYMENTS ON THE NOTES WILL BE JUNIOR TO THE RIGHTS OF HOLDERS OF OUR SECURED DEBT

     The rights of holders of notes will effectively rank junior to the rights of the holders of all of our secured debt to the extent of the value of the assets securing our secured debt. The terms of the indenture for the notes permit us to, and our other debt agreements will permit us and our subsidiaries to, incur secured debt.

WE MAY NOT BE PERMITTED TO REPURCHASE THE NOTES AS REQUIRED BY THE INDENTURE OR WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO PAY FOR THE NOTES -- IF WE FAIL TO COMPLY WITH THE INDENTURE OUR DEBT CAN BE ACCELERATED

     If there is a change of control of our company and the rating of our existing notes or the notes offered hereby declines, unless we have given a notice of redemption, each holder of such notes will have the right to require us to repurchase all or any part of that holder's notes at a purchase price in cash equal to 101% of the principal amount, plus accrued and unpaid interest, if any. Our ability to repurchase notes may be limited by the terms of then-existing contractual obligations of our company and of our subsidiaries. If this is the case, then in order to repurchase notes upon a change of control, we would have to repay all of our obligations under these agreements or would have to obtain the consent of holders of this debt. We cannot assure you that we will have adequate financial resources to repurchase the notes in the event of a change of control, particularly if we have to refinance other indebtedness. If we are unable to repurchase the notes upon a change of control, our failure to purchase tendered notes would constitute an event of default under the indenture for such notes. This and other events of default can cause acceleration of our other debt.

YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES

     The notes are new securities for which there is currently no market. We cannot assure you that a liquid market will develop for the notes, that holders of the notes will be able to sell their notes, or at what price holders will be able to sell their notes. The liquidity of the trading market in the notes and the market price quoted for the notes may be affected adversely by fluctuations in the market for notes, changes in the overall markets for high yield securities or by changes in our financial performance or prospects or the prospects for companies in our industry generally.

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

              THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These forward-looking statements are principally contained in the sections of this prospectus entitled "Summary" and "Business." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include but are not limited to:

     - our expectations and estimates as to completion dates, construction costs and subsequent maintenance, expansion and enhancement of our network
     - our ability to implement successfully our operating strategy and attract sufficient traffic on our network
     - our ability to provision, install and deliver services
     - our future financial performance, including growth in net sales and earnings
     - our continuing relationship with Williams, SBC, Intel, Telefonos de Mexico and other companies with which we have entered strategic alliances

     In addition to factors that may be described in this prospectus, the following factors, among others, could cause our actual results to differ materially from those expressed in any forward-looking statements we make:

     - the effects of and changes in political and/or economic conditions, including inflation, interest rates and monetary conditions, and in communications, trade, monetary, fiscal and tax policies in the United States and in foreign markets, including Argentina, Australia, Brazil, Canada, Chile, China, Japan and Mexico
     - changes in external competitive market factors or in our internal budgeting process which might affect our results of operations
     - competition from other communications companies
     - changes in the technological, regulatory or business environment applicable to us or the communications industry generally
     - changes in the prices of equipment, supplies, rights of way or construction expenses necessary to complete, expand and enhance our network

     You should carefully review our consolidated financial statements and related notes incorporated by reference in this prospectus, as well as the risk factors described in this prospectus, before deciding to tender the original notes.

     Statements that use the terms "believe," "do not believe," "expect," "plan," "intend," "estimate," "anticipate" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.

                                USE OF PROCEEDS

     We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. The exchange notes will evidence the same debt as the original notes surrendered in exchange for the exchange notes. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness. The net proceeds we received from the sale of the original notes was approximately $970.6 million after deducting discounts, commissions and estimated expenses payable by us of $29.4 million. The net proceeds of $3.41 billion from the sale of senior redeemable notes and shares of our common stock in October 1999, together with the borrowing of the $525 million term loan under our credit facility, provide sufficient funds for us to complete the development and lighting of our 34,000 mile nationwide intercity network. We intend to use the net proceeds from the sale of the original notes and the preferred stock to continue the enhancement and expansion of our network and for working capital and general corporate purposes. Pending the above uses, we plan to invest the net proceeds in investment grade, interest-bearing securities. For more information about our anticipated funding sources and our uses of these funds, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and capital resources," incorporated by reference in this prospectus.

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

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000. Our capitalization is presented:

     - on an actual basis

     - on an as adjusted basis, after giving effect to the issuance of the original notes in August 2000 and the preferred stock in September 2000 and the borrowing of the $525 million term loan under our credit facility in September 2000.

     The information included in this table excludes 14,981,431 shares of our common stock issuable upon exercise of stock options and deferred share awards outstanding as of June 30, 2000, which were issued under our stock incentive plans. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto, both of which are incorporated by reference in this prospectus.

                                                                   JUNE 30, 2000
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................  $  295,274   $2,031,382
                                                              ==========   ==========
Short-term investments......................................  $   32,535   $   32,535
                                                              ==========   ==========
Long-term debt due within one year:
  Affiliates................................................  $   27,163   $   27,163
  Other.....................................................          --           --
                                                              ----------   ----------
    Total long-term debt due within one year................  $   27,163   $   27,163
                                                              ==========   ==========
Long-term debt:
  Affiliates................................................  $  968,131   $  968,131
  10.70% senior redeemable notes due 2007...................     500,000      500,000
  10.875% senior redeemable notes due 2009..................   1,489,207    1,489,207
  11.70% senior redeemable notes due 2008...................          --      575,000
  11.875% senior redeemable notes due 2010..................          --      421,983
  Credit facility...........................................          --      525,000
  Other.....................................................         498          498
                                                              ----------   ----------
    Total long-term debt....................................   2,957,836    4,479,819
6.75% redeemable cumulative convertible preferred stock,
  $0.01 par value per share; no shares and 5,000,000 shares
  issued and outstanding at June 30, 2000 and as adjusted at
  June 30, 2000, respectively; aggregate liquidation
  preference of $250,000,000................................          --      240,500
Stockholders' equity:
  Class A common stock, $0.01 par value per share:
    1,000,000,000 shares authorized; and 68.2 million shares
     issued and outstanding.................................         682          682
  Class B common stock, $0.01 par value per share:
    500,000,000 shares authorized; and 395.4 million shares
     issued and outstanding.................................       3,954        3,954
  Capital in excess of par value............................   2,662,900    2,662,900
  Accumulated deficit.......................................    (802,388)    (802,388)
  Accumulated other comprehensive income....................     144,813      144,813
                                                              ----------   ----------
      Total stockholders' equity............................   2,009,961    2,009,961
                                                              ----------   ----------
         Total capitalization...............................  $4,967,797   $6,730,280
                                                              ==========   ==========

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     On August 8, 2000, we sold the original notes in a transaction exempt from registration under the Securities Act. Accordingly, the original notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an exemption from the Securities Act registration requirements is available. In the registration rights agreement, we agreed with the initial purchasers of the original notes to use our reasonable best efforts to:

     - file a registration statement with the SEC relating to the exchange offer within 90 days after August 8, 2000;

     - cause the exchange offer registration statement to be declared effective by the Securities and Exchange Commission within 180 days after August 8, 2000; and

     - consummate the offer of exchange notes in exchange for surrender of original notes within 210 days after August 8, 2000.

In addition, we have agreed to keep the exchange offer open for at least 30 days after the date notice of the exchange offer is mailed to the holders of the original notes. The exchange notes are being offered under this prospectus to satisfy these obligations under the registration rights agreement.

TERMS OF THE EXCHANGE

     Upon the terms and subject to the conditions contained in this prospectus and in the letters of transmittal that accompany this prospectus, we are offering to exchange $1,000 in principal amount of exchange notes for each $1,000 in principal amount of original notes. The terms of the exchange notes are substantially identical to the terms of the original notes for which they may be exchanged in the exchange offer, except that:

     - the exchange notes will be freely transferable, other than as described in this prospectus;

     - the exchange notes will not contain any legend restricting their transfer;

     - holders of the exchange notes will not be entitled to certain rights of the holders of the original notes under the registration rights agreement, which rights will terminate upon completion of the exchange offer; and

     - the exchange notes will not contain any provisions regarding the payment of additional interest.

The exchange notes will evidence the same debt as the original notes and will be entitled to the benefits of the same indenture. See the section of this prospectus entitled "Description of the Notes."

     The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered for exchange.

     Based on interpretations by the SEC's staff in no-action letters issued to other parties, we believe that holders of exchange notes issued in the exchange offer may transfer the exchange notes without complying with the registration and prospectus delivery requirements of the Securities Act if the holders:

     - acquire the exchange notes in the ordinary course of the holders' business;

     - are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes;

     - are not affiliates of ours within the meaning of Rule 405 under the Securities Act;

     - are not broker-dealers who acquired original notes directly from us; and

     - are not broker-dealers who acquired original notes as a result of market-making or other trading activities.

See the section of this prospectus entitled "Plan of Distribution."

     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. Each of the letters of transmittal that accompany this prospectus states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for original notes where those exchange notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the date of this prospectus and ending on the close of business on the day that is 180 days following the offer termination date, we will make this prospectus available to any broker-dealer for use in connection with any resale of this kind.

     Tendering holders of original notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes relating to the exchange of original notes for exchange notes in the exchange offer.

SHELF REGISTRATION STATEMENT

     If:

     - applicable law or interpretations of the staff of the SEC do not permit us to effect an exchange offer,

     - for any other reason the exchange offer is not completed within 210 days after August 8, 2000, or

     - prior to the date that is 45 business days following the consummation of the exchange offer, the initial purchasers of the original notes notify us that, in the opinion of counsel for the initial purchasers, a registration statement must be filed and a prospectus delivered by the initial purchasers in connection with any offering or sale of the original notes because they represent an unsold allotment from the original offering, we will, at our cost, use our reasonable best efforts to:

     - as promptly as practicable, file a shelf registration statement covering resales of the original notes or the exchange notes, as the case may be,

     - cause the shelf registration statement to be declared effective under the Securities Act, and

     - keep the shelf registration statement effective until two years after its effective date or for a shorter period that will terminate when all of the securities covered by the registration statement have been sold.

     If we file a shelf registration statement, we will, among other things:

     - provide to each holder for whom the shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement;

     - notify each of those holders when the shelf registration statement has become effective; and

     - take other actions as are required to permit unrestricted resales of the original notes or the exchange notes, as the case may be.

A holder selling original notes or exchange notes under the shelf registration statement generally must be named as a selling security holder in the related prospectus and must deliver a prospectus to purchasers. Consequently, the holder will be subject to the civil liability provisions under the Securities Act in connection with those sales and will be bound by any applicable provisions of the registration rights agreement, including specified indemnification obligations.

ADDITIONAL INTEREST

     Additional interest will accrue on the principal amount on the original notes, in addition to the stated interest on the original notes, during any period in which a registration default occurs.

     The occurrence of any of the following is a registration default:

     - the exchange offer registration statement is not filed with the SEC on or before the 90th day following August 8, 2000,

     - the exchange offer registration statement is not declared effective on or before the 180th day following August 8, 2000, or

     - neither the exchange offer has been completed nor the shelf registration statement has been declared effective on or before the 210th day following August 8, 2000.

     Additional interest will accrue at a rate of 0.50% per annum on the principal amount of the original notes during the first 90-day period after the occurrence of the registration default and will increase by 0.50% per annum at the end of each subsequent 90-day period. In no event will the additional interest rate exceed 1.50% per annum. If the exchange offer is completed on the terms and within the period contemplated by this prospectus, no additional interest will be payable.

     This summary of the provisions of the registration rights agreement does not purport to be complete. This summary is subject to and is qualified in its entirety by reference to all the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

OFFER TERMINATION DATE; EXTENSIONS

     The exchange offer will expire on the offer termination date, which is 5:00 p.m., New York City time, on November 30, 2000, unless we in our sole discretion extend the period during which the exchange offer is open. In that case, the offer termination date will be the latest time and date to which the exchange offer is extended. We reserve the right to extend the exchange offer at any time and from time to time before the offer termination date by giving written notice to the exchange agent, The Bank of New York, and by timely public announcement.

     This prospectus and the letters of transmittal and other relevant materials will be mailed to record holders of original notes. In addition, these materials will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of original notes.

HOW TO TENDER

     The tender to us of original notes according to one of the procedures described below will constitute an agreement between that holder of original notes and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     General procedures.  A holder of an original note may tender the note by:

        - properly completing and signing the applicable letter of transmittal or a facsimile of the letter of transmittal and delivering it, together with the certificate or certificates representing the original note being tendered and any required signature guarantees, or a timely confirmation of a book-entry transfer according to the procedure described below, to the exchange agent at its address set forth below under "-- Exchange agent" on or before the offer termination date; or

        - complying with the guaranteed delivery procedures described below.

All references in this prospectus to a letter of transmittal include a facsimile of the letter of transmittal.

     If tendered original notes are registered in the name of the signer of the applicable letter of transmittal and the exchange notes to be issued in exchange for accepted original notes are to be issued, and any untendered original notes are to be reissued, in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered original notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us. They must also be duly executed by the registered holder. In addition, the signature on the endorsement or instrument of transfer must be guaranteed by an "eligible institution." The term "eligible institution" means:

     - a member firm of a registered national security exchange or of the National Association of Securities Dealers, Inc.;

     - a commercial bank or trust company having an office or correspondent in the United States; or

     - an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

If the exchange notes and/or original notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the original notes, an eligible institution must guarantee the signature on the applicable letter of transmittal.

     Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender original notes should contact the holder promptly and instruct it to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender the original notes itself, the beneficial owner must either make appropriate arrangements to register ownership of the original notes in its name or follow the procedures described in the immediately preceding paragraph. The beneficial owner must make these arrangements or follow these procedures before completing and executing the applicable letter of transmittal and delivering the original notes. The transfer of record ownership may take considerable time.

     Book-entry transfer. The exchange agent will make a request to establish an account for the original notes at the book-entry transfer facility, The Depository Trust Company, or DTC, for purposes of the exchange offer within two business days after receipt of this prospectus. Subject to the establishment of the account, any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer the original notes into the exchange agent's account at the book-entry transfer facility in accordance with the facility's procedures. However, although delivery of original notes may be effected through book-entry transfer, the applicable letter of transmittal or an "agent's message," together with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange agent" before the offer termination date, or the guaranteed delivery procedures described below must be complied with.

     The method of delivery of original notes and all other documents is at the election and risk of the holder. If sent by mail, it is recommended that the holder use registered mail, return receipt requested, obtain proper insurance, and make the mailing sufficiently in advance of the offer termination date to permit delivery to the exchange agent on or before the offer termination date.

     The term "agent's message" means a message transmitted by DTC to, and received by the exchange agent, which states that DTC has received an express acknowledgement from the participant tendering original notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce this agreement against the participant.

     Unless an exemption applies under the applicable law and regulations concerning backup withholding of federal income tax, the exchange agent will be required to withhold 31% of the gross proceeds otherwise payable to a holder in the exchange offer if the holder does not provide the holder's taxpayer identification number and certify that the number is correct. Each tendering holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal, so as to provide the information and certification necessary to avoid backup withholding. This will not be required, however, if an applicable exemption exists and is proved in a manner satisfactory to the exchange agent and us.

     Guaranteed delivery procedures. If a holder of original notes desires to tender the original notes, and the original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the offer termination date, or the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, a tender may be effected if:

     - the tender is made through an eligible institution;

     - prior to the offer termination date, the exchange agent receives from such eligible institution a notice of guaranteed delivery by facsimile transmission, mail or hand delivery:

       - setting forth the name and address of the holder of the original notes and the amount of original notes tendered,

       - stating that the tender is being made thereby, and

       - guaranteeing that, within three business days after the offer termination date, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, the letter of transmittal or an agent's message in lieu thereof and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, the letter of transmittal or an agent's message in lieu thereof and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the offer termination date.

     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed letter of transmittal accompanied by the original notes or a timely confirmation of a book-entry transfer is received by the exchange agent. Issuances of exchange notes in exchange for original notes tendered by an eligible institution as described above will be made only against deposit of the applicable letter of transmittal or agent's message in lieu thereof and any other required documents and the tendered original notes or a timely confirmation of a book-entry transfer.

     All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of original notes will be determined by us. Our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to us, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularity in the tender of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of us, the exchange agent or any other person will incur any liability for failure to give notification of any defects or irregularities in tenders. Our interpretation of the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, will be final and binding.

TERMS AND CONDITIONS OF THE LETTERS OF TRANSMITTAL

     Each letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

     The party tendering original notes for exchange, or the transferor, exchanges, assigns and transfers the original notes to us and irrevocably constitutes and appoints the exchange agent as its agent and attorney-in-fact to cause the original notes to be assigned, transferred and exchanged. The transferor represents and warrants that:

     - it has full power and authority to tender, exchange, assign and transfer the original notes and to acquire exchange notes issuable upon the exchange of the tendered original notes; and

     - when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

The transferor also warrants that it will, upon request, execute and deliver any additional documents that we deem necessary or desirable to complete the exchange, assignment and transfer of tendered original notes. The transferor further agrees that acceptance of any tendered original notes by us and the issuance of exchange notes in exchange shall constitute performance in full by us of our obligations under the registration rights agreement and that we shall have no further obligations or liabilities under the registration rights agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

     By tendering original notes, the transferor certifies that:

     - it is not our affiliate within the meaning of Rule 405 under the Securities Act, that it is acquiring the exchange notes offered hereby in the ordinary course of its business and that it has no arrangement with any person to participate in the distribution of the exchange notes; or

     - it is an affiliate, and that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. See the section of this prospectus entitled "Plan of Distribution."

WITHDRAWAL RIGHTS

     Original notes tendered in the exchange offer may be withdrawn at any time before the offer termination date.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth below under "-- Exchange agent." Any notice of withdrawal must:

     - specify the person who tendered original notes to be withdrawn;

     - if certificates for original notes have been tendered, specify the certificate numbers of original notes to be withdrawn;

     - specify the aggregate principal amount of original notes to be withdrawn, which must be an authorized denomination;

     - state the name of the registered holder of those original notes; and

     - be signed by the holder in the same manner as the original signature on the applicable letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the original notes being withdrawn.

If original notes have been tendered pursuant to the procedure for book-entry transfer described above, the executed notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes and otherwise comply with the procedures of that facility. All questions as to the validity, form and eligibility, including time of receipt, of those notices will be determined by us, and our determination will be final and binding on all parties. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be either:

     - returned to the holder without cost to the holder, or

     - in the case of original notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry procedures described above, those original notes will be credited to an account maintained with the book-entry transfer facility for the original notes, in either case as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under "-- How to tender" above at any time prior to the offer termination date.

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of original notes validly tendered and not withdrawn and the issuance of the exchange notes will be made as soon as practicable after the offer termination date.

     The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving exchange notes from us and causing the original notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange notes to be issued in exchange for accepted original notes will be made by the exchange agent promptly after acceptance of the tendered original notes.

CONDITIONS TO THE EXCHANGE OFFER

     We will not accept for exchange any original notes tendered and no exchange notes will be issued in exchange for any original notes, if at that time we determine that the exchange offer will violate applicable law or any applicable interpretations of the staff of the SEC.

EXCHANGE AGENT

     The Bank of New York has been appointed as the exchange agent for the exchange offer. Letters of transmittal must be addressed to the exchange agent at its address set forth below.

By Registered or Certified Mail:           By Overnight Courier or By Hand:
  The Bank of New York                     The Bank of New York
  101 Barclay Street, 7E                     101 Barclay Street
  New York, NY 10286                         Corporate Trust Services Window
  Attention: Kin Lau                         Ground Level
                                             New York, New York 10286
                                             Attention: Enrique Lopez

                                 By Facsimile:
                                 (212) 815-6339

                      Confirm by Telephone: (212) 815-3750

     Delivery to an address other than as set forth in this prospectus, or transmissions of instructions via a facsimile or telex number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; EXPENSES

     We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection with its services. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us and are estimated at approximately $600,000.

APPRAISAL RIGHTS

     Holders of original notes will not have dissenters' rights or appraisal rights in connection with the exchange offer.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The exchange of original notes for new notes by U.S. holders will not be a taxable exchange for U.S. federal income tax purposes, and U.S. holders will not recognize any taxable gain or loss or any interest income as a result of the exchange.

OTHER

     Participation in the exchange offer is voluntary, and holders should carefully consider whether to accept the terms and conditions of this offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of this exchange offer, and upon acceptance for exchange of all validly tendered original notes according to the terms of this exchange offer, we will have fulfilled a covenant contained in the terms of the original notes and the registration rights agreement. Holders of the original notes who do not tender their certificates in the exchange offer will continue to hold those certificates and will be entitled to all the rights, and limitations applicable to the original notes under the indenture, except for any rights under the registration rights agreement which by their terms terminate or cease to have further effect as a result of the making of this exchange offer. See the section of this prospectus entitled "Description of the Notes."

     All untendered original notes will continue to be subject to the restrictions on transfer set forth in the indenture. In general, the original notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an exemption from the Securities Act registration requirements is available. Except under certain limited circumstances, we do not intend to register the original notes under the Securities Act. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for any remaining untendered original notes could be adversely affected.

     We may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes that are not tendered in the exchange offer.

                               INDUSTRY OVERVIEW

     Telecommunications is the transmission of data, voice or video signals across a distance. Traditionally, data signals link computers in networks such as the Internet, and voice signals connect telephone conversations. Video signals deliver television and multimedia, including video, music, and photos.

     The telecommunications industry includes transmission services, equipment and technical services for creating and operating telecommunications networks. Rapid changes in technology and telecommunications industry structure are changing cost structures and rapidly increasing demand for all types of signals and services -- especially for high-speed data services, including the Internet.

     Many of the largest equipment and service providers have grown through acquisitions and mergers. Despite this consolidation, the number of new entrants is increasing and small new entrants are gaining market share.

INDUSTRY TRENDS

     Data, voice and video signals are transmitted over coaxial, copper and fiber-optic cables, or over satellites or microwave systems. Fiber-optic cables use light to rapidly, accurately and reliably transmit information in digital format through ultra-thin strands of glass. Technological advances have increased the amount of capacity, or bandwidth, of telecommunications networks. These technological advances include the following:

     - packet switching is replacing circuit switching, so network capacity is used more efficiently

     - dense wavelength division multiplexing, or DWDM, allows multiple light signals to be transmitted through a single optical fiber, which increases the bandwidth of a cable by up to 128 times

     - the evolution from analog to digital technologies -- which converts voice and other signals into a stream of "1's" and "0's" -- eliminates the traditional distinctions between voice, data and video transmission services

     - high bandwidth networks use advanced packet-switching technology to transmit mixed digital voice, data, and video signals over the same network

RECENT DEVELOPMENTS IN THE TELECOMMUNICATIONS INDUSTRY

     Competition has significantly increased within the telecommunications industry since the breakup of AT&T in 1984. MCI (now WorldCom), Sprint and Williams created nationwide fiber-optic networks to compete with AT&T. Other providers purchased services from these networks and from AT&T to compete for U.S. long distance market share. According to the Federal Communications Commission, or FCC, AT&T's long distance market share fell from about 90% in 1984 to about 43% in 1998. WorldCom's market share in 1998 was 26% as a result of its acquisition of MCI and other carriers and the original network built by Williams. Sprint's market share in 1998 was about 10%, while all other providers combined for the remaining 21% market share.

     Competition also sharpened in the telecommunications equipment market, resulting in innovation in equipment features. AT&T's former equipment division (divested as Lucent Technologies Inc., which subsequently divested its enterprise equipment division as Avaya Inc.) has lost market share to Nortel, Siemens AG and Alcatel S.A. Avaya and Nortel increasingly use independent vendors to sell their products.

     The Telecommunications Act of 1996 sought to increase competition. State and local governments were prohibited from enforcing barriers to entry into local access markets. The regional Bell operating companies, or RBOCs, were required to interconnect with competing carriers on non-discriminatory terms, lease parts of their networks to competing carriers at cost-based prices, and provide services at wholesale rates to competing carriers for resale to end users. The Telecommunications Act allowed RBOCs to provide long distance services originating from wireless equipment or from non-wireless equipment outside of their historical local service areas. By allowing providers to offer additional services, the Telecommunications Act also stimulated competition for virtually all communications services. See the section of this prospectus entitled "Regulation -- General regulatory environment" for more information.

     A new industry model in the telecommunications market is replacing that of a single, regulated monopolist building and operating end-to-end assets and providing all products and services. In this new model:

     - carriers that do not operate their own networks account for an increasing percentage of the market

     - providers offer end-to-end services without having to own and operate the end-to-end assets

     - other companies focus on operating assets as efficiently and effectively as possible

     - independent network integrators provide a growing share of products in the equipment market.

RELEVANT MARKET SEGMENTS

THE MARKET FOR INTEREXCHANGE INTERNET, DATA, VOICE AND VIDEO SERVICES

     Interexchange carriers, or IXCs, provide telecommunications services between exchanges, which are geographic areas in which a telephone call is considered a local call. Many IXCs offer services to end users and to other carriers. They provide their services using their own facilities, those of other carriers, or both.

     The IXC market has grown rapidly because of lower rates and increased transmissions of data. According to the National Exchange Carrier Association, U.S. long distance usage was 553 billion minutes in 1999, up from the 371 billion the FCC reported in 1993. FCC statistics show that total operating revenues for U.S. IXCs doubled to about $95 billion in 1998 from less than $45 billion in 1987.

     Demand for Internet traffic requires increased capacity in long distance networks. The FCC Chairman stated in February 2000 that Internet traffic doubles every 100 days. The number of U.S. Internet host computers was estimated at 35 million in early 1998, up from 20 million only six months earlier, and from fewer than 3 million in 1993, according to the President's Council of Economic Advisors.

     High-speed, high-capacity IXC services are almost exclusively provided by carriers, such as AT&T, WorldCom and Sprint, that operate their own networks primarily using their own transmission facilities and equipment. IXCs, such as Qwest, Level 3, Broadwing, Genuity, Inc., which has been spun-off from GTE as part of GTE's merger with Bell Atlantic, Global Crossing and us, have recently built networks to provide their own facilities-based services. All major IXCs lease some of their transmission facilities from other carriers, and their dependence upon one another varies widely. In addition, companies and consortia are building undersea cables and landline fiber-optic systems, and regional and local telephone companies are building new fiber-optic and broadband wireless systems.

     The types of services purchased by carriers also vary widely. Services can be priced based on minutes of usage or amount of capacity leased. Also, carriers can lease dark fiber and install their own transmission equipment, or lease conduit and install their own fiber-optic cable and transmission equipment. Capacity leases may vary in duration from one day to many years.

THE MARKET FOR EQUIPMENT MANUFACTURING AND DISTRIBUTION

     Two factors have fueled substantial growth in the U.S. telecommunications equipment industry in the last several years. One factor is new technologies, including those that allow systems to deliver both voice and data services. A second factor is increased demand that requires carriers to increase network capacity by upgrading and expanding their facilities. According to the President's Council of Economic Advisors, total sales of telecommunications equipment reached $70 billion in 1997, up from $40 billion in 1993. Telecommunications equipment is distributed through manufacturers' sales forces and through agents.

THE MARKET FOR COMMUNICATIONS AND DATA SOLUTIONS

     Rapid technological advances have spurred continued demand for systems integration and communications network consulting services. Our solutions unit and other companies such as Norstan and International Network Services, which was acquired by Lucent, assess customers' communications and information technology needs, evaluate equipment and service options, procure equipment and services, implement efficient network solutions and manage the combination of technologies.

THE MARKET FOR LOCAL SERVICES

     RBOCs provide the majority of local telephone services within their markets today, but they face increasing competition from a number of competitive local exchange carriers, or CLECs, that have entered the market due to regulatory and technological changes. In addition to local services, they provide interexchange and other services, including mobile telecommunications, video and Internet. Cable television systems also provide telecommunications services, and cellular and other wireless service providers also provide local service.

     Local service revenues totaled about $112 billion in 1998, according to the FCC, with over 400 local service competitors accounting for about $4 billion in revenues. Local service competitors' market share has grown rapidly -- from 0.9% in 1996 to 2.3% in 1997 and 3.6% in 1998, according to the FCC.

THE MARKET FOR INTERNATIONAL LONG DISTANCE SERVICES

     The international long distance market is growing due to increased competition, deregulation, price decreases and new services. Total international services revenues of U.S. carriers exceeded $15 billion in 1998, up from about $5 billion in 1987, according to the FCC. AT&T, WorldCom and Sprint were the largest U.S. international carriers by market share in 1998. Fifty other carriers, using their own facilities or lines leased from other carriers, collectively accounted for a total market share of 7%.

RELEVANT FOREIGN TELECOMMUNICATIONS MARKETS

     Countries around the world have deregulated and privatized telecommunications markets, triggering unprecedented competition, innovation and demand for services. As a result, most major interexchange carriers have invested in telecommunications operations in foreign markets. We have significant investments and operations in Argentina, Australia, Brazil, Canada and Chile, as explained in the sections of this prospectus entitled
"Business -- Our network unit --

Global network expansion" and "Business -- Our strategic investments unit." We also have acquired significant interests in undersea fiber-optic cables connecting the United States with overseas markets. We have rights to acquire dark fiber and capacity in Europe and plan to enter selected European markets.

     Asia. Asia lacks a regional regulatory body, but governments and regulators in markets such as Japan, Hong Kong and Singapore have allowed competition in virtually all segments of the telecommunications industry and imposed safeguards to obligate incumbent carriers to interconnect with other carriers. Liberalization in other Asian countries is proceeding, but at a slower pace. According to the International Telecommunications Union, or ITU, in 1998 the Asian countries of Hong Kong, Japan and Singapore had nearly 70 million main telephone lines in operation and over $93 billion in total telecommunications services revenues. The FCC reports that, in 1998, U.S. carriers had $437 million in retained revenues from originating and terminating international switched telecommunications services between the United States and these Asian countries.

     Europe. The European Union, or EU, has adopted several directives since 1990 that have opened telecommunications services to competition in the fifteen member states, including Germany, the United Kingdom, France and Italy. The directives have obligated telecommunications operators to interconnect their networks and have allowed the licensing of new telecommunications operators and networks. According to the ITU, in 1998, the EU member states had 198 million main telephone lines and over $185 billion in total telecommunications services revenues. The FCC reports that, in 1998, U.S. carriers had $2.5 billion in retained revenues from originating and terminating international switched telecommunications services between the United States and Western Europe.

     Argentina. Landline telephone services in Argentina were privatized in two geographic regions in 1990. Exclusivity for the incumbent operators ended in 1999, and domestic and international services are planned to be fully open to competition from additional licensees in November 2000. The ITU reports that, in 1998, Argentina had 7.1 million main telephone lines and 2.5 million cellular subscribers, or 19.74 main telephone lines and 7.00 cellular subscribers per 100 inhabitants, with total telecommunications services revenues of $6.6 billion.

     Australia. The Australian telecommunications market evolved through a staged transition from a government-owned monopoly to open competition. Between 1991 and 1997, the Australian government established a duopoly to provide fixed telecommunications infrastructure and an oligopoly to provide mobile telephony services. The entire telecommunications industry was opened to competition on July 1, 1997. Telstra continues to be the dominant non-wireless carrier. The ITU reports that, in 1998, Australia had approximately 9.5 million main telephone lines and, measured per 100 inhabitants, 50.93 telephone lines and 28.52 cellular subscribers, with total telecommunications services revenues of $13 billion.

     Brazil. A dozen government-owned monopoly carriers provided Brazil's telecommunications services when demand exceeded the country's network capacity in the 1990s. To increase capacity and take advantage of technological advances, the government privatized the incumbent carriers in 1998. Buyers paid about $19 billion to purchase these twelve carriers that provide local, long distance and cellular services to separate geographic regions. Private Brazilian and foreign companies also compete in Brazil through competitive wireless and non-wireless licenses. The Brazilian government auctioned regional licenses in 1997 for cellular service, and has indicated it would sell additional licenses for wireless voice and data services in late 2000. In 1998, Brazil had 4.68 cellular subscribers per 100 inhabitants, and 12.05 non-wireless main telephone access lines per 100 inhabitants, for a total of 7.8 million cellular subscribers and 20 million main telephone lines, according to the ITU. The ITU reported total telecommunica-tions services revenues of $15 billion in Brazil in 1997. The mobile telecommunications market in Brazil is expected to grow rapidly as private carriers expand their networks, improve service quality and lower prices.

     Canada. The Canadian national regulatory agency, CRTC, opened the local telecommunications market to competition in 1997 and allowed competition in the international services market in 1998. Leaders in Canada's communications equipment market include our solutions unit, Bell Canada, BCT, Telus Communications Inc., Lucent Technologies Canada Inc. and Mitel Corporation.

     Chile. In 1982, Chile was the first South American country to privatize its telecommunications industry. Competition has existed in non-wireless services in Chile since 1994. According to the ITU, in 1998, Chile had about 2.7 million main telephone lines for a penetration rate of about 18.57 telephone lines for every 100 inhabitants. The ITU also reported that Chile had a cellular penetration rate of 6.50 subscribers per 100 inhabitants and total telecommunications services revenues of $2 billion in 1998.

                                    BUSINESS

     We own or lease, operate and are completing a nationwide intercity fiber-optic network, which we are extending locally and globally. We operate through four business units. Our network unit provides Internet, data, voice and video services exclusively to communications service providers. Through our newly-formed broadband media unit, we transmit live and non-live media content worldwide, including broadcast news, sports, advertising and special events. Our solutions unit provides professional communications services, and sells and installs communications equipment, to address the comprehensive voice and data needs of organizations of all sizes. Through our strategic investments unit, we make investments in companies that we believe will, directly or indirectly, increase revenue opportunities for our other business units. We have formed strategic alliances with communications companies to secure long-term, high-capacity commitments for traffic on our network and to enhance our service offerings.

     We intend to make our network unit the most efficient U.S.-based provider of advanced Internet, data, voice and video services to companies that use high-capacity communications services as an integral part of their service offerings. These companies include long distance carriers, local service providers, Internet service providers, application service providers, digital subscriber line service providers, utilities and international carriers. We also offer rights of use in dark fiber, which is fiber that we install but for which we do not provide communications transmission services. Through our network unit, we invest in companies that assist us in improving, or create demand for capacity on, our network. Based on currently announced plans, our global network will include ownership interests in or rights to use:

     - 33,000 miles of fiber-optic cable connecting 125 U.S. cities, which we expect to complete by the end of 2000, and an additional 1,000 miles, which we expect to complete by the end of the first quarter of 2001

     - fiber-optic cable networks within 50 of the largest U.S. cities

     - approximately 150 data centers located in 125 U.S. cities

     - 31,100 miles of fiber-optic cables installed in Europe, Asia and Australia

     - undersea fiber-optic cable connecting U.S. cities with major Asian and European cities

     In the first quarter of 2000, we formed our broadband media unit. Currently, substantially all of the operations of this unit are conducted by Vyvx Services. Since 1989, Vyvx Services has provided worldwide transmission of live and non-live media content. Through Vyvx Services, we transmit broadcast news, sports, advertising and special events, including approximately 80% of live televised major league sporting events. Over its integrated fiber-optic, satellite and teleport network, Vyvx Services serves the unique video needs of major broadcast networks and their affiliate stations, professional sports leagues, media production companies and global advertising agencies. We have established high-speed connections to major news and sports venues and television stations throughout the United States. Through this unit, we also have investments in companies that provide media content products and services.

     Our solutions unit provides professional communications services, including call center design, network management and maintenance services. This unit also sells and installs communications equipment from leading vendors for the voice and data communications needs of businesses of all sizes as well as for governmental, educational and non-profit institutions. Our solutions unit provides planning, design, implementation, management, maintenance and optimization services for the full life cycle of the equipment. We also sell the communications services of select network customers and other carriers to our solutions unit's customers. Our solutions unit serves an installed base of approximately 100,000 customer sites in the United

States, Canada and Mexico with approximately 2,400 technicians and 800 engineers. Our sales organization consists of approximately 1,000 sales personnel and 110 sales and service offices.

     Through our strategic investments unit, we invest in communications companies that we believe will, directly or indirectly, increase revenue opportunities for our network and other business units. Our strategic investments currently include ownership interests in communications companies with operations in Argentina, Brazil and Chile.

     We enter into strategic alliances with communications companies to secure long-term, high-capacity commitments for traffic on our network and to enhance our service offerings. We currently have strategic relationships with SBC, Intel, Telefonos de Mexico, KDD, Telia, Teleglobe, Metromedia Fiber Network, Winstar and Intermedia. We will continue to pursue additional strategic alliances.

INDUSTRY AND MARKET OPPORTUNITIES

     We believe we are uniquely positioned to take advantage of changes and developments in the communications industry. These anticipated changes and developments include:

     - Increasing specialization within the communications industry. We believe industry specialization will continue to occur as communications companies focus on their core competencies and outsource non-core activities. We expect that many communications providers, such as Internet infrastructure and service providers, application service providers, media service providers and long distance service providers will focus on developing value-added services and will outsource long-haul transmission services. As a result, we anticipate that there will be significant demand for a provider of advanced, high-quality, low-cost communications services to other communications companies. Our network is well positioned to benefit from this market opportunity.

     - Increasing demand for communications services. We believe that there is and will continue to be significant growth in demand for Internet, data, voice and video services. The increase in computing power, number of computers networked over the Internet and connection speeds of networked computers are driving tremendous increases in communications use for Internet and data services. Prices for all communications services have decreased, resulting in increased demand for these services. We believe video conferencing, digital television and other multimedia applications being developed will continue to increase demand for transmission capacity. We believe our network is well positioned to capitalize on this growing demand.

     - Innovations in technology. Technological innovations are increasing both the supply of and demand for telecommunications transmission capacity while also driving increased integration in voice and data networks. Innovations in optical transmission and switching technologies, consisting of both higher quality fiber-optic cable and improved transmission electronics, have increased the capacity and speed of advanced fiber-optic networks while decreasing the unit cost of transmission. This increased capacity and speed, combined with continuing advancements in the power of microprocessors, have resulted in the development of bandwidth-intensive applications, growth in Internet usage and increases in the number of network users. We are continually improving our advanced fiber-optic network to meet the increasing demand for transmission capacity and the needs of the next-generation communications service providers.

     - Deregulation within the communications industry. Around the world, the communications industry is experiencing liberalization. In the United States, the long distance market became highly competitive in the 1980s following the break up of AT&T. The

       Telecommunications Act of 1996 has increased competition in local markets. Internationally, many countries are allowing competition. Many new companies have formed to compete for markets that have been traditionally dominated by a very small number of providers. Our full-service platform enables both new entrants to compete in this market and existing service providers to expand into new markets. Our network will offer an attractive alternative to network ownership for these carriers.

OUR NETWORK UNIT

     We own or lease, operate and are completing a nationwide intercity fiber-optic network, which we are extending locally and globally. We offer Internet, data, voice and video services to companies that use high-capacity communications services as an integral part of their service offerings. These companies include long distance carriers, local service providers, Internet service providers, application service providers, digital subscriber line service providers, utilities and international carriers. We are building networks, or seeking strategic relationships to provide services, in U.S. cities and in Asia, Australia, South America and Europe. We also invest in technology and communications companies that assist us in improving, or create demand for capacity on, our network.

STRATEGY

     Our objective is to be the most efficient U.S.-based provider of advanced high-capacity Internet, data, voice and video services to national and international communications service providers. To achieve this objective, we are pursuing the following strategies:

     - Become the leading provider to communications carriers. We focus on providing an expanding array of high-quality communications services to other carriers as they seek to benefit from the growth in communications demand. We also offer our customers the flexibility to control their own service platforms so that they choose to buy services from us rather than build these capabilities themselves. Because our network unit targets selling only to communications service providers, we do not compete with our customers for retail end-users. By not competing with our customers, we believe we can become the provider of choice to other carriers. This also enables us to maintain small and focused marketing and customer service departments, thereby reducing our operating costs.

     - Deploy a technologically advanced network. We are combining advanced optical and electronic transmission and switching equipment with our innovative network design to offer highly flexible, efficient and reliable network services to our customers. Our innovative network design provides high-quality network services to support Internet, data, voice and video traffic with a smaller investment than other currently deployed network designs due to the elimination of several layers of costly equipment.

     - Expand local access services. We are installing or otherwise acquiring interests in fiber-optic cable or other facilities within 50 of the largest U.S. cities. We are installing high-speed SONET transport and DWDM equipment to offer a broad range of high-capacity, or broadband, services. This will allow us to extend the high-capacity services of our network to virtually every major carrier hotel and network peering point within those cities and enable us to reduce the time to deliver new service to our customers.

     - Establish global connectivity. We have or are pursuing ownership interests in, or rights to capacity on, various undersea and foreign fiber-optic cables. These cables will connect our U.S. network to Europe, South America, Asia and Australia. Additionally, we pursue strategic relationships that allow us to exchange dark fiber and/or capacity on our network for cost-effective access, dark fiber and/or capacity on international networks or that allow us to use our network construction and management experience to construct or manage international networks. We also intend to establish alliances with international carriers that will expand our capabilities throughout Europe and other key markets.

     - Pursue strategic alliances. We pursue strategic alliances with communications providers that offer the potential for long-term, high-capacity commitments for traffic on our network, resulting in increased revenues and decreased unit costs. To date, we have entered into strategic alliances with SBC, Intel, Telefonos de Mexico, KDD, Telia, Teleglobe, Metromedia Fiber Network, Winstar, Intermedia and others to provide network services. Our strategic alliances also allow us to combine our capabilities with those of our alliance partners and thereby offer our customers a more complete product set, including local and international capacity and Internet access services.

     - Invest in technology and communications companies. We invest in and work with companies that increase our access to new technologies that can result in substantial increases in the capacity, accessibility or efficiency of our network. We also invest in companies that can facilitate our ability to offer complementary products or services to our customers.

     - Become a leader in bandwidth trading. We are taking a leading role in developing technical standards, delivery infrastructure and standardized contract terms to allow the exchange, purchase and sale of capacity of a communications channel, sometimes referred to as "bandwidth trading." We expect that bandwidth trading will encourage greater utilization of our network and our customers' networks by facilitating an active market for short-term capacity requirements.

U.S. INTERCITY NETWORK

     We anticipate that our U.S. intercity network will total approximately 33,000 route miles connecting 125 cities by the end of 2000, with an additional 1,000 miles to be completed by the end of the first quarter of 2001. We currently have approximately 30,500 route miles of fiber-optic cable installed, with approximately 26,800 of those miles currently in operation. The following table describes our U.S. intercity network infrastructure (numbers are approximate):

                                                              AVERAGE        AVERAGE
                                     PLANNED     MILES IN     NUMBER        NUMBER OF        AVERAGE NUMBER
                                   ROUTE MILES   OPERATION   OF FIBERS   FIBERS RETAINED*   OF SPARE CONDUITS
                                   -----------   ---------   ---------   ----------------   -----------------
Single fiber network(1)..........     9,700        9,700          1              1                 N/A
Other fiber builds wholly
  owned..........................    12,800        6,900        106             28                 1.8
Fiber builds constructed under
  our asset defeasance program...     3,200        3,200        127             24                 1.9
Fiber builds jointly owned(2)....     1,500        1,500         43             12                   0
Routes through dark fiber
  rights(3)......................     6,800        5,500         13             10                 0.3
                                     ------       ------
     Total.......................    34,000       26,800
                                     ======       ======

---------------

 * This is the average number of fibers in each category that we expect to retain for our own use and not grant rights in dark fiber to others.

(1) As part of the agreements relating to the sale of the WilTel network business to LDDS (now WorldCom) in January 1995, Williams retained a 9,700-mile single fiber network. In 1998, we entered into an agreement with WorldCom whereby we received an option to purchase one fiber-optic strand over approximately 7,700 miles of selected WorldCom routes. We have exercised our right to purchase 4,000 miles of these routes, 100 miles of which we are now operating. The 9,700 mile single fiber network, and all fiber-optic strands we purchase pursuant to the option, may only be used to transmit video or multimedia services, including Internet services, until July 1, 2001. After this date, these fiber-optic strands may be used for any purpose, including voice and data services.

(2) This category consists of our fiber rights in builds which have been jointly constructed, or rights in dark fiber obtained by us, Enron Communications, Inc. and Touch America, Inc. through a limited liability company, or LLC, in which we share equal ownership and control. The LLC constructed the portion of the route between Portland and Las Vegas and obtained rights in dark fiber in the portion of the route between Las Vegas and Los Angeles and in the Detroit-Cleveland route. The LLC owns the right of way over some of the route it constructed, with each of us, Enron and Touch America also contributing rights of way. The LLC will grant rights in dark fibers to each of us, Enron, Touch America and others. We provide operational services to the LLC.

(3) This category consists of rights in dark fiber and conduits that we have obtained or intend to obtain. We have already obtained approximately 6,800 route miles from Broadwing and other carriers, all of which have had fiber-optic cable installed. We obtained rights in six dark fibers between Los Angeles and New York City from Broadwing for 20 years. Broadwing obtained rights in 24 dark fibers between Houston and Washington, D.C. from us for 20 years. We manage the transmission equipment on the routes we acquired, and we typically pay for the maintenance of fiber-optic strands and rights of way.

     We are currently installing new transmission equipment on our single fiber network to increase its transmission capacity and ensure its compatibility with the newer portions of our network. Due to advances in transmission electronics, it is now possible to carry as much traffic on this single fiber-optic strand as on 128 fiber-optic strands four years ago. In addition, the single fiber network will provide additional routes for our network into select major markets.

     We lease capacity from both long distance and local telecommunications carriers, including our competitors, in order to meet the needs of our customers. Leases of capacity are distinguished from rights in dark fiber in that capacity leases are for only a portion of the fiber capacity and the lessor supplies and operates the equipment to transmit over the fiber. Capacity leases are generally for terms of one month up to five years, but can be longer. We lease approximately 24% of our network capacity currently in use. However, since we have more capacity available on our network than we currently are using, the leased capacity we currently use constitutes approximately 11% of the total capacity currently available on our network. These leases are for areas where we do not have on-network portions, or our on-network is not currently sufficient to meet the expected capacity. This includes capacity to provide service from our facility to another provider's facility. These leases of capacity may contain minimum commitments that we will make in order to obtain better pricing. In some cases, we have to obtain service from other carriers at costs that exceed our revenues for providing the required service. We attempt to balance our off-network commitments with the expected requirements of our customers.

     In September 2000, we acquired the long distance network assets of Ameritech Communications, Inc., a subsidiary of SBC. The assets acquired are located in the states of Illinois, Indiana, Michigan, Ohio and Wisconsin, and include a 2,200 mile fiber-optic network over four routes, indefeasible rights of use in dark fiber and 15 data centers. We anticipate that some of the acquired network assets will be utilized in lieu of constructing portions of our planned fiber builds, and other acquired network assets will add incremental capacity to our planned network build.

     City-by-city buildout. The following table sets forth our current and future plans for our network build. This table does not include the routes of the single fiber network or the September 2000 purchase of long distance network assets of Ameritech Communications, Inc.

                                                                                   APPROXIMATE
                                                      ESTIMATED      APPROXIMATE    MILES IN
ROUTES                                             COMPLETION DATE   ROUTE MILES    OPERATION
------                                             ----------------  -----------   -----------
Albany -- Boston                                      Completed           190           190
Atlanta -- Jacksonville(1)                            Completed           360           360
Bandon, Oregon -- Eugene, Oregon                      Completed           290           290
Dallas -- Houston(2)                                  Completed           250           250
Daytona -- Orlando -- Tampa                           Completed           150           150
Denver -- Salt Lake City(1)                           Completed           540           540
Detroit -- Cleveland(3)                               Completed           180           180
Houston -- Atlanta -- Washington, D.C.                Completed         1,830         1,830
Houston -- Corpus Christi -- Laredo -- San
  Antonio(2)                                          Completed           710           710
Jacksonville -- Miami(1)                              Completed           330           330
Kansas City -- Denver(1)                              Completed           640           640
Los Angeles -- New York City(2)                       Completed         4,370         4,370
Los Angeles -- Sacramento -- Oakland -- San
  Jose(4)                                             Completed           800           800
Los Angeles -- San Diego(2)                           Completed           150           150
Miami -- Tampa -- Tallahassee(1)                      Completed           550           550
Minneapolis -- Kansas City(1)                         Completed           450           450
New Orleans -- Tallahassee                            Completed           490           490
Portland -- Salt Lake City -- Los Angeles(3)          Completed         1,320         1,320
Washington, D.C. -- New York City(1)                  Completed           370           370
Atlanta -- Nashville -- Cincinnati -- Chicago      4th quarter 2000       900            --
Bakersfield -- San Luis Obispo -- Fresno           4th quarter 2000       450           230
Chicago -- Detroit(2)                              4th quarter 2000       280            --
Denver -- Dallas(2)                                4th quarter 2000       750            --
Houston -- Kansas City -- St. Louis -- Chicago     4th quarter 2000     1,400           530
Los Angeles -- Phoenix -- San Antonio -- Houston   4th quarter 2000     1,900         1,240
Minneapolis -- Milwaukee -- Chicago(5)             4th quarter 2000       890            --
New York -- Boston(5)                              4th quarter 2000       520           290
Portland -- Seattle(5)                             4th quarter 2000       400           220
Riverside -- San Diego -- Colton, California       4th quarter 2000       220            --
Sacramento -- Portland(4)                          4th quarter 2000       690           150
Salt Lake City -- Sacramento -- San Francisco      4th quarter 2000       850           550
Chicago -- Cleveland -- Pittsburgh -- Washington,
  D.C.                                             1st quarter 2001       880            --
Sacramento -- Pt. Arena -- Robbins, California     1st quarter 2001       200            --
                                                                       ------        ------
           Total:                                                      24,300        17,180
                                                                       ======        ======

---------------

(1) These routes have been constructed under our asset defeasance program.

(2) We have rights in dark fiber with no spare conduits along these routes.

(3) These routes were jointly constructed or obtained by us, Enron and Touch America with no spare conduits.

(4) We have obtained rights in 12 dark fibers on these routes along with two spare conduits. We will install, wholly own, and operate a fiber-optic cable within one of these conduits.

(5) In addition to constructing one route with 2 spare conduits, we have obtained rights in 12 dark fibers along a different route between these cities.

     Network design and technology. We are combining advanced optical and electronic transmission equipment with our innovative network design to offer more flexible and efficient network services to our customers. Some characteristics of our network that we are constructing are as follows:

     - Multi-service platform. A multi-service operating system allows Internet, data, voice and video services to be provided on a single asynchronous transfer mode, or ATM, operating system. Most other carriers use multiple platforms, or operating systems, which create distinct networks and organizations for each service provided. Due to our unified platform approach, we have greater efficiency and lower costs.

     - ATM core switching. ATM core switching is a packet switching and transmission technology based on sending various types of information, including voice, data and video, in fixed-size cells. Packet-based networks transport information compressed as "packets" over circuits shared simultaneously by several users. Newly developed equipment based on advanced communications standards enable packet-based networks to carry voice and data more efficiently, with greater predictability and at a lower cost than other networks.

     - Internet protocol network. By November 30, 2000, we intend to upgrade our Internet protocol, or IP, network to operate at OC-48 capacity over SONET technology. We are developing a separate next-generation IP network, which we expect to complete in 2001. This new IP network will operate at OC-192 capacity and have hubs in several U.S. cities, London and Tokyo. These upgrades will allow us to expand our packet-based service offerings to include voice over IP and other real-time voice and video applications.

     - Advanced fiber-optic cable. Newer fiber-optic cable, including Corning's Enhanced LEAF(TM) fiber and Lucent's TruWave(TM) fiber, has a wider range of spectrum than previously deployed fibers over which to send wavelengths of light, enabling a greater number of wavelengths to be sent over long distances.

     - DWDM. Dense wave division multiplexing is a technology which allows transmission of multiple waves of light over a single fiber-optic strand, thereby increasing network capacity. By using DWDM, we are able to derive 16 bi-directional wavelengths, at OC-192 capacity per wavelength, which is a capacity of 9.953 gigabits per second, over a single fiber-optic strand with current technology. Corvis Corporation is developing next generation DWDM equipment. We expect this equipment to increase capacity per fiber by 250% over the existing technology, while reducing the cost of transmission.

     - Use of optically meshed SONET instead of SONET rings. The use of optically meshed SONET allows every location on our network to be connected to multiple locations. Optically meshed SONET provides for more recovery options in the case of a network failure, permits rapid provisioning of customer services and allows for full utilization of capacity. Most other networks use SONET rings, which automatically reverse signals at a specific point along a network in the event of a network failure, providing for only one recovery option. A SONET ring design also requires installation of up to twice as much capacity for the same amount of traffic as compared to our optically meshed SONET design.

     - Closer spacing of transmission electronics. Our spacing of transmission electronics at 40-mile intervals allows us to take advantage of the latest advances in DWDM and other advances in optical technology by reducing the distance over which light has to travel. Most other fiber networks space their electronics at 60-mile intervals.

     - Elimination of digital cross-connect system. The ATM packet technologies we employ eliminate the need for a high-cost, high-maintenance digital cross-connect system. Circuit-based systems are the predecessor to the ATM packet technologies we employ. The elimination of unnecessary equipment also reduces our operating and maintenance expenses.

     - Nortel DMS 250 switches. We use the latest Nortel switching technology to efficiently carry traditional voice services on our ATM core network. Nortel DMS 250 voice switches have been installed in the metropolitan areas of Anaheim, San Francisco, Kansas City, Houston, Boston, Atlanta and New York City. We intend to install switches in the metropolitan areas of Chicago, San Antonio and Washington, D.C. this year and Dallas in 2001.

     Data centers. As of August 31, 2000, we had 93 data centers across our network, which generally range in size from approximately 5,000 square feet to approximately 70,000 square feet. Data centers are environmentally-controlled, secure sites designed to house our transmission, routing and switching equipment and local operational staff, as well as space and power for colocation customers. There are 17 data centers under construction in various stages of completion, the majority of which will be completed this year. We are designing new data centers of 75,000 square feet, with growth potential in the largest markets of up to 500,000 square feet of data center space over the next several years. By colocating their own equipment in our facilities, our customers are able to minimize the use of expensive local loops from local telephone companies to reach our backbone. The customer also foregoes the capital and operating expense required to build and maintain its own data centers. By expanding our network to include multiple data centers within select major metropolitan areas, we will provide an end-to-end solution for our carrier customers.

     We intend to design approximately 10 of our data centers to be hosting centers in order to support and enhance connections to the Internet. Hosting centers are typically constructed in major metropolitan service areas where a significant number of Internet service providers, applications service providers, media service providers, and Internet backbone providers can interconnect with one another, thereby facilitating peering. Hosting centers differ from communications data centers in that they provide greater levels of external security, power and air conditioning, and an on-site staff to provide a variety of managed services.

     Conduit and fiber-optic cable. The newer portions of our network are designed for expandability and flexibility and will contain multiple conduits along approximately 70% of our routes. To construct our fiber-optic cable, fiber-optic strands are placed inside small plastic tubes and bundles of these tubes are wrapped with plastic and strengthened with metal. We then place these bundles inside the conduit, which is high-density polyethylene hollow tubing
1 1/2 to 2 inches in diameter. Our conduit is generally buried approximately 42 inches underground along pipeline or other rights of way. We also use steel casing in high-risk areas, including railroad crossings and high-population areas, thereby providing for greater protection. The first conduit contains a cable generally housing between 96 and 144 fibers, and the second conduit, or third where constructed, serves as a spare. The spare conduits allow for future technology upgrades, potential conduit sales and expansion of capacity at costs significantly below the cost of new construction. After existing and anticipated leases of dark fiber, we generally plan to retain approximately 24 fibers for our own use on the constructed portions of our network.

     Rights of way. Our network is primarily constructed by digging trenches along rights of way, or rights to use the property of others, which we obtain throughout the United States from various landowners. Where feasible, we construct along Williams' pipeline rights of way and the rights of way of other pipeline companies. We believe that use of pipeline rights of way gives us inherent advantages over other systems built over more public rights of way, such as railroads, highways, telephone poles or overhead power transmission lines. These advantages include greater physical protection of the fiber system and lower construction and operational costs. Approximately 21% of our rights of way are along Williams' pipeline rights of way and the remainder are along the rights of way of third parties. Rights of way from unaffiliated parties are generally for terms of at least 20 years and most cover distances of less than one mile. Where necessary or economically preferable, we have other right of way agreements in place with highway commissions, utilities, political subdivisions and others. We have the rights of way needed to complete substantially all of our nationwide intercity network. Almost all of our rights of way extend through at least 2018.

     Monitoring. We monitor our network 24 hours a day, seven days a week, from our network management centers in Tulsa, Oklahoma and St. Louis, Missouri. Each network management center provides centralized network surveillance, troubleshooting and customer service. The system currently allows our technicians to detect a component malfunction in our network, quickly reroute the customer's traffic to an available alternate path and effect an expedited repair. Upon completion of our network, the rerouting function will be fully automated and nearly instantaneous so that customers will not experience any disruptions in service quality. We expect this will reduce service costs and customer downtime. We have also implemented a program that encourages people to phone a toll-free number prior to breaking ground, backed up by our "call before you dig" group to reduce the risk of damage to our conduit or fiber system. Additionally, we place above-ground markers at frequent intervals along the route of our network.

LOCAL NETWORK EXPANSION

     In February 2000, we announced plans to spend $421 million over the next three years to extend the local reach of our network. We intend to have in operation local services over our network in 50 of the largest U.S. cities by March 31, 2001. We will add fiber and computer equipment to extend the high capacity services of our nationwide intercity network to virtually every major carrier hotel and network peering point within those cities. We expect construction to begin this year in 10 cities, including Atlanta, Boston, Dallas, Los Angeles and New York. In addition to the local network builds that we will perform, we will use 86,000 local fiber miles over 3,200 route miles that we obtained in a fiber swap with Metromedia Fiber Network. We expect this to provide us with connections to an additional 250 points of presence in 18 cities. Currently, we have accepted significant builds completed in Boston, Chicago, Dallas, New York, Philadelphia, San Francisco and Washington, D.C.

     We will utilize wireless local loops obtained from Winstar. Currently we have accepted 72 hubs in 40 cities. We are also pursuing interconnection agreements with certain local service providers to obtain, among other things, access to unbundled network elements that we can use to provide enhanced local services to our customers.

GLOBAL NETWORK EXPANSION

     Europe. We have 20-year reciprocal buy/sell agreements with Telia, the national communications service provider in Sweden, pursuant to which we will receive rights to use dark fiber on Telia's planned 28,000-mile fiber-optic network in Europe. We have the ability to accept between 2 and 36 fiber strands, depending on the route, across Telia's network. This network is scheduled to connect approximately 35 of the largest European cities, with completion of significant portions scheduled by the end of 2000 and the remainder by the end of 2001. Telia's network will consist of existing fiber, fiber currently being installed and fiber leased from others.

     In addition, in February 2000, we announced an agreement with Teleglobe, a leading supplier of global broadband and data services, that grants us two OC-48 wavelengths on Teleglobe's pan-European network. The Teleglobe network includes London, Brussels, Amsterdam and major markets in France and Germany. We will also obtain colocation facilities and network maintenance throughout the Teleglobe network.

     Australia. PowerTel, Ltd. has built, owns, and operates communications networks connecting and serving the three Australian cities of Brisbane, Melbourne, and Sydney with long distance and local services in the central business districts of these cities. Each of the three Australian utilities serving these cities has entered into a 20-year agreement with PowerTel that allows PowerTel to use the utilities' ducts and to lay fiber-optic cable alongside their rights of way between the cities. PowerTel's strategy is to provide high-quality, low-cost local voice, data and Internet services to the commercial and carrier markets. Our total investment currently represents a 43% economic interest in PowerTel. We consolidate PowerTel's results of operations with our own because we are entitled to appoint a majority of the members of PowerTel's board of directors, and thereby exercise significant control over its operations.

     China-U.S. cable and Japan-U.S. cable. We acquired SBC's interests in these two cables in June 2000. One interconnection point for the China-U.S. cable is fully operational, and the other is expected to become fully operational by the end of this year. The China-U.S. cable is a 16,000-mile loop system, with capacity of 80 gigabits per second. The Japan-U.S. cable will operate initially at 80 gigabits per second, and eventually, the cable can be expanded to 640 gigabits per second. The Japan-U.S. cable is expected to be operational by the end of this year.

     Asia-Pacific Cable Network (APCN-2). A consortium of carriers is building APCN-2, an intra-Asia 11,500-mile undersea cable project that will connect China, Hong Kong, Japan, South Korea, Malaysia, the Philippines, Singapore and Taiwan. As an initial participant in the network build, we will acquire significant capacity on APCN-2, which is scheduled to be in operation by September 2001. The cable will operate initially at 80 gigabits per second and can be expanded to 2,560 gigabits per second. APCN-2 will intersect with the China-U.S. and Japan-U.S. cables described above.

     TAT-14 cable system. In connection with our strategic alliance with Telia, we obtained additional capacity on the TAT-14 cable system, which will connect the United States with the United Kingdom, The Netherlands, Denmark, Germany and France. TAT-14 is scheduled to become operational by the end of this year and will operate at 640 gigabits per second.

     Southern Cross Cable Network. We acquired capacity on this network in April 2000. Southern Cross is an undersea cable network linking Australia and New Zealand with Hawaii and the West Coast of the United States. This cable is scheduled for completion in November 2000 and will operate at 200 gigabits per second.

PRODUCTS AND SERVICES

     Our network products and services fall into seven categories:

     - packet-based data services

     - private line services

     - voice services

     - optical wave services

     - dark fiber and conduit rights

     - colocation and hosting services

     - network design and operational support.

     Packet-based data services. These services provide efficient connectivity for Internet, data, voice and video networks at variable capacities to connect two or more points. Specific packet-based data services include ATM, frame relay and Internet transport services. These services are provided over our network and enable us to bill based on service features and usage. In addition, we will be introducing new services such as virtual private network, wholesale dial and wholesale digital subscriber line services over our network.

     Private line services. We provide customers with fixed amounts of point-to-point capacity. These services are billed on fixed monthly fees, regardless of usage.

     Voice services. We have deployed voice switching capability, allowing customers to originate and terminate long distance traffic. In addition, we have entered into service agreements with a number of other domestic and international carriers ensuring complete service beyond the cities served directly by our network. We currently offer our customers wholesale origination, termination and complete long distance services, as well as calling card, directory assistance, operator assistance, international and toll-free services.

     Optical wave services. In November 1999, we became one of the first communications providers to begin offering optical wave services to our customers. These services allow a customer exclusive long-term use of a portion of the transmission capacity of a fiber-optic strand rather than the entire fiber strand. The capacity we use to provide optical wave services is in addition to the capacity used by us to provide our other services. We are able to derive 16 bi-directional wavelengths from a single fiber strand with current technology and plan to derive up to 80 bi-directional wavelengths from a single fiber strand by the end of 2000. A purchaser of optical wave services installs its own electrical interface, switching and routing equipment. Optical wave services allow a customer to purchase capacity in smaller increments while retaining the control advantages of dark fiber.

     Dark fiber and conduit rights. We sell rights to use dark fiber and related services. In addition, from time to time, we sell rights to conduit and install conduit for our customers. Purchasers of dark fiber rights typically install their own electrical and optical transmission equipment. Substantially all of our current and planned builds include laying two spare conduits, and we may sell rights to use at least one of them. A purchaser of conduit rights typically lays its own cable inside the conduit. Related services for both sales of rights for dark fiber and conduits include colocation of customer equipment at our data centers and other network equipment locations and maintenance of the purchased fiber or conduit. Payment for dark fiber rights is generally made at the time of delivery and acceptance of the fiber, although other payment options may be available. In addition, ongoing payments for maintenance services are required.

     Colocation and hosting services. We provide our customers with access to and space in our data centers to install their own equipment necessary to connect to our network. We believe that providing colocation services on our network increases the sales of our other services by attracting Internet and applications service providers. Our colocation services offer potential customers reduced costs for capacity, reduced expenses compared to building and operating their own facilities, rapid turn-up of circuits for additional capacity, interconnection with our network and other networks and improved network performance.

     We also intend to provide hosting services, which include a web site on the Internet, and storage of, and access to, data and other media content. This will be provided on large computer servers owned by us and located in our data centers that can be used by our customers on a dedicated or shared basis.

     Network design and operational support. We help our customers design and operate their networks. We use our network management centers to monitor and operate portions of their networks and use our solutions unit's resources to expand and support our customers' networks. We are deploying new management tools, including our customer network management system, which will give our customers the ability to monitor network performance and reconfigure their capacity from their own network management centers on an essentially real-time basis and the ability to increase or reduce bandwidth rapidly to better match their needs. Our customer network management system features equipment inventory management, bandwidth inventory management, configuration management, fault isolation management and alarm monitoring.

CUSTOMERS

     Our customers currently include regional Bell operating companies, Internet service providers, application service providers, digital subscriber line service providers, long distance carriers, utilities, international carriers, and other communications services providers who desire high-speed connectivity on a carrier services basis. Sales to Intermedia, including its subsidiary, Digex Incorporated, accounted for 23% of our network unit's 1999 revenues and sales to Winstar accounted for 20% of our network unit's 1999 revenues. In September 2000, WorldCom announced an agreement to purchase Intermedia. The network unit's next four largest customers combined for a total of 26% of our network unit's 1999 revenues. We anticipate that, at least through the end of 2000, SBC, Intermedia, Winstar and WorldCom will be among our top customers.

     We have entered into strategic alliances with SBC, Intel, Telefonos de Mexico, KDD, Telia, Teleglobe, Metromedia Fiber Network, Winstar, Intermedia and others. We also have investments in Lightyear, NEXTLINK, and UtiliCom and communications companies with operations in Australia, Brazil, Chile and Argentina. These alliances and investments help to increase our volume of business and provide additional customers for our network and solutions units. We anticipate that over the next several years the distribution of our revenues will shift in part as a result of increased usage of our services by the companies with whom we have entered into strategic alliances. We do not believe these alliances and investments will adversely impact our relationships with our other customers. For more information about our strategic alliances, see the section of this prospectus entitled "-- Strategic alliances" below.

SALES AND MARKETING

     Our sales and marketing department is small and focused, resulting in strong customer relationships and lower operating costs. This organization consists of senior level management personnel and experienced sales representatives with extensive knowledge of the industry and our products and key contacts within the industry at various levels in the carrier organizations.

COMPETITION

     The communications industry is highly competitive. Some competitors in the markets of carrier services and fiber-optic network providers may have personnel, financial and other competitive advantages. In the market for carrier services, we compete primarily with the three traditional nationwide carriers, AT&T, WorldCom and Sprint, and other coast-to-coast and regional fiber-optic network providers, such as Qwest, Level 3, Global Crossing and Broadwing.

Other companies have announced plans to construct significant fiber-optic networks. We also compete with numerous other service providers that focus either on a specific product or set of products or within a geographic region. We compete primarily on the basis of pricing, transmission quality, network reliability and customer service and support. We have only recently begun to offer some of our services and products and, as a result, we may have fewer and less well-established customer relationships than some of our competitors. Our services within local markets in the United States face additional competitors, including the regional telephone companies and other local telephone companies. Our services outside the United States also face additional competitors, including national telephone companies in foreign countries and carriers that own capacity on other submarine and regional fiber-optic systems.

     Some of our competitors are expanding capacity on their existing networks or developing new networks. The prices we charge our customers for transmission capacity on our network could decline due to installation by us and our competitors of fiber and related equipment that provides substantially more transmission capacity than currently needed. If prices for network services decline, we may experience a decline in revenues which would have a material adverse effect on our operations.

INVESTMENTS

     We believe that our investments in and work with technology companies in their development stages facilitates improvements in our network through the rapid adoption and deployment of those technologies that offer the ability to lower our costs and substantially increase our transmission speeds. We also invest in companies that can facilitate our ability to offer complementary products or services to our customers. We also invest in communications companies in order to solidify commercial relationships, which may increase business on our network. We have investments in several public companies, including the following:

     Accelerated Networks. Accelerated Networks, Inc. focuses on developing integrated access devices. Their products support network carriers in efficiently connecting many different types of customer services ranging from Internet access, voice over Internet protocol, corporate remote access, virtual private networks and telephone service. We own 897,666 shares of Accelerated's preferred stock, or approximately 1.8% of Accelerated's outstanding equity.

     Avici Systems. Avici Systems, Inc. is a manufacturer of terabit routers. We currently own 761,291 shares, or approximately 1.5%, of Avici's outstanding common stock.

     Corvis. Corvis Corporation is a manufacturer of long-haul optical transmission equipment. We currently own 5,162,913 shares, or approximately 1.5%, of Corvis' outstanding common stock.

     NEXTLINK Communications. NEXTLINK Communications, Inc. provides a variety of high-quality telecommunications services and high-speed Internet access to business customers. We currently own 6,472,376 shares, or approximately 2.4%, of NEXTLINK's Class A common stock. We acquired these shares of NEXTLINK through its recent merger with Concentric Network Corporation. We previously owned shares of Concentric, which were converted into NEXTLINK Class A common stock in the merger.

     ONI Systems. ONI Systems is a manufacturer of optical networking DWDM systems for local service providers. We currently own 1,602,904 shares, or approximately 1.3%, of ONI's outstanding common stock.

     Sonus Networks. Sonus Networks is a manufacturer of advanced open services switch equipment, including equipment that delivers voice over Internet protocol services. We currently own 909,453 shares, or less than 1%, of Sonus Networks' outstanding common stock.

     TMNG. The Management Network Group, Inc. is a provider of strategic, management, operational and e-business consulting services to the telecommunications industry. We currently own warrants to purchase 500,000 shares of TMNG's common stock at an exercise price of $2.00 per share.

     Ziplink. Ziplink, Inc. is a provider of wholesale Internet access services to developers and vendors of Internet appliances and local, regional and national Internet service providers. We currently own 216,964 shares, or approximately 1.7%, of Ziplink's outstanding common stock.

     We also have investments in several private companies, including the following:

     - Amber Networks, Inc.

     - Axient Communications, Inc.

     - Charlotte's Networks, Inc.

     - ClearData Communications, Inc.

     - Compass Telecommunications, Inc.

     - Hostcentric, Inc.

     - ipVerse, Inc.

     - Lightyear Communications, Inc.

     - Tenor Networks, Inc.

     - UtiliCom Networks, LLC

     - Zaffire, Inc.

OUR BROADBAND MEDIA UNIT

     Through our broadband media unit, we provide worldwide transmission of live and non-live media content through integrated fiber-optic, satellite and teleport services. Currently, substantially all of the operations of our broadband media unit are conducted through Vyvx Services. We transmit the signals used in broadcast news, sports, advertising and special events. We currently transmit video and audio signals from events to television networks for approximately 80% of live televised major league sporting events and approximately 55% of scheduled live news events. In addition, we transmit approximately 30% of advertisements to local television stations.

     Through Vyvx Services, we have gained experience in broadband multimedia networks and established high-speed connections to major news and sports venues throughout the United States. We provide services throughout the United States, South America and Asia using our network, four satellite earth stations that we own, and leased transmission capacity on satellites. We own approximately 550 servers that are located in television and radio stations throughout the United States, which allow for online, real-time selection and distribution of media content.

PRODUCTS AND SERVICES

     Our broadband media unit's current products and services fall into two primary categories:

     - video transmission services, which include broadcast quality transmission of live and non-live video content for the news, entertainment and sports markets

     - media distribution services, which include distribution of video and audio spot advertisements and programs to television and radio stations

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

STRATEGY

     Our objective is to provide a wide variety of media-centric products and services primarily to the media and entertainment industries, which we expect will drive traffic on our network. We intend to use our long-standing customer relationships to provide high-quality communications services to broadcast networks, cinematic production houses and other carriers as they seek to benefit from the growing demand for high capacity media and entertainment products and services. In addition, we are considering development of an application infrastructure called MediaXtranet(SM) that would provide services to facilitate the transmission and storage of media content for business-to-business applications, including hosting and navigation services. We expect that MediaXtranet would enable the collection, gathering, hosting, management, transacting, and edge distribution of media content, regardless of its format or source. We expect that the development of MediaXtranet, if undertaken, would likely require substantial capital expenditures which are currently not accounted for in our business plan.

     We intend to utilize MediaXtranet to capitalize on our broadband media experience and existing customer relationships to expand our products and services to include the following:

     - media and entertainment content logging, storage and portal-type access and distribution

     - media streaming for both audio and video services

     - optical distribution of cinematic and television broadcasts and advertisements

     - media and entertainment eCommerce transactional activities

     - Internet-based distribution of advertisements

CUSTOMERS

     Our broadband media unit sells only to media content service providers. We do not compete with our media customers for retail end-users. We have approximately 2,000 customers, including major broadcast and cable television networks, news services, professional and collegiate sports organizations, such as the National Football League and the National Basketball Association, and advertising agencies, television and movie production companies. Approximately 44% of our broadband media unit's total revenue in 1999 was derived from its top 10 customers. The unit's largest customer, Fox Entertainment Group, Inc., accounted for approximately 13% of the broadband media unit's 1999 total revenues. Contracts with the largest customers are for terms that extend up to 10 years. Most contracts with smaller customers are for one-year terms.

SALES AND MARKETING

     We have 39 sales personnel located in offices in 12 cities throughout the United States. Our office in Miami serves markets in South America. We also have an office in Singapore that serves markets in Asia. Twenty-eight of our sales people are focused on selling to those customers who use video and media transmission services and 11 of our sales people are focused on selling to those customers who use advertising distribution services.

COMPETITION

     Vyvx Services is currently a market leader in transmission services for major league and other sporting and live events and has a significant market share of the advertising distribution services market. Competitors in traditional video transmission and advertising distribution services include Teleglobe, Triumph Communications, Inc. and Digital Generation Systems, Inc.

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

INVESTMENTS

     We believe that our investing in companies which are developing new products and services utilizing broadband media technology will help us better serve our customers. Our investments include the following businesses:

     ChoiceSeat(TM). CSI, Inc. deploys ChoiceSeat touch-screen display units installed on stadium seats that provide access to statistics, different camera angles, player- and venue-related information and access to current information from other sports events. We own 100% of the outstanding common stock and 28% of the outstanding preferred stock of CSI, which together represent slightly less than a 50% economic and voting interest in CSI. Other investors in CSI include Intel, Microsoft Corporation and Axalon (Offshore) I, L.P.

     Others. Through our broadband media unit, we have also made investments in other domestic companies, including SporTVision Systems, Inc., Xstream Sports, Inc. and Pinnacle Systems, Inc.

OUR SOLUTIONS UNIT

     We provide professional communications services, including call center design, network management and maintenance services, and sell and install communications equipment from leading vendors for the voice and data communications needs of businesses of all sizes as well as for governmental, educational and non-profit institutions. We also distribute the products and services of select communications service providers, including some of our network unit's customers. In April 1997, we purchased Nortel's equipment distribution business, which we then combined with our equipment distribution business to create Williams Communications Solutions, LLC. After the combination, we owned 70% of Solutions LLC and Nortel owned the remaining 30%. Our solutions unit consists primarily of Solutions LLC. We also own Intersys Mexico, S.A. de C.V., which provides a wide range of enterprise network design, engineering, implementation and operational support for businesses throughout Mexico.

     Our broad range of voice and data solutions allows us to serve as a single-source provider for our customers' communications needs. We distribute the products and services of a number of communications suppliers, primarily Nortel, as well as Cisco, Octel (a division of Lucent), NEC, 3COM, SBC and Winstar, and are therefore able to provide our customers with multiple options. By offering equipment from a variety of vendors, we help businesses optimize the productivity and reduce the cost of their communications systems. We have expertise in the most complex network technologies to ensure that products from various suppliers operate together effectively.

STRATEGY

     Our objective is to be the premier provider of advanced, integrated communications solutions to businesses throughout North America. To achieve this objective, we intend to:

     - Provide advanced professional services. We provide comprehensive professional services to assist customers in the design, engineering and operation of their communications networks. We intend to continue to expand the professional services portion of our business as customer demand for advanced communications and data network solutions continues to grow.

     - Capitalize on new technology developments. We capitalize on the increased demand for new technologies, such as multi-media, video streaming, and e-commerce as businesses replace and upgrade their existing communications infrastructure. We are also capitalizing on the growing demand for convergence equipment. We believe that our strong customer

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       relationships, product portfolio and technical experience provide us with an ideal platform to capitalize on these developments.

     - Leverage our engineering and technical resources. We have an experienced staff of approximately 2,450 technicians and approximately 800 engineering personnel to design, install, manage and maintain our customers' communications infrastructure. Our employees are trained to address our customers' converged and complex communications needs, such as Internet-connected call centers and voice over Internet protocol, which should provide us with a competitive advantage in offering these services.

     - Utilize our nationwide presence and large, installed customer base. We have approximately 110 sales and service locations throughout the United States and Canada and approximately 100,000 customer sites. Our nationwide presence allows us to better serve multi-location customers and makes us a very attractive partner for leading communications equipment and service providers. Our large, installed customer base provides us and leading communications equipment and service providers with an existing market to sell higher-value products and services such as professional services.

     - Extend the reach of our network unit's carrier customers. We are able to distribute the products and services of our network unit's customers to our solutions unit's customer base, such as Concentric's Internet services, Lightyear's long distance services and Winstar's local services. In addition, we have agreed to offer SBC's network services as they are made available to us. We believe that our ability to extend the reach of our network unit's carrier customers provides our network unit with a valuable point of differentiation.

PRODUCTS AND SERVICES

     We provide a comprehensive array of communications products and services. Our products and services fall into four categories:

     - professional services

     - equipment sales and installation

     - managed services

     - sale of carrier services

     Equipment sales and services provided approximately 69% of total consolidated revenues for our solutions unit for 1999, 78% of total consolidated revenues for 1998, and 83% of total consolidated revenues for 1997. We expect professional services will account for a larger percentage of our revenues in the future.

     Professional services. Our professional services offerings include advanced call center applications, network engineering and network consulting.

     - Advanced call center applications. Our call center applications team consists of approximately 50 software applications developers and engineers who design and implement customized call center solutions for customers with complex requirements. We also maintain a computer telecommunications integration lab with 30 specialists to test and develop custom call center solutions.

     - Network engineering. We have approximately 175 network engineers with expertise in data as well as integrated voice and data networking. This group designs networking solutions, implements those solutions and provides ongoing operational support utilizing

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       standard technologies. We also provide engineers on a fee-for-service basis for customers who seek to augment their own resources.

     - Network consulting. Our network consultants coordinate the operational plans of our customers with their existing network capacity and capability in order to determine the communications environment necessary to meet their business needs. Our consultants provide a complete analysis of existing network status and predict the impact of future changes on a network and also develop sophisticated Internet applications.

     Equipment sales and installation. We sell and install data, voice and convergence communications equipment, providing the customer access to more than 40 leading manufacturers.

     - Data equipment. We design, build and operate data networks as well as integrated voice and data networks. To meet our customers' needs, we evaluate technologies such as Internet protocol, frame relay and ATM, and then we select, integrate and deploy the appropriate routers, switches, access devices and other required equipment. The networks we build range from small local area networks, which are communications networks over small areas supporting fewer than 50 users, to wide area networks supporting thousands of users and multiple technologies.

     - Voice and video equipment. We offer our customers a variety of voice and video equipment, which enables our customers to communicate more effectively. We also install, configure and integrate all of the equipment they purchase. The voice systems we sell range from systems for small businesses to systems for large enterprise sites, requiring anywhere between 15 and 50,000 internal telephone lines. This equipment includes private branch exchange systems, key systems, building wiring, call centers, voice mail systems and fixed wireless systems.

     - Convergence equipment. The voice and data networks of our customers are converging. Newer designs of equipment are able to provide both voice and data services so that customers only have one network to manage. This will allow voice services to be provided over Internet protocol networks, allowing users to reduce their communications expenses. Our experience with both data and voice equipment provides us an advantage in selling and installing this new generation of equipment.

     Managed Services. We provide service, maintenance and support for our customers' communications networks.

     - Outsourcing. We have approximately 360 engineers and on-site technicians to support several large U.S. corporations which have elected to turn over to us the management and operation of all or substantial portions of their communications environments. Increasingly, these clients are outsourcing their data networking requirements in addition to their traditional voice communications requirements to expand network capability, improve productivity and decrease costs.

     - Service and maintenance. We maintain and service our customers' networks primarily through annual maintenance plans or through job-specific plans based on time and materials. We remotely monitor and manage the voice and data equipment and network connectivity of our customers 365 days a year, 24 hours a day through our advanced network management center.

     Sale of carrier services. Our customers are increasingly demanding "one-stop shopping" for communications services. We sell long distance, local and Internet services offered by other

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carriers who are generally customers of our network unit. This enables us to provide a complete communications solution for our customers.

ISSUES RELATING TO OUR SOLUTIONS UNIT'S PERFORMANCE

     In 1997, Nortel and we combined our equipment distribution businesses to create what is now Solutions LLC. The rationale for the combination was to achieve the benefits of increasing the scale and national reach of our sales, engineering and technical support staffs and our installed customer base and to strengthen our relationship with our primary vendor. The combination was also expected to provide the cost benefits of eliminating redundant operating and overhead expenses. However, we have experienced difficulties in integrating Nortel's equipment distribution business with ours and in managing the increased complexity of our business. These difficulties have prevented us from realizing the expected benefits of the combination and have adversely impacted our financial results. We are undertaking initiatives to address outstanding operating issues in our solutions unit.

VENDOR RELATIONSHIPS

     We have agreements with the suppliers of the products and providers of the services we sell to our customers. These agreements provide for our distribution, resale or integration of products or our acting as agents for the provider of services. Normally, we receive volume discounts off the list price of the product or service we purchase from our vendors. We estimate that sales of Nortel's products, consisting primarily of voice equipment, accounted for approximately 42% of our solutions unit's revenues in 1999. We estimate that product sales from the next three largest vendors accounted for approximately 6% of our solutions unit's revenues in 1999.

     Nortel. We distribute Nortel's voice, data and video products. We are the largest U.S. distributor of Nortel's end-user voice products. The discounts we receive vary based on our volume of purchases of a particular product line up to a maximum discount. We have a commitment from Nortel that we may remain a distributor of Nortel's products through at least 2002. While we have no commitment to purchase a minimum number of products from Nortel, if we do not maintain a minimum percentage of Nortel's products in our product mix, each party has the option to change the ownership structure of Solutions LLC. See the section below entitled "-- LLC agreement with Nortel" for more information.

     Cisco. We are a large U.S. distributor of Cisco's full line of data networking products. We also distribute Cisco's voice over Internet protocol products, and we provide network planning, design, implementation and operations for Cisco customers under a professional services agreement. Intersys is one of only three Mexican Cisco distributors to have attained Cisco's highest level of certification, which our solutions unit also has attained in the United States.

     Avaya. We are one of the largest U.S. distributors of the voicemail products of Avaya Inc.'s Octel messaging division.

     NEC. We are one of the largest non-affiliated U.S. distributors of NEC voice equipment. We have an agreement with NEC that requires us to purchase, from April 1, 2000 through March 31, 2001, a minimum of $25 million of their products. If we do not fulfill our commitment to NEC, we are required to pay 30% of any amounts we do not purchase.

CUSTOMERS

     We have approximately 100,000 customer sites across a broad range of industries, including businesses as well as educational, governmental and non-profit institutions. These customers consist of small businesses (10 or more employees), small sites of larger companies and large enterprise campus sites (e.g., AT&T and the University of Dayton). We are one of the largest

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providers in the United States of installation and maintenance services of communications systems to business sites of over 10,000 telephone lines. We believe that our customer service will enable us to capture an increasing portion of each customer's communications budget in the future. We are not dependent on any one customer or group of customers to achieve our desired results. Our top 25 customers combined accounted for less than 25% of revenue during 1999, with no one customer accounting for more than 1%. Our customers include: AT&T, Bankers Trust Corporation, BP Amoco P.L.C., Countrywide Credit Industries, Inc., Deutsche Bank, Hewlett Packard Company, Johnson & Johnson, Kaiser Permanente, Lockheed Martin Corporation, Merrill Lynch & Co., Pfizer, Inc., Prudential Individual Insurance Group, Shell Exploration and Production Technology Company, Staples, Inc., T. Rowe Price International Technologies, Inc., and Texaco Inc.

SALES

     We operate approximately 110 sales and service offices in the United States, Canada and Mexico staffed with approximately 1,000 sales personnel. Approximately 100 of our sales personnel focus on large, national and government accounts. In addition, we have representatives dedicated to making regular telephone contact with our existing customers, providing enhanced customer service and a channel for merchandise sales.

COMPETITION

     Our competition comes from communications equipment distributors, network integrators and manufacturers of equipment (including in some instances those manufacturers whose products we also sell). Our competitors include Norstan, Inc., Anixter Inc., Avaya Inc., Siemens, Cisco Systems and Genuity, Inc. (which has been spun-off from GTE), Sprint and the regional Bell operating companies. Most equipment distributors tend to be regionally focused and do not have our capability to service a nationwide customer base. We believe our expertise in voice technologies and our ability to provide comprehensive solutions give us an advantage over network integrators. We realize that we operate in a highly competitive industry and face competition from companies that may have significantly greater financial, technical and marketing resources. Some of our competitors have strong existing relationships with our customers and potential customers resulting in a competitive disadvantage for us. We are also at a disadvantage in that our costs exceed those of manufacturers, limiting our ability to engage in price competition with such manufacturers. However, most manufacturers of equipment are focused on selling their own equipment and do not provide converged solutions.

LLC AGREEMENT WITH NORTEL

     In April 1997, we purchased Nortel's equipment distribution business, which we then combined with ours to create Solutions LLC. Nortel's equipment distribution business included the combined net assets of Nortel's direct sales subsidiary, Nortel Communications Systems, Inc., which includes Bell Atlantic Meridian Systems and TTS Meridian Systems, Inc.

     As of June 30, 2000, we owned a 70% interest and Nortel owned a 30% interest in Solutions LLC. In the event of a change of control of either us or Nortel, Nortel may require us to buy, or we may require Nortel to sell to us, Nortel's entire interest in Solutions LLC at market value. If for two consecutive years the percentage of Nortel products purchased by Solutions LLC, compared with all Nortel and similar products purchased by Solutions LLC, falls below approximately 78%, and the rate of growth of the purchase of Nortel products by Solutions LLC during the two-year period is below that of other Nortel distributors, Nortel may require us to buy, or we may require Nortel to sell to us, Nortel's entire interest in Solutions LLC at market value.
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     In addition, Nortel may at any time require us to purchase up to one-third of its interest in Solutions LLC. Nortel must retain a 20% interest in Solutions LLC for a period of five years after the date on which Nortel's ownership interest is reduced to 20%. As long as Nortel retains a 20% interest in Solutions LLC, we must retain at least a 50% interest in Solutions LLC. Each party has a right of first refusal to purchase the other party's interest in the event of a sale to a third party of all or any part of the party's interest. For more information about our relationship with Nortel, see the section above entitled "-- Vendor relationships."

     Nortel and we have representation in proportion to our respective ownership interests on the management committee of Solutions LLC. Currently, we appoint seven representatives and Nortel appoints three representatives to this committee. As long as Nortel's interest in Solutions LLC is at least 20%, Nortel must approve, among other things:

     - any changes to the scope of Solutions LLC's business

     - any non-budgeted capital expenditure over $5 million and any non-budgeted acquisition, divestiture or any other obligation over $20 million

     - the incurrence of long-term debt in excess of equity.

OUR STRATEGIC INVESTMENTS UNIT

     Through our strategic investments unit, we invest in communications businesses which we believe will increase revenue opportunities for our network and other business units. Our strategic investments currently include ownership interests in the following communications companies located in Brazil, Chile and
Argentina:

     ATL. ATL was formed in March 1998 to acquire the concession for B-band cellular licenses in the Brazilian states of Rio de Janeiro and Espirito Santo. At June 30, 2000, we owned 19% of the outstanding common stock and 66% of the outstanding preferred stock of ATL through our ownership of Johi Representacoes Limitada and Williams International ATL Ltd. Other investors in ATL include SBC, Algar Telecom, S.A. and Telefonos de Mexico.

     ATL provides digital cellular services in the Brazilian states of Rio de Janeiro and Espirito Santo, covering a population of approximately 16.1 million inhabitants. ATL started commercial operations on January 15, 1999, and had approximately 1.2 million subscribers as of June 30, 2000. ATL's only cellular competitor in these areas is Tele Sudeste Celular Participacoes S.A., a former subsidiary of Telebras currently controlled by a consortium led by Telefonica de Espana. We believe these areas to be particularly attractive because of the high unsatisfied demand for cellular services, large population base and relatively high level of income per capita when compared to other Brazilian regions. ATL's strategy is based on rapidly deploying a high-quality, 100% digital cellular network, offering a broad range of enhanced services and providing excellent customer service.

     Telefonica Manquehue. Telefonica Manquehue, S.A. is a high-capacity communications services provider within the Santiago, Chile, metropolitan area. It provides Internet, data and voice services for its 67,000 business and residential customers as of February 2000. Telefonica Manquehue was formed as a result of the merger of Metrocom S.A. with Telefonica Manquehue in January 2000. Telefonica Manquehue is installing an extensive telecommunications duct infrastructure throughout Santiago, which is expected to pass by more than 250,000 homes and businesses by the end of 2000. We owned a 19.9% equity interest in Metrocom S.A. until the merger. As a result of the merger and subsequent investments by us and other shareholders, we now own 16.5% of Telefonica Manquehue.

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     Southern Cone.  In May 2000, we acquired a 19.9% direct interest in
Southern Cone Communications Company, S.A. Telefonica Manquehue also acquired a 30.1% interest in Southern Cone. The 4,300-kilometer (2,660-mile) Southern Cone network initially will link the major Argentine cities of Buenos Aires, Las Toninas, Rosario, Cordoba, Mendoza and Neuquen with the Chilean cities of Santiago and Valparaiso. When complete, the system will link Argentina and Chile with cables to Peru, Colombia, Panama, Venezuela, Brazil and the Caribbean, and ultimately to our U.S. network.

STRATEGIC ALLIANCES

     We have entered into, and will continue to enter into, strategic alliances and strategic relationships with communications companies to secure long-term, high-capacity commitments for traffic on our network and to enhance our service offerings. The most significant of these alliances are described below.

     SBC Communications Inc. SBC is a major communications provider in the United States. SBC currently provides local services in the south central and Midwest regions of the United States and in California, Nevada and Connecticut. Concurrently with our initial public offering, on October 6, 1999, SBC acquired 20,226,812 shares of our common stock, representing approximately 4.4% of the shares of our capital stock outstanding as of June 30, 2000. In connection with its purchase of our common stock at the time of our initial public offering, SBC agreed to certain restrictions and will receive certain privileges, including the following:

     - SBC has a right to acquire additional shares of our common stock which cannot exceed a total ownership interest of 10% of all classes of our common stock outstanding on a combined basis until at least 2009.

     - SBC has agreed not to transfer to anyone except affiliates any of its shares of our common stock until April 2003, unless we have a change of control.

     - SBC has the right to nominate a member of our board of directors at such time as SBC has more than a 5% equity interest in us and is allowed to offer long distance services in a state in its traditional exchange service area. Although SBC currently is not entitled to exercise this right, a director designated by SBC has been elected to, and is currently a member of, our board.

     - SBC has a right to maintain its equity interest in our common stock, which will be forfeited if SBC fails to exercise this right twice. Following a second failure to exercise, SBC has a right to maintain its newly diluted position so long as it maintains at least a 3% equity interest.

     - SBC has the right to require us to register under the Securities Act its shares of our common stock.

     We have an option to purchase all the shares of our common stock acquired by SBC in the event of the termination of certain agreements with SBC. Williams, so long as it has a 50% equity interest in us, has a right of first purchase with respect to any shares of our common stock that SBC should decide to offer. We have a right of first purchase with respect to any shares not purchased by Williams.

     We have entered into agreements with SBC which provide that:

     - Until 2019, SBC must first seek to obtain from us domestic voice and data long distance services and select international wholesale services.

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     - Until 2019, we must first seek to obtain from SBC select international wholesale services and various other services, including switched voice services such as toll-free, operator, calling card and directory assistance services.

     - SBC and we will sell each other's products to our respective customers and provide installation and maintenance of communications equipment and other services.

     For the services each must seek to obtain from the other, the prices generally will be equal to the cost of the product or service plus a specified rate of return. However, these prices cannot be higher than prices charged to other customers and in some circumstances cannot be higher than specific rates. If either party can secure lower prices for comparable services which the other party will not match, then that party is free to utilize the lowest cost provider.

     Both we and SBC can provide services or products to other persons. Each party may also sell or utilize the products or services purchased from the other to provide products or services to other persons. However, if SBC establishes a wholesale distribution channel to resell the network capacity purchased from us to another provider of carrier services, we have the right to increase the price we charge SBC for the services SBC resells in this manner. While the terms of our agreements with SBC are intended to comply with restrictions on SBC's provision of long distance services, various aspects of these arrangements have not been tested under the Telecommunications Act.

     We and SBC have agreed on a mechanism for the development of projects which would allow the interconnection of the SBC network with our network based on the unanimous decision of committees composed of an equal number of representatives from our company and SBC. If a committee does not approve a project, both we and SBC have the right, subject to certain exceptions, to require the other party to develop a project in exchange for payment of the direct costs and cost of capital required to complete the project or pursue it on its own. In addition, upon SBC receiving authorization from the FCC to provide long distance services in any state in its traditional telephone exchange service region, SBC has the option to purchase from us at net book value all voice or data switching assets that are physically located in that state and of which SBC has been the primary user. The option must be exercised within one year of the receipt of authorization. We then have one year after SBC's exercise of the option to migrate traffic, install replacement assets and complete other transition activities. This purchase option would not permit SBC to acquire any rights of way we use for our network or other transport facilities which we maintain.

     Upon termination of the alliance agreements with SBC, SBC has the right in certain circumstances to purchase voice or data switching assets, including transport facilities, of which SBC's usage represents 75% or more of the total usage of these assets.

     SBC may terminate the provider agreements if any of the following occurs:

     - we begin to offer retail long distance voice transport or local exchange services on our network except in limited circumstances

     - we materially breach our agreements with SBC causing a material adverse effect on the commercial value of the relationship to SBC

     - we have a change of control without SBC's consent, including a change of control resulting from the separation of our business from Williams' energy business

     - SBC acquires an entity that owns a nationwide fiber-optic network in the United States and determines not to sell us long distance assets

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     For a discussion of the separation of Williams' businesses, see the risk factor entitled "Risks relating to our relationship with Williams -- Williams' proposal to separate our communications business from its energy business could result in a change of control that could have an adverse effect on us."

     We may terminate the provider agreements if any of the following occurs:

     - SBC has a change of control

     - there is a material breach by SBC of the agreements, causing a material adverse effect on the commercial value of the relationship to us

     Either party may terminate a particular provider agreement if the action or failure to act of any regulatory authority materially frustrates or hinders the purpose of that agreement. There is no monetary remedy for such a termination.

     In the event of termination due to our actions, we could be required to pay SBC's transition costs of up to $200 million. Similarly, in the event of termination due to SBC's actions, SBC could be required to pay our transition costs of up to $200 million, even though our costs may be higher.

     In June 2000, the FCC authorized SBC to provide long distance service in Texas, though this order is being challenged in the federal courts. Under the terms of our strategic alliance with SBC, we are the preferred provider of SBC's nationwide long distance voice and data services. We began providing services in Texas in July 2000.

     In June 2000, we acquired SBC's initial party interests in two undersea communications cables between the United States and China and Japan, respectively. In March 2000, we announced an agreement to acquire the long distance network assets of Ameritech Communications, Inc., a subsidiary of SBC. The assets are located in the states of Illinois, Indiana, Michigan, Ohio and Wisconsin, and include a fiber-optic network, data centers, indefeasible rights of use in dark fiber, and switches. The transaction was completed in September 2000. In connection with our purchase of the Ameritech assets, our services agreement with SBC will be amended to require Ameritech to buy services from us.

     We have entered into a services agreement with SBC by which we will provide local transport services to SBC in six markets: New York, Boston, Seattle, Phoenix, Atlanta and Denver. This agreement will contemplate expansion of the services in these markets and further expansion into additional markets.

     Intel Corporation. Intel is a manufacturer of chips and other computer, networking and communications products. The Intel(R) Internet Media Services business provides Internet web-hosting services by building and managing data centers around the world that will support the web sites of third parties. At the time of our initial public offering, Intel acquired 9,225,093 shares of our common stock, representing approximately 2% of the shares of our capital stock outstanding as of June 30, 2000.

     On May 24, 1999, we entered into a 10-year master alliance agreement with Intel. We and Intel Internet Media Services will purchase services from one another pursuant to a services agreement entered into on July 13, 1999. On the same date we also entered into a sales representative agreement. Both agreements are for a three-year term renewable for one-year terms thereafter. We are currently providing domestic transport services to Intel and anticipate that Intel will provide web-hosting services to us. Subject to our meeting price, quality of service and other specifications, Intel Internet Media Services will purchase a significant portion of its yearly domestic transport requirements from us. In addition, in May 2000, Intel Internet Media

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Services agreed to use our network to deliver high-performance streaming media to its Internet users. In connection with its purchase of our common stock, Intel has agreed not to transfer any of its shares of our common stock to anyone except affiliates until April 2001, but this restriction will terminate if we have a change of control. The transfer restriction does not prohibit Intel from selling shares in future registered offerings initiated by us or from engaging in hedging transactions. Intel also has the right to require us to register under the Securities Act its shares of our common stock.

     Telefonos de Mexico, S.A. de C.V. Telefonos de Mexico, S.A. de C.V., the largest communications provider in Mexico, currently provides long distance and local services primarily in Mexico. At the time of our initial public offering, on October 6, 1999, Telefonos de Mexico acquired 4,612,546 shares of our common stock, representing approximately 1% of the shares of our capital stock outstanding as of June 30, 2000. In connection with its purchase of our common stock, Telefonos de Mexico has agreed to certain restrictions and will receive certain privileges, including the following:

     - Telefonos de Mexico has a right to be notified and given an opportunity to acquire additional shares of our common stock which cannot exceed a total ownership interest of 10% of all classes of our common stock outstanding on a combined basis until at least 2009.

     - Telefonos de Mexico has agreed not to transfer to anyone, except affiliates, any of its shares of our common stock until April 2003, unless we have a change of control.

     - Telefonos de Mexico has agreed that we have the right, until April 2003, to repurchase our stock at market value less the underwriter's discount if the alliance agreement is terminated for any reason other than a breach by us.

     - Telefonos de Mexico also has the right to require us to register under the Securities Act its shares of our common stock.

     In addition, Williams, so long as it has a 50% equity interest in us, has a right of first purchase with respect to any shares of our common stock that Telefonos de Mexico should decide to offer. We also have a right of first purchase with respect to any shares of common stock not purchased by Williams.

     On May 25, 1999, we entered into an alliance agreement with Telefonos de Mexico under which, subject to any necessary U.S. and Mexican regulatory requirements:

     - Until 2019, Telefonos de Mexico must first seek to obtain select international wholesale services and various other services from us.

     - Until 2019, we must first seek to obtain select international wholesale services and various other services from Telefonos de Mexico.

     - We and Telefonos de Mexico will sell each other's products to our respective customers and will negotiate the terms under which both parties will provide installation and maintenance of communications equipment and other services for the other.

     For the services each must seek to obtain from the other, the prices generally will be established to reflect the strategic relationship and commitments made to each other, subject to any applicable law or regulations establishing the prices. If either party can secure lower prices for comparable services which the other party will not match, then that party is free to utilize the lowest cost provider. Both we and Telefonos de Mexico can provide services or products to other persons. Each party may also sell or utilize the products or services purchased from the other to provide products or services to other persons.

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     Certain of the provisions relating to the preferred provider relationship and competitive pricing requirements will not be implemented until changes to the international settlement system currently in place pursuant to U.S. and Mexican regulations occur. Due to Telefonos de Mexico's dominant position in Mexico, the international settlement system requires that Telefonos de Mexico split its switched traffic terminating in the United States on a basis proportionate to that of U.S. carriers terminating switched traffic in Mexico. See the section of this prospectus entitled "Regulation -- Settlement costs for international traffic."

     We and Telefonos de Mexico have agreed on a mechanism for the development of mutually beneficial projects intended to interconnect our network with the Telefonos de Mexico network to provide seamless voice and data on both a nationwide and international basis. Project decisions will be based on the unanimous decision of committees composed of an equal number of representatives from our company and Telefonos de Mexico.

     Either party may terminate the alliance agreement if any of the following occurs:

     - the action, or failure to act, of any regulatory authority or the passage of a law or regulation materially frustrates or hinders the purpose of any of our agreements

     - either party experiences a change of control

     One party may terminate the agreements if the other party materially breaches them or is no longer able to deliver the products and services for a period of 30 days.

     In addition, we have entered into an interconnection agreement with Telefonos de Mexico and are negotiating additional agreements for the purchase and sale of telecommunications services. Under the proposed agreements, subsidiaries of Telefonos de Mexico will purchase internet transit services and voice services from us. We also intend to negotiate broader services and marketing agreements.

     KDD America. KDD America, Inc. is a wholly-owned subsidiary of KDD Corporation, the largest international telecommunications company in Japan. In June 2000, we entered into a comprehensive services agreement under which we will interconnect our network with KDD America. In addition, KDD America will first seek to obtain U.S. offered telecommunicating services from us, and we will first seek to obtain Japan-terminating telecommunications services from KDD America or KDD Corporation. We also agreed to collaborate with KDD on a number of other matters, including colocation services, e-business applications and customer solutions.

     Telia. Telia is the national communications service provider in Sweden. In February 2000, we agreed to acquire dark fiber on Telia's 28,000 mile fiber-optic network throughout Europe which is expected to be substantially complete by the end of this year. This network will serve approximately 35 cities in Sweden, Norway and Finland to the north; Lithuania to the east; and the central and western European markets of Austria, Belgium, the Czech Republic, France, Germany, Italy, Spain, Switzerland and the United Kingdom. We have the ability to accept between 2 and 36 fiber strands, depending upon the route, across Telia's network. Under the agreement, we also obtain significant additional capacity on the TAT-14 trans-Atlantic cable system scheduled for operation by the end of this year. Telia will purchase 11,000 route miles of fiber on our U.S. network. The companies will provide each other with colocation services and ongoing network maintenance services on their respective networks.

     Teleglobe. Teleglobe, Inc. is a leading supplier of global broadband and data services. In December 1999, Teleglobe agreed to purchase dark fiber on 14,000 route miles of our network as well as other ongoing services. The fiber will connect 30 key markets across the United States, including Atlanta, Boston, Chicago, Dallas, Denver, Houston, Los Angeles, Miami, New York,
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San Diego and Washington, D.C. In addition, we will provide Teleglobe with long-term backhaul services from international cable landing sites on the West Coast to our network. As part of the 20-year agreement, we will provide Teleglobe with ongoing network maintenance and colocation services.

     We agreed to purchase two OC-48 wavelengths on Teleglobe's European network, which includes London, Brussels, Amsterdam and major markets in France and Germany including Strasbourg and Paris and Dusseldorf and Frankfurt, respectively. We will also acquire significant long-term capacity into Canada, interconnecting our U.S. network with Teleglobe's Canadian network in Vancouver, British Columbia. Additionally, we obtain colocation facilities and network maintenance throughout the Teleglobe network.

     Winstar. Winstar Communications, Inc. uses wireless technology to provide high-capacity local exchange and Internet access services to companies located generally in buildings not served by fiber-optic cable. We have entered into agreements with Winstar under which:

     - Until 2023, we have a right to use approximately 2% of Winstar's wireless local capacity, which is planned to cover the top 50 U.S. markets, in exchange for payments equal to $400 million over a period of four years.

     - Until 2023, Winstar has a right to use four strands of our fiber-optic cable over 15,000 route miles on our network.

     - Winstar has an obligation to lease specified circuits from us for at least 20-year terms.

     - We have agreed to provide Winstar with colocation and maintenance services.

     - Winstar will pay us $644 million in equal monthly installments over a period of seven years ending in 2006, for providing the services noted above.

     Metromedia Fiber Network. Metromedia Fiber Network is currently constructing local fiber-optic networks in 11 U.S. cities: New York, Boston, Philadelphia, Chicago, Washington, D.C., Dallas, Houston, Atlanta, Seattle, Los Angeles and San Francisco. On September 17, 1999, we signed two agreements with Metromedia that provide for the following 20-year lease arrangements:

     - Metromedia will lease to us dark fiber of up to 3,200 route miles on its local networks, with six to 96 fibers per segment, and will provide us with maintenance services and dark fiber connectivity to approximately 250 points of presence and data centers in exchange for approximately $317 million payable by us over the duration of the agreement.

     - We will lease to Metromedia six dark fibers over substantially all of our network and provide colocation and maintenance services in exchange for approximately $317 million payable by Metromedia over the duration of the agreement.

     Lease and maintenance payments will be based on the number of fiber miles leased. We will lease fiber from Metromedia in all 11 of its current metropolitan areas. In addition, we will have the right to select future Metromedia market areas where we will lease fiber, when and if such cities are announced. In 1999, we began leasing fiber on constructed segments of the Metromedia network, and Metromedia began leasing fiber on constructed segments of our network. Leases of fiber on additional segments will begin following construction and acceptance.

     Intermedia. Intermedia Communications, Inc. provides a wide range of local, long distance and Internet services. In April 1998, we entered into an agreement with Intermedia providing Intermedia with a 20-year right to use our nationwide transmission capacity.

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PROPERTIES

     Our network and its component assets are the principal properties that we currently operate. We lease portions of the network and related equipment pursuant to our asset defeasance program, which supplied funds to construct a portion of our network and purchase equipment. The lease term is for five years with possible renewal for two additional one-year terms. We have the rights to purchase or exchange the leased property during the lease term as well as to purchase the property at the end of the lease term. The price at which we may purchase the property approximates its original cost. In the event we do not purchase the property at the end of the lease term, we are obligated to pay 89.9% of the original purchase cost of the property, reduced by payments made throughout the lease term. For more information regarding the operating lease agreement, see the section of this prospectus entitled "Description of Other Indebtedness and Other Financing Arrangements -- Asset defeasance program."

     Our installed fiber-optic cable is laid under various rights of way. We have agreements in place for substantially all of the rights of way needed to complete our network. Almost all of our rights of way extend through at least 2018. A significant portion of our rights of way are along Williams' pipeline easements.

     We own or lease sites in approximately 100 U.S. cities on which we locate or plan to locate transmission, routing and switching equipment. These sites range in size from 2,000 square feet to 50,000 square feet and total approximately 1,700,000 square feet. We also lease office space in various locations, including from Williams. We lease from Williams approximately 1,200,000 square feet of office space in Tulsa, Oklahoma, and have entered into a lease with Williams for an additional 350,000 square feet of office space to be constructed. Our solutions unit occupies approximately 192,000 square feet of office space in Houston, Texas, which it subleases from Williams.

EMPLOYEES

     As of August 1, 2000, we had a total of approximately 10,415 employees, 1,005 of whom were covered by collective bargaining agreements. The following shows the number of our employees broken down by unit:

Network.............................................   2,445
Broadband media.....................................     430
Solutions...........................................   5,926
Strategic investments...............................      25
Corporate...........................................   1,589
                                                      ------
           Total....................................  10,415
                                                      ======

LEGAL PROCEEDINGS

     We are named as a defendant in various lawsuits brought on behalf of all landowners on whose property the plaintiffs have alleged we installed fiber-optic cable without the permission of the landowner. In each lawsuit, the plaintiff seeks to bring a nationwide class action on behalf of all landowners on whose property we have installed fiber-optic cable without the permission of the landowner. We believe that installation of the cable containing the single fiber network that crosses over or near the putative class members' land does not infringe on their property rights. We also do not believe that the plaintiffs have sufficient basis for certification of a nationwide class action. It is likely that we will be subject to other putative class action suits challenging our rights of way. We cannot quantify the impact of all such claims at this time. Thus, we cannot be

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certain that the plaintiffs' putative class actions or other putative class actions, if successful, will not have a material adverse effect on our business.

     On September 7, 2000, All-Phase Utility Corp. amended its complaint in a matter originally filed June 28, 1999 against us in the United States District Court for Oregon. In the amended complaint, All-Phase alleges actual damages of at least $236.5 million plus punitive damages of an additional amount equal to double the amount of actual damages. All-Phase alleges that a portion of our Eugene, Oregon to Bandon, Oregon route is based on confidential information developed by All-Phase and that we breached our non-disclosure agreement with All-Phase and violated the Oregon Trade Secrets Act by using it. All-Phase also alleges that we misrepresented our plans for the route and that, as a result, All-Phase lost the opportunity to build its own line along the same route. All-Phase alleges that its damages include loss of profit from the construction it believes it would have performed for us and lost revenue from leases of fiber-optic cable and conduits. We intend to refute the allegations and vigorously defend this lawsuit. We do not believe that the ultimate resolution of this matter will have a material adverse effect upon our future financial position, results of operations or cash flows.

     We are a party to various other claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the ultimate resolution of all claims, legal actions and complaints after consideration of amounts accrued, insurance coverage, or other indemnification arrangements will not have a material adverse effect upon our future financial position, results of operations or cash flows.

                                   REGULATION

GENERAL REGULATORY ENVIRONMENT

     We are subject to federal, state, local, and foreign regulations that affect our product offerings, competition, demand, costs and other aspects of our operations. U.S. federal laws and regulations generally apply to interstate telecommunications, including international telecommunications that originate or terminate in the United States, while state laws and regulations apply to telecommunications terminating within the state of origination. A foreign country's laws and regulations apply to telecommunications that originate or terminate in that country. The regulation of the telecommunications industry is changing rapidly and varies from state to state and from country to country. Our operations are also subject to a variety of environmental, safety, health and other governmental regulations. We cannot guarantee that future regulatory, judicial, or legislative activities will not have a material adverse effect on us, or that domestic or international regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations.

     The Telecommunications Act seeks to promote competition in local and long distance telecommunications services, including by allowing entities affiliated with power utilities entry into providing telecommunications services and by allowing, subject to specified limitations and conditions, the regional Bell operating companies to enter the long distance market. We believe that the regional Bell operating companies' and other companies' entry into this market will provide opportunities for us to sell dark fiber or lease high-volume long distance capacity.

     The Telecommunications Act allows a regional Bell operating company to provide long distance services originating outside its traditional exchange service area or from mobile services, and to own 10% or less of the equity of a long distance carrier operating in its traditional service area. In addition,
Section 271 of the Telecommunications Act allows a regional Bell operating company to provide long distance services originating in a state in its traditional exchange service area if it satisfies several procedural and substantive requirements. These include obtaining FCC
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approval upon a showing that the regional Bell operating company has entered into, or under some circumstances has offered to enter into, interconnection agreements which satisfy a 14-point "checklist" of competitive requirements. On February 22, 1999, the United States Supreme Court issued an order confirming the FCC's authority to adopt requirements for compliance with the checklist. On December 29, 1999, the FCC granted Bell Atlantic's petition to provide long distance service in New York State. On August 1, 2000, the U.S. Court of Appeals for the District of Columbia Circuit affirmed the FCC's decision. In addition, on June 30, 2000, the FCC granted SBC's petition to provide long distance service in Texas, which became effective July 10, 2000. AT&T filed notice of its intent to appeal this order in the U.S. Court of Appeals for the District of Columbia Circuit on July 5, 2000. We expect that additional petitions for entry will be filed and that the regional Bell operating companies will obtain approval to provide long distance services in several other states within the next two years. Bills have been introduced in Congress to allow the regional Bell operating companies to provide high-speed data and Internet access long distance services.

     Common carrier services to end-users, including enhanced services providers, are subject to assessment for the FCC's Universal Service Fund, which assists in ensuring the universal availability of basic telecommunications services at affordable prices and other goals. The FCC announced assessments for the third quarter of 2000 of approximately 5.5% of gross interstate and international end-user revenues, and the FCC has proposed increasing the assessment rate for the fourth quarter to approximately 5.7%. On July 30, 1999, the U.S. Court of Appeals for the Fifth Circuit upheld in part the FCC's Universal Service Order, but determined that the agency could not assess contributions on intrastate revenues. The court also reversed and remanded for further consideration the FCC's decision to assess contributions based on the international revenues of contributors having interstate revenues for certain universal service support funds. In response to the court's ruling, the FCC issued an order on October 8, 1999, which, among other changes, exempted from the contribution base the international revenues of interstate carriers whose interstate revenues account for a small percentage of their combined interstate and international revenues. In addition, on May 31, 2000, the FCC adopted a plan that will create a new universal service support mechanism in connection with its reform of interstate access charges. Some of our services may be subject to those assessments, which would increase our costs, and we may also be liable for assessments by state commissions for state universal service programs.

FEDERAL REGULATION

     Under the FCC's rules, we are a non-dominant carrier. Generally, the FCC has chosen not to closely regulate the charges or practices of non-dominant carriers. Although the FCC has the power to impose more stringent regulatory requirements on us, we believe that the FCC is unlikely to do so. We are subject to the regulatory requirements applicable to all common carriers, such as providing services without unreasonable discrimination and charging reasonable rates.

     Federal regulation affects the cost and thus the demand for long distance services through regulation of interstate access charges, which are the local telephone companies' charges for use of their exchange facilities in originating or terminating interstate transmissions. The FCC, on May 31, 2000, ordered a multi-year transition in the structure of interstate access charges, leading to lower per-minute charges. Among some of the changes in that order, the FCC increased non-usage sensitive charges on local lines, eliminated non-usage sensitive charges on interexchange carriers, modified the productivity factor used in part to determine price caps on access charges for some local telephone companies, and created a new universal service component to recover some implicit subsidies in access charges that were effectively eliminated

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by the order. Some aspects of the FCC's access charge rules are subject to periodic review and the agency may adopt further changes in the structure and levels of interstate access charges in the future.

     The FCC has adopted interconnection rules, including rules relating to pricing, for the provision of unbundled network elements and wholesale services by incumbent local telephone companies to competitive local telephone companies. On July 18, 2000, the U.S. Court of Appeals for the Eighth Circuit reversed certain FCC rules relating to network element pricing, and, as a result, the FCC may revise these rules. On August 30, 2000, the FCC and the Department of Justice filed for a stay that would allow the network element pricing rules to remain in effect pending an appeal of the Eighth Circuit's decision to the Supreme Court. The agency also adopted rules governing the physical colocation of competitive local telephone company equipment in certain of the incumbent local telephone companies' buildings to access unbundled network elements. Pursuant to interconnection agreements entered into with incumbent local telephone companies, competitive carriers may use these network elements, services, and colocation space to offer local services. In January 1999, the United States Supreme Court upheld the FCC's authority to adopt pricing rules for unbundled network elements and resale by competitive local telephone companies. However, the Supreme Court instructed the FCC to reconsider an earlier determination regarding the extent to which local telephone companies are required to unbundle elements of their networks and provide those unbundled networks to competitive local telephone companies. On September 15, 1999, the FCC adopted revised rules on unbundling of network elements. Additionally, on March 17, 2000, the U.S. Court of Appeals for the District of Columbia Circuit ordered the FCC to reconsider portions of its colocation rules, including those relating to the types of equipment that may be colocated on the premises of incumbent local telephone companies. On August 9, 2000, the FCC issued an Order on Reconsideration and Second Further Notice of Proposed Rulemaking which extended the rules affirmed by the Court of Appeals and invited comments on those issues which the Court of Appeals remanded for reconsideration. These regulations affect the growth opportunities for some of our customers and thus demand for our services.

     The FCC has to date treated Internet service providers as enhanced service providers rather than common carriers. As such, Internet service providers have been exempt from various federal and state regulations, including the obligation to pay access charges and contribute to universal service funds. Congress is also considering legislation that would affect the charges applicable to such calls.

     The FCC has adopted rules for a multi-year transition to lower international settlement payments by U.S. common carriers, leading to lower rates for some international services and increased demand for these services provided by some of our customers. The result is likely to be increased demand for capacity on the U.S. facilities, including our network, which provide these services.

     Rules adopted by the FCC in 1996 and 1997, which an appeals court upheld on April 28, 2000, impose significant limits on the ability of carriers to maintain tariffs for interstate long distance services and to rely on tariffs to state the prices, terms and conditions under which they offer interstate services. Additional rules, adopted by the FCC on March 18, 1999, will require long distance carriers to make specified public disclosures of their rates, terms and conditions for domestic interstate services. The FCC ordered a transition ending with cancellation of all tariffs by January 31, 2001. These regulations affect how some of our customers provide services and the demand for their offerings.

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STATE REGULATION

     The Telecommunications Act generally prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any person from providing any interstate or intrastate telecommunications service. However, states retain jurisdiction to adopt regulations necessary to preserve universal service, protect public safety and welfare, ensure the continued quality of communications services and safeguard the rights of consumers.

     Generally, we must obtain and maintain certificates of authority from regulatory bodies in states in which we offer intrastate services. In most states, we must also file and obtain prior regulatory approval of tariffs for our regulated intrastate services. Certificates of authority can generally be conditioned, modified or revoked by state regulatory authorities for failure to comply with state law or regulations. Fines and other penalties also may be imposed for such violations. We are currently authorized to provide intrastate services, at least to some extent, in 50 states. In a number of states, we have pending applications for additional authority or are awaiting tariff approval. We believe that most states do not regulate our provision of dark fiber. If a state did regulate our provision of dark fiber, we could be required to provide dark fiber in that state pursuant to tariffs and at regulated rates.

     State regulatory commissions generally regulate the rates incumbent local telephone companies charge for intrastate services, including intrastate access services paid by providers of intrastate long distance services. Our local and other intrastate services compete against the regulated rates of these carriers, and also use some of these services in providing our services. Under the Telecommunications Act, state commissions have jurisdiction to arbitrate and review negotiations between local telephone companies and competitive local exchange carriers regarding the prices local telephone companies charge for interconnection of network elements with, and resale of, services by competitive local exchange carriers; however, the Supreme Court has upheld the FCC's authority to adopt rules which the states must apply when setting these prices. We are entering into interconnection agreements with various incumbent local telephone companies and are considering others. To date, none of the agreements we have agreed to has been approved by all necessary state governmental authorities. These regulations, therefore, also affect our plans to offer such services. A state may also impose telecommunications taxes, and fees related to the support for universal service, on providers of services within that state.

LOCAL REGULATION

     We are occasionally required to obtain street use and construction permits and licenses and/or franchises to install and expand our fiber-optic network using municipal rights of way. Termination or failure to renew our existing franchise or license agreements could have a material adverse effect on us. In some municipalities where we have installed or anticipate constructing networks, we are required to pay license or franchise fees based on a percentage of gross revenue or on a per linear foot basis. We cannot guarantee that fees will remain at their current levels following the expiration of existing franchises. In addition, we could be at a competitive disadvantage if our competitors do not pay the same level of fees as we do. However, the Telecommunications Act requires municipalities to manage public rights of way in a competitively neutral and non-discriminatory manner.

OTHER

     Our operations are subject to a variety of federal, state, local and foreign environmental, safety and health laws, and governmental regulations. These laws and regulations govern matters such as the generation, storage, handling, use and transportation of hazardous materials, the

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emission and discharge of hazardous materials into the atmosphere, the emission of electromagnetic radiation, the protection of wetlands, historic sites and endangered species and the health and safety of our employees.

     Although we monitor compliance with environmental, safety and health laws and regulations, we cannot assure you that we have been or will be in complete compliance with these laws and regulations. We may be subject to fines or other sanctions imposed by governmental authorities if we fail to obtain certain permits or violate the laws and regulations. We do not expect any capital or other expenditures for compliance with laws, regulations or permits relating to the environment, safety and health to be material in 2000.

     In addition, we may be subject to environmental laws requiring the investigation and cleanup of contamination at sites we own or operate or at third-party waste disposal sites. These laws often impose liability even if the owner or operator did not know of, or was not responsible for, the contamination. Although we own or operate numerous sites in connection with our operations, we are not aware of any liability relating to contamination at these sites or third-party waste disposal sites that could have a material adverse effect on our company.

FOREIGN REGULATION

     The provision of telecommunications services in the countries in which we operate and intend to operate is regulated. Telecommunications carriers are generally required to obtain permits, licenses, or authorizations to initiate or terminate communications in a country. The regulatory requirements vary from country to country, although in some significant respects regulation in the Western European markets is harmonized under the regulatory structure of the European Union. Many regulatory systems have only recently faced the issues raised by competition and are still in the process of development. Telecommunications laws and regulations are changing generally to promote competition and new offerings. However, future regulatory, judicial, or legislative activities may have a material adverse effect on us, and international regulators or third parties may raise material issues with regard to our compliance or noncompliance with applicable regulations.

     Generally, we must obtain and maintain authorizations from regulatory bodies in the countries in which we will offer telecommunications services. We may need different authorizations or no authorizations, depending on whether we construct or lease our facilities, and whether we offer dark fiber, switched voice, private line, data, video or enhanced services in many of the countries in which we plan to operate. We must also comply with environmental, planning and property laws in those countries where we construct and/or operate fiber-optic systems. In many countries, we must also file and obtain prior regulatory approval of the rates, terms and conditions for our services. Authorizations can generally be conditioned, modified or revoked by regulators for failure to comply with applicable laws or regulations. Fines and other penalties also may be imposed for violations. We expect to apply for and acquire various authorizations to operate our foreign facilities and provide our telecommunications services though we cannot guarantee that our licenses will not be delayed or include burdensome conditions.

     Authorizations to operate as a new carrier are not available in some countries, may be available in other countries with limitations on the number and characteristics of carriers, and may not be required at all in other countries. In addition, while some countries require complex applications procedures for authorizations, some countries simply require registration with or notification to the regulatory agency. Within a country, moreover, some services or activities may require a full authorization while others may require a simple registration or notification, or no filing at all. Authorizations and regulations impose a range of restrictions on the carriers'

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operations, corporate governance and shareholders, with penalties for noncompliance, including loss of license and monetary fines. For example, many countries place limits on foreign ownership of telecommunications carriers and require regulatory approval of transfers of control.

     In granting authorizations, regulators frequently establish service obligations for the operator. Typical obligations include nondiscrimination, build-out or service coverage and interconnection obligations, as well as requirements regarding the quality of service provided and the approval of new service offerings. Many regulators also require licensed carriers to pay certain fees or charges, including to cover the costs of regulation and to support the availability of services, and these fees may in some cases be significant.

     Many national regulators require interconnection between carriers and resolve disputes as to the reasonableness of particular interconnection arrangements and pricing. Many regulators require a dominant carrier in the market to offer competing carriers interconnection on reasonable and nondiscriminatory terms and conditions, and a number of regulators are also beginning to require incumbent carriers to unbundle their local loops, allowing increasing competition in local services. In some countries, all telecommunications carriers are required to provide interconnection to other carriers. We may be required to provide interconnection to our foreign network as well as access to our facilities for the installation of other carriers' telecommunications equipment.

     We may also be required to obtain street use and construction permits and licenses and/or franchises to install and expand our fiber-optic network using public rights of way. In some countries where we have installed or anticipate constructing networks, we may be required to pay license or franchise fees.

     Submarine telecommunications cable systems require national authorizations from each country in which they land and operate. Cable landing authorizations typically involve environmental reviews as well as approvals by telecommunications authorities to provide international telecommunications facilities and services. In addition, municipal and state permits may be necessary. Any such authorization may be difficult to obtain or involve burdensome conditions. Telecommunications carriers using capacity on the cables usually need licenses from each country in which they operate and may need different licenses to provide different services. For example, we will need to acquire a Type I license to land our interest in an undersea cable in Japan, and also a Type II license if we seek to resell international private line services to or from Japan.

BRAZIL

     A cellular concession was granted to ATL in 1998 for an initial term of 15 years which may be renewed for equal periods at the discretion of the national regulatory agency, Anatel. Currently, within each area, only two cellular companies may operate. In 2000, the government announced plans to sell additional licenses in each wireless market for personal communications service. The cellular concessions and other regulations impose a range of restrictions on the companies' operations, rates, services, corporate governance and shareholders, with penalties for noncompliance, including loss of license and monetary fines.

AUSTRALIA

     PowerTel holds a carrier license and is subject to regulation by the Australian Competition and Consumer Commission and the Australian Communications Authority. PowerTel does not have any service coverage obligations. PowerTel does not require any further regulatory approval for new services provided on its fiber-optic network.

     Under the regulations, access to particular regulated carriage services and other services which facilitate the supply of those regulated services must be provided between operators on

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non-discriminatory technical and operational terms and, in some circumstances, at cost-based prices. Any transmission capacity of two or more megabits per second is regulated on all routes except between Sydney, Canberra and Melbourne.

     The Australian Competition and Consumer Commission is currently considering regulating local call resale and local network unbundling. Regulation of switched interconnection at the local exchange level would allow PowerTel and other competitors to reduce their access costs by interconnecting with the Telstra Corporation Limited network closer to the customer. The Australian Competition and Consumer Commission has issued a draft report in favor of regulating noncompetitive access services with pricing based on total service long-run incremental cost.

     PowerTel currently has entered into a facilities access agreement with Telstra for access to Telstra's ducts, underground facilities and equipment buildings. PowerTel also obtains services from Telstra through wholesale/resale products and is in the process of negotiating an agreement covering Telstra's wireline and mobile originating and terminating access services.

CHILE

     Chile currently has a competitive, multi-carrier system for long distance and local services. There is no regulatory limit on the number of concessions that could be granted to companies that would compete against Telefonica Manquehue. The largest providers of local telecommunications services in Santiago are Compania de Telecomunicaciones de Chile and CMET.

     Telefonica Manquehue holds an intermediate service concession for the installation, operation, and exploitation of a high-capacity fiber-optic cable network in Santiago and the towns surrounding it. Intermediate services are provided via networks to satisfy the transmission or exchange service requirements of other telecommunications providers. The concession is for a renewable 30-year term. Telefonica Manquehue's concession provides for network construction to end on December 23, 1998, and service to begin on January 23, 1999. The company requested an extension of these terms, which was granted by the telecommunications authority but is pending before the Republic Comptrollership's Office for formal amendment of the concession.

     The regulatory authority has declared that the conditions prevailing in the local (including Santiago) and long distance markets, as well as in the market for intermediate services, require rates to be determined by the regulatory authority. The maximum rate structure is determined every five years. Local providers must also give long distance service providers equal access to their network connections.

SETTLEMENT COSTS FOR INTERNATIONAL TRAFFIC

     International switched long distance traffic between two countries typically is exchanged under correspondent agreements between carriers, each owning network transmission facilities in their respective countries. Correspondent agreements generally provide for, among other things, the termination of switched traffic in, and return switched traffic to, the carriers' respective countries at a negotiated accounting rate. Settlement costs, typically one-half of the accounting rate, are reciprocal fees owed by one international carrier to another for transporting traffic on its facilities and terminating that traffic in the other country. The FCC and regulators in foreign countries may regulate agreements between U.S. and foreign carriers.

     The FCC's international settlements policy governs the settlements between U.S. carriers and their foreign corespondents and prevents foreign carriers from discriminating among U.S. carriers in bilateral accounting rate negotiations. The policy requires:

     - the equal division of accounting rates

     - non-discriminatory treatment of U.S. carriers

     - proportionate return of inbound traffic

     Agreements governed under the policy must be filed publicly with and approved by the FCC. The policy applies only to U.S. carrier arrangements with certain foreign carriers with market power in their respective countries. For example, U.S. carrier arrangements with Telefonos de Mexico continue to be subject to the policy, but U.S. carrier arrangements with a Telefonos de Mexico competitor in Mexico are not subject to the policy. The FCC also recently decided to exempt certain foreign routes from the policy, depending upon the ability of U.S. carriers to terminate traffic on those routes at rates substantially below benchmarks set by the agency. However, Mexico is not currently an exempted route. Other countries have policies similar to that of the FCC.

     Resale of international private lines allows carriers to bypass the settlement rate system, and, therefore, bypass the need to negotiate accounting rates with foreign carriers with market power and obtain termination of international traffic in the United States and foreign countries at substantially reduced rates. The FCC's private line resale policy currently prohibits a carrier from reselling international private leased circuits to provide switched services to or from a country unless certain conditions are met.

     Currently, Mexican carriers other than Telefonos de Mexico can engage in such resale under FCC rules, but the Mexican regulator has not permitted such resale. If Mexico approves such resale but the FCC continues to restrict Telefonos de Mexico from engaging in such resale, competitors of Telefonos de Mexico would be permitted to engage in low-cost termination of traffic between the United States and Mexico, but Telefonos de Mexico would be precluded from doing so.

                                   MANAGEMENT

OUR DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information as of the date of this prospectus concerning our directors and executive officers.

NAME                                   AGE   POSITION
----                                   ---   --------
Keith E. Bailey......................  58    Director; Chairman of the Board
Howard E. Janzen.....................  46    Director; President and Chief Executive Officer
John C. Bumgarner, Jr. ..............  58    Director; Senior Vice President -- Strategic
                                             Investments
J. Cliff Eason.......................  53    Director
Michael P. Johnson, Sr. .............  53    Director
Robert W. Lawless....................  63    Director
Steven J. Malcolm....................  52    Director
H. Brian Thompson....................  61    Director
Cuba Wadlington, Jr. ................  56    Director
Roy A. Wilkens.......................  57    Director
Scott E. Schubert....................  47    Senior Vice President and Chief Financial Officer
Frank M. Semple......................  48    Senior Vice President -- Network
Delwin L. Bothof.....................  55    Senior Vice President -- Domestic Strategic
                                             Investments
S. Miller Williams...................  49    Senior Vice President and General
                                             Manager -- Network International
Patti L. Schmigle....................  42    Senior Vice President -- Solutions
Kenneth R. Epps......................  44    Senior Vice President -- Strategic Marketing
Matthew W. Bross.....................  40    Senior Vice President and Chief Technology Officer
Gerald L. Carson.....................  61    Senior Vice President -- Human Resources
Bob F. McCoy.........................  57    Senior Vice President -- Law
Mark A. Bender.......................  35    Vice President and Chief Information Officer
Ken Kinnear..........................  39    Vice President and Controller
P. David Newsome, Jr. ...............  53    General Counsel and Corporate Secretary

OUR DIRECTORS

     Our restated certificate of incorporation provides that the number of directors may be altered from time to time by a resolution adopted by our board of directors. However, the number of directors may not be less than three. Currently, we have 10 directors on our board. Four of the directors are independent, one of whom was designated by SBC Communications Inc. SBC will be entitled to designate a director for our board once SBC obtains, and for so long as it retains, more than a 5% equity interest in us and has obtained approval to and continues to have the right to provide long distance services in states within its traditional exchange service area. Although SBC currently does not meet these requirements, the SBC designee was elected to, and currently serves on, our board.

     Our restated certificate of incorporation provides for a classified board of directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders' meeting for election of directors following the most recent election of that class, except that the initial terms of two of the classes expire in 2001 and 2002.

     The following individuals are our directors. Each director holds office until his successor is duly elected and qualifies or until his resignation or removal, if earlier.

     Keith E. Bailey is the Chairman of the Board, President and Chief Executive Officer of Williams. Mr. Bailey has held various officer level positions with Williams and its subsidiaries since 1975 and has served as a director of Williams since 1988. Mr. Bailey is Chairman of the Board of our company and has been a director since 1994. Mr. Bailey's term as a director expires at the annual stockholders' meeting in 2002.

     Howard E. Janzen has been a director of our company since 1994. He was elected Co-Chairman and Chief Operating Officer effective February 1997, and President and Chief Executive Officer effective May 1998. From April 1993 to December 1994, Mr. Janzen served as Senior Vice President and General Manager of Williams Gas Pipelines Central, Inc., an affiliate of Williams. Mr. Janzen has also held various other management and officer level positions with Williams since 1979. Mr. Janzen also serves on the board of directors of BOK Financial Corporation. Mr. Janzen's term as a director expires at the annual stockholders' meeting in 2002.

     John C. Bumgarner, Jr. is the Senior Vice President of Corporate Development and Planning of Williams and President of Williams International Company, a subsidiary of Williams. Mr. Bumgarner has held various officer level positions with Williams since 1977. Mr. Bumgarner has been a director of our company since 1997 and was named Senior Vice President, Strategic Investments of our company in May 1999. Mr. Bumgarner's term as a director expires at the annual stockholders' meeting in 2001.

     J. Cliff Eason has been President of Southwestern Bell since September 2000. He was President of SBC Network Services -- SBC Operations, Inc. from November 1999 to September 2000. From March 1998 to November 1999, he served as President of SBC International -- SBC Operations, Inc. Mr. Eason served as President and Chief Executive Officer of Southwestern Bell Telephone Company from February 1996 to February 1998. From July 1995 to February 1996, he was President and Chief Executive Officer of Southwestern Bell Communications, Inc. Mr. Eason served as President of Southwestern Bell Telephone Company -- Network Services from July 1993 to June 1995. Mr. Eason also serves as a member of the board of directors of Reinsurance Group of America, Inc. Mr. Eason has been a director of our company since January 2000. Mr. Eason's term as a director of our company will expire at the annual stockholders' meeting in 2003.

     Michael P. Johnson, Sr. is the Senior Vice President of Human Resources of Williams and has been since May 1999. Prior to joining Williams in December 1998 as Vice President of Human Resources, Mr. Johnson was a vice president of human resources with Amoco Corporation, where he held various officer level positions since 1991. Mr. Johnson has been a director of our company since May 1999. Mr. Johnson's term as a director expires at the annual stockholders' meeting in 2003.

     Robert W. Lawless has been the President of The University of Tulsa since May 1996. Previously, he served as president and chief executive officer of Texas Tech University and Texas Tech University Health Sciences Center from 1989 to 1996. From 1982 to 1989 he served, first as vice president -- finance and chief financial officer, then as executive vice president and chief operations officer, for Southwest Airlines in Dallas, Texas. He currently serves as Independent Director, Four Salomon Brothers Mutual Funds, and Tuition Plan, Inc. He also is a member of the NCAA Division I Board of Directors; the NCAA Executive Committee; Hillcrest Healthcare System Board of Trustees; the Metropolitan Tulsa Chamber of Commerce Board of Directors; and the Board of Directors of the National Association of Independent Colleges and

Universities. Mr. Lawless has been a director of our company since July 2000. Mr. Lawless' term as a director will expire at the annual stockholders meeting in 2001.

     Steven J. Malcolm is the President and Chief Executive Officer of Williams Energy Services, a subsidiary of Williams. Mr. Malcolm has held various management and officer level positions with subsidiaries of Williams since 1984. Mr. Malcolm has been a director of our company since 1998. Mr. Malcolm's term as a director expires at the annual stockholders' meeting in 2001.

     H. Brian Thompson was Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from March 1999 to September 2000. From January to March 1999, he served as non-executive chairman of Telecom Eireann, Ireland's incumbent telephone company. From June to December 1998, Mr. Thompson served as Vice Chairman of Qwest Communications International Inc. after its merger with LCI International. From 1991 to June 1998, Mr. Thompson served as Chairman and Chief Executive Officer of LCI International. Mr. Thompson also serves as a member of the board of directors of Bell Canada International Inc. and PageNet do Brazil, as co-chairman of the Global Information Infrastructure Commission, and as chairman of the Advisory Committee for Telecommunications for Ireland's Department of Public Enterprise. Mr. Thompson has been a director of our company since October 1999. Mr. Thompson's term as a director will expire at the annual stockholders' meeting in 2001.

     Cuba Wadlington, Jr. is President and Chief Operating Officer of Williams Gas Pipeline Company, a subsidiary of Williams. From 1995 to 1999, Mr. Wadlington was Senior Vice President and General Manager of Transcontinental Gas Pipe Line Corporation, a subsidiary of Williams. Mr. Wadlington also serves on the board of directors of Sterling Bank. Mr. Wadlington has been a director of our company since January 2000. Mr. Wadlington's term as a director expires at the annual stockholders' meeting in 2003.

     Roy A. Wilkens is currently CEO of the Data Network division of McLeodUSA, Inc. He was President of Williams Pipeline Company, a subsidiary of Williams, when he founded WilTel, Inc., then a subsidiary of Williams, in 1985. He served as Chief Executive Officer of WilTel from 1985 to 1997. In 1995, LDDS Communications, which now operates under the name WorldCom, acquired WilTel from Williams. In 1997, Mr. Wilkens retired from WorldCom as Vice Chairman. In 1992, President George Bush appointed Mr. Wilkens to the National Security Telecommunications Advisory Council. He has also served as chairman of both the Competitive Telecommunications Association and the National Telecommunications Network. Mr. Wilkens is a member of the board of directors of Lightyear Communications, Inc., Orillion Corporation, The Management Network Group, Inc., Tachion Networks, Inc., Splitrock Services, Inc., and McLeodUSA Incorporated. He is a former director of Qwest Communications and Paging Network Inc. Mr. Wilkens has been a director of our company since October 1999. Mr. Wilkens' term as a director of our company will expire at the annual stockholders' meeting in 2002.

BOARD COMPENSATION AND BENEFITS

     Directors who are our employees or who are employees of Williams receive no additional compensation for service on the board of directors or committees of the board. Nonemployee directors receive an annual retainer of $12,000 in cash and $40,000 in shares of our common stock. They also receive a committee retainer of $4,000 for serving on the audit, nominating, or compensation committees. Chairmen of the audit, nominating, and compensation committees receive an additional annual retainer of $2,500. Nonemployee directors also receive $1,000 for each board meeting attended, $500 for each audit, nominating, or compensation committee meeting attended and $750 for each executive committee meeting attended.

     Under the Williams Communications Group, Inc. 1999 Stock Plan, a nonemployee director may elect to receive all or any part of cash fees in the form of our common stock or deferred stock. Deferred stock may be deferred to any subsequent year or until such individual ceases to be a director. Under the Williams Communications Group, Inc. 1999 Stock Plan, nonemployee directors receive an annual stock option grant of 8,000 shares of our common stock. The options are exercisable on the date of grant and remain exercisable for ten years so long as the director remains a director of our company. The exercise price is equal to the fair market value of the stock on the date of grant as defined by the plan.

     All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or any committee or otherwise because of service as a director.

     Nonemployee directors of our company and of Williams serving at the time of our initial public offering received a one-time grant of ten-year options to purchase 10,000 shares of our common stock at an exercise price of $23 per share. These options were vested upon grant. Directors who were not our employees, but who were employees of Williams at the time of our initial public offering, received one-time grants of ten-year options to purchase 50,000 shares of our common stock at an exercise price of $23 per share. These options will cliff vest on September 30, 2004. Mr. Bailey received an option with respect to 100,000 shares of our common stock under the same terms. These grants also will cliff vest on September 30, 2004. Mr. Bumgarner received a retention award of 14,493 deferred shares of our common stock that will cliff vest on September 30, 2002.

COMMITTEES OF THE BOARD

     The board has the responsibility for establishing broad corporate policies and for our overall performance. However, the board is not involved in our day-to-day operations. The board is kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing analyses and reports provided to it on a regular basis, and by participating in board and committee meetings.

     The board has established standing committees to consider designated matters. The committees of the board are executive, audit, nominating and compensation. In accordance with our by-laws, the board annually elects from its members the members and chairman of each committee.

Executive Committee

     The executive committee was established in November 1999 and is authorized to act in the management of our business and affairs, except as such authority may be limited from time to time by the laws of the State of Delaware. The members of the executive committee are Keith E. Bailey, Chairman, John C. Bumgarner, Jr., Howard E. Janzen and Roy A. Wilkens.

Audit Committee

     The audit committee was established in October 1999 and is composed solely of directors who are neither our employees nor employees of Williams. The audit committee annually considers the qualifications of our independent auditor and makes recommendations to the board on the engagement of our independent auditor. The audit committee meets on a scheduled basis with representatives of the independent auditor and is available to meet at the request of the independent auditor. During meetings, the audit committee receives reports regarding our books of accounts, accounting procedures, financial statements, audit policies and procedures and other matters within the scope of the committee's duties. It reviews the plans for and results of audits of our company and our subsidiaries. It reviews and approves the independence of the independent auditor. It considers and authorizes the fees for both audit and nonaudit services of the independent auditor.

     The audit committee also meets with representatives of our audit services department. It reviews the results of the internal audits, compliance with our written policies and procedures, and the adequacy of our system of internal accounting and management controls. It meets with our financial and accounting officers and the executive officers of subsidiary companies to review various aspects of their operations. The members of the audit committee are H. Brian Thompson, Chairman, J. Cliff Eason, Robert W. Lawless and Roy A. Wilkens.

Nominating Committee

     The nominating committee was established in November 1999. The nominating committee is responsible for recommending candidates to fill vacancies on the board as such vacancies occur, as well as the slate of nominees for election as directors by the stockholders at each annual meeting of stockholders. Additionally, the committee recommends to the board the individual to be the chairman of the board and chief executive officer.

     Qualifications considered by the nominating committee for director candidates include an attained position of leadership in the candidate's field of endeavor, business and financial experience, demonstrated exercise of sound business judgment, expertise relevant to our company's lines of business and the ability to serve the interests of all stockholders. The members of the nominating committee are Howard E. Janzen, Chairman, Keith E. Bailey and Michael
P. Johnson, Sr.

Compensation Committee

     The compensation committee was established in October 1999 and is composed solely of directors who are neither our employees nor employees of Williams. The compensation committee approves the standard for setting salary ranges for executive officers, reviews and approves the salary budgets for all other officers of our company and of each subsidiary, and specifically reviews and approves the compensation of our senior executives. It reviews action taken by management in accordance with the salary guidelines for executives and establishes the performance objectives for variable compensation for executives. It also approves stock option grants for the executive officers named herein. The members of the compensation committee are Roy A. Wilkens, Chairman, J. Cliff Eason, Robert W. Lawless and H. Brian Thompson.

OUR EXECUTIVE OFFICERS

     In addition to Mr. Bailey, Mr. Janzen and Mr. Bumgarner, the following persons are our executive officers:

     Scott E. Schubert became Senior Vice President and Chief Financial Officer of our company in June 1999. Before joining our company, Mr. Schubert was vice president of global accounting services and finance of BP Amoco. He had 23 years of experience with Amoco, including six years as an officer of Amoco prior to its merger with British Petroleum.

     Frank M. Semple has been Senior Vice President, Network of our company since 1997. From 1995 to 1997, Mr. Semple served as Senior Vice President and General Manager of Williams Gas Pipelines Central, Inc., an affiliate of Williams. From 1994 to 1995, Mr. Semple served as Vice President of Operations and Marketing for Northwest Pipeline Corporation, also an affiliate of Williams. Mr. Semple has held various management and officer level positions with Williams since 1979.

     Delwin L. Bothof has been Senior Vice President, Domestic Strategic Investments since May 1999 and was Senior Vice President, Applications of our company from 1997 to 1999. Mr. Bothof served as President of Vyvx, Inc. from 1989 to 1997.

     S. Miller Williams has been Senior Vice President and General
Manager -- Network International since August 2000. Prior to that date, Mr. Williams was Senior Vice President, International Strategic Investments from May 1999 to August 2000 and was Senior Vice President, Corporate Development of our company from 1996 to 1999. From 1992 through 1996, Mr. Williams held various officer level positions with predecessors of our company and WilTel, Inc.

     Patti L. Schmigle has been Senior Vice President of our company since 1997 and has been Senior Vice President, Solutions since June 1999. Ms. Schmigle has held various management and officer level positions with Williams since 1980, including Vice President of Performance Management of Williams from June 1996 to November 1997, Vice President of Operations and Engineering of Williams Gas Pipeline Central, Inc., an affiliate of Williams, from 1995 to June 1996, and Director of Engineering of Williams Pipe Line Company, also an affiliate of Williams, from 1994 to 1995.

     Kenneth R. Epps has been Senior Vice President, Strategic Marketing of our company since February 1999. Before joining us in February 1999, Mr. Epps served as a vice president of Emerald Solutions, Inc., a start-up information technology firm, from 1998 to 1999. Prior to that he was with AT&T for 13 years.

     Matthew W. Bross has been Senior Vice President and Chief Technology Officer of our company since May 1999 and was Vice President and Chief Technology Officer of our company from 1998 to 1999. He joined our company in 1997 when our company acquired Critical Technologies, Inc., a company he founded in 1991, that focused on large-scale, global telecommunications infrastructures with an emphasis on the Internet. Mr. Bross served as Chief Executive Officer of Critical Technologies from 1991 until its acquisition by our company and has more than 20 years of experience in the telecommunications industry.

     Gerald L. Carson has been Senior Vice President, Human Resources of our company since May 1999 and was Vice President, Human Resources of our company from 1997 to 1999. Prior to that time, Mr. Carson held various management and human resources positions with Williams since 1985.

     Bob F. McCoy has been Senior Vice President, Law of our company since July 2000 and was General Counsel of our company from November 1999 until August 2000. Prior to that time, he served as General Counsel of Williams Energy Services, a Williams subsidiary, from 1996 to 1997, and as Vice President -- Performance Management of Williams from 1997 to 1999. Mr. McCoy has been with Williams since 1988.

     Mark A. Bender has been Vice President and Chief Information Officer of our company since March 1999. He has held various positions with other affiliates of Williams since November 1993.

     Ken Kinnear has been Vice President and Controller of our company since May 2000. He has 17 years of experience in various accounting and finance positions, including the past 8 years in the telecommunications industry since joining Williams in 1992.

     P. David Newsome, Jr. has been General Counsel and Corporate Secretary of our Company since September 2000. Prior to that time, Mr. Newsome practiced law with the law firm of Conner & Winters in Tulsa, Oklahoma since 1984.

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation of our Chief Executive Officer and each of our four other most highly-compensated executive officers for the three fiscal years ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                               --------------------------   --------------------------------------
                                                                                   STOCK OPTIONS
                                                             RESTRICTED STOCK        SHARES(5)
NAME AND PRINCIPAL                             BONUS              AWARDS          ----------------      ALL OTHER
POSITION(1)             YEAR    SALARY    (YR. EARNED)(2)   (YR. EARNED)(3)(4)      WCG     WMB(6)   COMPENSATION(7)
------------------      ----   --------   ---------------   ------------------    -------   ------   ---------------
Howard E. Janzen......  1999   $451,538      $226,616           $   97,122        300,000   10,000       $10,905
  President and Chief   1998    400,000       126,000            2,609,000(8)               30,000        12,050
  Executive Officer     1997    300,000       105,000               45,000                  60,000        10,131
Delwin L. Bothof......  1999   $220,039      $ 52,377           $   22,449         70,000    7,500       $10,905
  Senior Vice
    President,          1998    210,000        46,857              658,832(9)               15,000        12,800
  Domestic Strategic    1997    184,000        55,956               23,981                  30,000        10,131
  Investments
Lawrence C.
  Littlefield.........  1999   $211,808      $ 49,614           $  232,866(10)     70,000    7,500       $10,905
  Senior Vice
    President           1998    190,000        42,394              209,794(9)               15,000        12,800
  and Group Executive   1997    175,000        53,219               22,808                  30,000        10,131
Bob F. McCoy..........  1999   $201,037      $ 68,630           $   29,414         25,000   10,500       $10,905
  Senior Vice
    President,          1998    192,408        28,284               12,122                  10,500        10,815
  Law                   1997    185,016        55,677               23,861                  21,500        10,131
Frank M. Semple.......  1999   $264,000      $ 82,050           $   35,165        100,000    7,500       $10,905
  Senior Vice
    President           1998    240,000        91,350              677,900(9)               15,000        12,800
  and Chief Operating   1997    210,717        95,404               40,888                  50,000        10,131
  Officer, Network

---------------

 (1) Mr. Janzen was elected Co-Chairman and Chief Operating Officer effective February 12, 1997, and President and Chief Executive Officer effective May 1, 1998. Mr. Littlefield ceased being an executive officer effective February 15, 2000.

 (2) Excludes executive incentive compensation program awards converted to deferred stock amounts that are included in the Restricted Stock Awards column.

 (3) Amounts reported in this column are the dollar value as of the date of grant of our deferred stock awards under the terms of the Williams Communications Group, Inc. 1999 Stock Plan and Williams deferred stock awards under the terms of The Williams Companies, Inc. 1996

     Stock Plan and The Williams Companies, Inc. Stock Plan for Nonofficer Employees. Amounts shown include the value of awards granted pursuant to the executive incentive compensation program. Such awards are converted to deferred stock using the three-month average price of our stock for the 1999 awards and the 52-week average price of Williams stock for the 1999, 1998 and 1997 awards, as follows: Mr. Janzen -- for 1999, 3,417 shares valued at $97,122, for 1998, 1,769 shares valued at $54,000, and for 1997, 1,963 shares valued at $45,000; Mr. Bothof -- for 1999, 790 shares valued at $22,449, for 1998, 658 shares valued at $20,082, and for 1997, 1,047 shares valued at $23,981; Mr. Littlefield -- for 1999, 749 shares valued at $21,266, for 1998, 596 shares valued at $18,169, and for 1997, 995 shares valued at $22,808; Mr. McCoy -- for 1999, 889 shares valued at $29,414, for 1998, 398 shares valued at $12,122, and for 1997, 1,041 shares valued at $23,861; Mr. Semple -- for 1999, 1,237 shares valued at $35,165, for 1998,
     1,283 shares valued at $39,150, and for 1997, 1,784 shares valued at $40,888. Receipt of deferred stock under the executive incentive compensation program normally occurs approximately three years after the date of grant. Dividend equivalents are paid on Williams deferred stock at the same time and at the same rate as dividends are paid to stockholders generally; dividend equivalents are not paid on our stock.

 (4) The aggregate number and market value of our deferred shares held and of Williams deferred shares held, respectively, at the end of the fiscal year, were as follows: Mr. Janzen, 98,152 shares valued at $2,840,274; 6,508 shares valued at $198,901; Mr. Bothof, 24,538 shares valued at $710,068; 1,705 shares valued at $52,109; Mr. Littlefield, 19,016 shares valued at $550,276; 67,203 shares valued at $2,053,892; Mr. McCoy, none of our deferred shares; 10,641 shares valued at $325,216; Mr. Semple, 24,538 shares valued at $710,068; 11,700 shares valued at $357,581. Aggregate market value was calculated using $28.9375 per share, the closing price of our common stock, and $30.5625 per share, the closing price of Williams' common stock, reported in the table entitled "New York Stock Exchange Composite Transactions" contained in The Wall Street Journal for December 31, 1999.

 (5) Our common stock is designated WCG. Executives also hold common stock of The Williams Companies, Inc., designated WMB.

 (6) Adjusted to reflect stock split in Williams common stock which occurred on December 30, 1997.

 (7) Amounts reported in this column represent the value of contributions made by Williams to defined contribution plans on behalf of each of our executive officers named in the table.

 (8) This amount includes a Williams deferred stock award of 80,000 shares granted for retention purposes on May 21, 1998, under The Williams Companies, Inc. 1996 Stock Plan with a closing market value on the date of grant of $2,555,000. Previously, this award was valued using the average of the high and low stock prices on the date of grant. At the time of the initial public offering of our common stock, September 30, 1999, this deferred award was converted to our deferred stock under the terms of the Williams Communications Group, Inc. 1999 Stock Plan. Twenty-five percent of these deferred shares vested on that date.

 (9) Amounts include the dollar value as of the date of grant of Williams deferred stock under the terms of the Williams Communications Stock Plan. Amounts represent the closing market value of stock awards granted on May 21, 1998, as follows: Mr. Bothof, 20,000 shares valued at $638,750; Mr. Littlefield, 6,000 shares valued at $191,625; and Mr. Semple, 20,000 shares valued at $638,750. Previously these awards were valued using the average of the high and low stock prices on the date of grant. At the time of the initial public offering of our common stock, these deferred awards were converted to our deferred stock under the terms of the Williams Communications Group, Inc. 1999 Stock Plan. Twenty-five percent of these deferred shares vested on that date.

(10) Amount includes the dollar value of 9,200 shares of our deferred stock awarded at the time of the initial public offering of our common stock, valued at $211,600.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following tables provide certain information concerning the grant of our stock options and Williams stock options during the last fiscal year to the named executive officers:

                     OUR OPTION GRANTS IN LAST FISCAL YEAR

                                                                    INDIVIDUAL GRANTS
                           ---------------------------------------------------------------------------------------------------
                                             NUMBER OF      PERCENT OF TOTAL
                                          WCG SECURITIES    OPTIONS GRANTED
                                            UNDERLYING      TO EMPLOYEES IN    EXERCISE PRICE   EXPIRATION      GRANT DATE
NAME                       DATE GRANTED   OPTIONS GRANTED    FISCAL YEAR(1)     (PER SHARE)        DATE      PRESENT VALUE(2)
----                       ------------   ---------------   ----------------   --------------   ----------   -----------------
Howard E. Janzen.........     9/30/99          75,000(3)          0.98%           $23.0000        9/30/09       $1,301,250
                              9/30/99         225,000(4)          2.95%           $23.0000        9/30/09       $3,903,750
                                              -------             ----                                          ----------
                                              300,000             3.93%                                         $5,205,000
Delwin L. Bothof.........     9/30/99          25,000(3)          0.33%           $23.0000        9/30/09       $  433,750
                              9/30/99          45,000(4)          0.59%           $23.0000        9/30/09       $  780,750
                                              -------             ----                                          ----------
                                               70,000             0.92%                                         $1,214,500
Lawrence C.
  Littlefield............     9/30/99          25,000(3)          0.33%           $23.0000        9/30/09       $  433,750
                              9/30/99          45,000(4)          0.59%           $23.0000        9/30/09       $  780,750
                                              -------             ----                                          ----------
                                               70,000             0.92%                                         $1,214,500
Bob F. McCoy.............    11/18/99          25,000(5)          0.33%           $27.3750       11/18/09       $  516,250
Frank M. Semple..........     9/30/99          37,500(3)          0.49%           $23.0000        9/30/09       $  650,625
                              9/30/99          62,500(4)          0.82%           $23.0000        9/30/09       $1,084,375
                                              -------             ----                                          ----------
                                              100,000             1.31%                                         $1,735,000

---------------

(1) The total number of options granted to employees in the fiscal year excludes 715,750 options converted from Williams stock at the time of our initial public offering to our common stock under the terms of the Williams Communications Group, Inc. 1999 Stock Plan.

(2) The grant date present value is determined using the Black-Scholes option pricing model and is based on assumptions about future stock price volatility and dividend yield. The model does not take into account that the stock options are subject to vesting restrictions and that executives cannot sell their options. The calculations assume an expected volatility of 59.9%, a risk-free rate of return of 6.36%, a dividend yield of 0% and an exercise date at the end of the contractual term in 2009. The actual value, if any, that may be realized by an executive will depend on the market price of our common stock on the date of exercise. The dollar amounts shown are not intended to forecast possible future appreciation in our stock price.

(3) These stock options will vest in thirds on September 30, 2000, September 30, 2001, and September 30, 2002, respectively.

(4) These stock options will cliff vest on September 30, 2004.

(5) These stock options will cliff vest on November 18, 2004.

                   WILLIAMS OPTION GRANTS IN LAST FISCAL YEAR

                                                                    INDIVIDUAL GRANTS
                          -----------------------------------------------------------------------------------------------------
                                             NUMBER OF        PERCENT OF TOTAL
                                           WMB SECURITIES     OPTIONS GRANTED
                                         UNDERLYING OPTIONS   TO EMPLOYEES IN    EXERCISE PRICE   EXPIRATION      GRANT DATE
NAME                      DATE GRANTED     GRANTED(1)(2)        FISCAL YEAR       (PER SHARE)        DATE      PRESENT VALUE(3)
----                      ------------   ------------------   ----------------   --------------   ----------   ----------------
Howard E. Janzen........    3/18/99            10,000               0.20%           $39.9375       3/18/09         $157,400
Delwin L. Bothof........    3/18/99             7,500               0.15%           $39.9375       3/18/09         $118,050
Lawrence C.
  Littlefield...........    3/18/99             7,500               0.15%           $39.9375       3/18/09         $118,050
Bob F. McCoy............    3/18/99             5,250               0.10%           $39.9375       3/18/09         $ 82,635
                            9/16/99             5,250               0.10%           $40.5000       9/16/09         $ 89,775
                                               ------               ----                                           --------
                                               10,500               0.20%                                          $172,410
Frank M. Semple.........    3/18/99             7,500               0.15%           $39.9375       3/18/09         $118,050

---------------

(1) All options were granted under The Williams Companies, Inc. Stock Plan for Non-Officer Employees except for options granted to Messrs. Janzen and McCoy, which were granted under The Williams Companies, Inc. 1996 Stock Plan.

(2) Options granted in 1999 were granted subject to an accelerated vesting provision. Those awarded in March 1999 vested on April 15, 1999, and those awarded in September 1999 vested upon grant pursuant to such accelerated vesting.

(3) The grant date present value is determined using the Black-Scholes option pricing model and is based on assumptions about future stock price volatility and dividend yield. The model does not take into account that the stock options are subject to vesting restrictions and that executives cannot sell their options. The calculations assume an expected volatility of 27% "weighted-average," a risk-free rate of return of 6% "weighted-average," a dividend yield of 1.54% and an exercise date at the end of the contractual term in 2009. The actual value, if any, that may be realized by an executive will depend on the market price of Williams' common stock on the date of exercise. The dollar amounts shown are not intended to forecast possible future appreciation in Williams' stock price.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following tables provide certain information on stock option exercises of our common stock and Williams common stock, respectively, in 1999 by the named executive officers and the value of such officers' unexercised options at December 31, 1999.

          AGGREGATED OPTION EXERCISES OF OUR STOCK IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                             SHARES                 OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                            ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                       ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       -----------   --------   -----------   -------------   -----------   -------------
Howard E. Janzen.........       0           $0           0           300,000          $0         $1,781,250
Delwin L. Bothof.........       0           $0           0            70,000          $0         $  415,625
Lawrence C.
  Littlefield............       0           $0           0            70,000          $0         $  415,625
Bob F. McCoy.............       0           $0           0            25,000          $0         $   39,062
Frank M. Semple..........       0           $0           0           100,000          $0         $  593,750

---------------

(1) Based on the closing price of our common stock reported in the table entitled "New York Stock Exchange Composite Transactions" contained in The Wall Street Journal for December 31, 1999 ($28.9375 per share), less the exercise price. The values shown reflect the value of options accumulated over periods of up to ten years. Such values had not been realized at that date and may not be realized. In the event the options are exercised, their value will depend on the market price of our common stock on the date of exercise.

       AGGREGATED OPTION EXERCISES OF WILLIAMS STOCK IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                           SHARES                   OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                          ACQUIRED       VALUE      ---------------------------   ---------------------------
NAME                     ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   ----------   -----------   -------------   -----------   -------------
Howard E. Janzen.......    74,808      $2,233,935     180,004           0         $1,554,437         $0
Delwin L. Bothof.......         0      $        0      52,500           0         $  189,062         $0
Lawrence C.
  Littlefield..........         0      $        0     108,500           0         $  968,562         $0
Bob F. McCoy...........         0      $        0      89,000           0         $  788,410         $0
Frank M. Semple........         0      $        0     162,500           0         $1,819,687         $0

---------------

(1) Based on the closing price of Williams' common stock reported in the table entitled "New York Stock Exchange Composite Transactions" contained in The Wall Street Journal for December 31, 1999 ($30.5625 per share), less the exercise price. The values shown reflect the value of options accumulated over periods of up to ten years. Such values had not been realized at that date and may not be realized. In the event the options are exercised, their value will depend on the market price of Williams common stock on the date of exercise.

RETIREMENT PLAN

     Eligible employees participate in the Williams pension plan. The Williams pension plan is a noncontributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974. The Williams pension plan generally includes our salaried employees who have completed one year of service. Except as noted below, our executive officers participate in the Williams pension plan on the same terms as our other full-time employees.

     Effective April 1, 1998, Williams converted its pension plan from a final average pay plan to a cash balance pension plan. Each participant's accrued benefit as of that date was converted to a beginning account balance. Account balances are credited with an annual employer contribution and quarterly interest allocations. Each year an employer contribution equal to a percentage of eligible compensation is allocated to an employee's pension account. Such percentage is based upon the employee's age according to the following table:

                                                                   PERCENTAGE OF
                                                                    ELIGIBLE PAY
                                                                  GREATER THAN THE
                                                PERCENTAGE OF     SOCIAL SECURITY
AGE                                            ALL ELIGIBLE PAY      WAGE BASE
---                                            ----------------   ----------------
<30..........................................        4.5%            1%
30-39........................................          6%            2%
40-49........................................          8%            3%
50+..........................................         10%            5%

     For employees, including the executive officers named in the Summary Compensation Table, who were active employees and plan participants on March 31, 1998, and April 1, 1998, the percentage of all eligible pay is increased by an amount equal to 0.3% multiplied by the participant's total years of service prior to March 31, 1998. Interest is credited to account balances quarterly at a rate determined annually in accordance with the terms of the plan. The normal retirement benefit is a monthly annuity based on an individual's account balance as of benefit commencement. The plan defines eligible compensation to include salary and bonuses. Normal retirement age is 65. Early retirement may begin as early as age 55. At retirement, employees are entitled to receive a single-life annuity or one of several optional forms of payment having an equivalent actuarial value to the single-life annuity.

     Participants who were age 50 or older as of March 31, 1998, were grandfathered under a transitional provision that gives them the greater of the benefit payable under the cash balance formula or the final average pay formula based on all years of service and compensation. Mr. Bothof, Mr. Littlefield and Mr. McCoy are covered under this grandfather provision.

     The Internal Revenue Code of 1986, as amended, currently limits the pension benefits that can be paid from a tax-qualified defined benefit plan, such as the pension plan, to highly compensated individuals. These limits prevent such individuals from receiving the full pension benefit based on the same formula as is applicable to other employees. As a result, we have adopted an unfunded supplemental retirement plan to provide a supplemental retirement benefit equal to the amount of such reduction to every employee, including the executive officers named in the Summary Compensation Table, whose benefit payable under the pension plan is reduced by Internal Revenue Code limitations.

     Total estimated annual benefits payable at normal retirement age under the cash balance formula from both the tax qualified and the supplemental retirement plans are as follows:

Howard E. Janzen                                    $504,840
Delwin L. Bothof                                      92,319
Lawrence C. Littlefield, Jr.                          44,394
Bob F. McCoy                                          96,859
Frank M. Semple                                      259,410

     The following schedule illustrates projected annual retirement benefits under the final average pay formula, payable from both the tax qualified and the supplemental retirement plans based on various levels of final average annual compensation and years of service. The benefits are not subject to deduction for any offset amounts:

                               PENSION PLAN TABLE

                                          YEARS OF SERVICE
                       ------------------------------------------------------
REMUNERATION              15         20         25         30          35
------------           --------   --------   --------   --------   ----------
$  400,000             $109,022   $145,363   $181,703   $218,044   $  254,385
   600,000              164,522    219,363    274,203    329,044      383,885
   800,000              220,022    293,363    366,703    440,044      513,385
 1,000,000              275,522    367,363    459,203    551,044      642,885
 1,200,000              331,022    441,363    551,703    662,044      772,385
 1,400,000              386,522    515,363    644,203    773,044      901,885
 1,600,000              442,022    589,363    736,703    884,044    1,031,385
 1,800,000              497,522    663,363    829,203    995,044    1,160,885

     As of December 31, 1999, the years of credited service under the pension plan for the executive officers named in the Summary Compensation Table, who are grandfathered under the final average pay formula, were: Mr. Bothof, 9; Mr. Littlefield, 10; and Mr. McCoy, 12.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL SEVERANCE PLAN

     We have established the Williams Communications Group, Inc. Change in Control Severance Plan, which covers some of our employees, including the executive officers named in the Summary Compensation Table. The plan provides severance benefits if, within two years following a change in control of our company, a participant's employment is terminated (a) involuntarily other than for cause, death, disability, or the sale of a business, or (b) voluntarily for good reason. The severance benefit is a lump sum payment equal to 100% of the participant's annual base salary, plus 100% of the participant's monthly base salary for each completed year of service, subject to a maximum severance benefit of 200% of the participant's annual base salary. If necessary, a participant is also entitled to receive a corresponding gross-up payment sufficient to compensate for the amount of any excise tax imposed by Internal Revenue Code Section 4999, and for any taxes imposed on such additional payment. Amounts payable under the plan are in lieu of any payments that may otherwise be payable under any other severance plan or program.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of our common stock, Class B common stock and preferred stock and the percentage represented by that number of shares for each person who is known to us to own beneficially 5% or more of our common stock, Class B common stock or preferred stock as of September 29, 2000. We obtained certain information in the table on common stock ownership from filings made with the Securities and Exchange Commission.

                                                                     NUMBER OF    PERCENT
TITLE OF CLASS                          NAME AND ADDRESS              SHARES      OF CLASS
--------------                          ----------------            -----------   --------
Common stock..................  Telefonos de Mexico, S.A. de C.V.     4,612,546      6.8%
                                Marque Via 198-102
                                Col. Cuauhtenoc
                                Mexico 06594 D.F. Mexico

Common stock..................  Intel Corporation                     9,225,093     13.5%
                                2200 Mission College Boulevard
                                Santa Clara, California 95052

Common stock..................  SBC Communications Inc.              20,226,812     29.7%
                                175 East Houston
                                San Antonio, Texas 78205

Class B common stock..........  The Williams Companies, Inc.        395,434,965    100.0%
                                One Williams Center
                                Tulsa, Oklahoma 74172

Preferred stock...............  Fidelity Investments                    600,000     12.0%
                                82 Devonshire Street
                                Boston, Massachusetts 02110

Preferred stock...............  Citadel Investment Partners             600,000     12.0%
                                225 W. Washington Street
                                9th Floor
                                Chicago, Illinois 60606

     The following table sets forth, as of August 1, 2000, the amount of our common stock beneficially owned by each of our directors, each of our executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group.

                                              SHARES OF
                                                COMMON
                                                STOCK               SHARES
                                                OWNED         UNDERLYING OPTIONS
                                               DIRECTLY          EXERCISABLE                   PERCENT
NAME OF INDIVIDUAL OR GROUP                OR INDIRECTLY(1)   WITHIN 60 DAYS(2)      TOTAL     OF CLASS
---------------------------                ----------------   ------------------   ---------   --------
Keith E. Bailey..........................            0                   0                 0     *
Delwin L. Bothof.........................       30,992              36,934            67,926     *
John C. Bumgarner, Jr. ..................       41,796                   0            41,796     *
J. Cliff Eason...........................            0                   0                 0     *
Howard E. Janzen.........................      123,318             125,000           248,318     *
Michael P. Johnson, Sr. .................          303                   0               303     *
Robert W. Lawless........................        1,000                   0             1,000     *
Lawrence C. Littlefield, Jr. ............        5,751              34,334            40,085     *
Steven J. Malcolm........................          303                   0               303     *
Jack D. McCarthy(3)......................            0                   0                 0     *
Bob F. McCoy.............................        2,248              10,900            13,148     *
Frank M. Semple..........................       48,768              77,500           126,268     *
H. Brian Thompson........................        2,718              22,000            24,718     *
Cuba Wadlington, Jr. ....................          303                   0               303     *
Roy A. Wilkens...........................      302,480              22,000           324,480     *
All directors and executive officers as a
  group (22 Persons(4))..................      698,071             624,362         1,322,433     1.8%

---------------

 * Less than 1%.

(1) Includes shares held under the terms of incentive and investment plans as follows: Mr. Bothof, 25,328; Mr. Bumgarner, 14,493; Mr. Janzen, 101,872, including 303 over which he has sole voting and investment power; Mr. Littlefield, 4,948; Mr. McCoy, 1,848, including 303 over which he has sole voting and investment power; Mr. Semple, 43,407, including 303 over which he has sole voting and investment power; and Mr. Thompson, 1,038.

(2) The Securities and Exchange Commission deems a person to have beneficial ownership of all shares that that person has the right to acquire within 60 days. The shares indicated represent shares subject to stock options granted under our stock plans. Shares subject to options cannot be voted.

(3) Mr. McCarthy ceased being a member of our board of directors in October
    2000.

(4) Does not include security ownership of Mr. Lawrence C. Littlefield, who ceased being an executive officer of our company on February 15, 2000.

     No director or officer owns beneficially any securities of our subsidiaries other than directors' qualifying shares.

     The following table sets forth, as of August 1, 2000, the amount of Williams common stock beneficially owned by each of our directors, each of the executive officers named in the Summary Compensation Table, and by all directors and nominees and executive officers as a group.

                                              SHARES OF
                                               WILLIAMS
                                                COMMON
                                                STOCK               SHARES
                                                OWNED         UNDERLYING OPTIONS
                                               DIRECTLY          EXERCISABLE                      %
NAME OF INDIVIDUAL OR GROUP                OR INDIRECTLY(1)   WITHIN 60 DAYS(2)      TOTAL     OF CLASS
---------------------------                ----------------   ------------------   ---------   --------
Keith E. Bailey..........................     2,199,902             150,000        2,349,902     *
Delwin L. Bothof.........................       146,304              52,500          198,804     *
John C. Bumgarner, Jr. ..................     1,064,454              60,000        1,124,454     *
J. Cliff Eason...........................             0                   0                0     *
Howard E. Janzen.........................       223,246             120,002          343,248     *
Michael P. Johnson, Sr. .................        23,170              55,250           78,420     *
Robert W. Lawless........................         1,000                   0            1,000     *
Lawrence C. Littlefield, Jr. ............        58,442             108,500          166,942     *
Steven J. Malcolm........................        75,440             208,938          284,378     *
Jack D. McCarthy(3)......................       209,970              90,000          299,970     *
Bob F. McCoy.............................       103,326              94,250          197,576     *
Frank M. Semple..........................       104,455             162,500          266,955     *
H. Brian Thompson........................             0                   0                0     *
Cuba Wadlington, Jr. ....................       147,811             224,102          371,913     *
Roy A. Wilkens...........................       206,470                   0          206,470     *
All directors and executive officers as a
  group (22 persons(4))..................     4,856,829           1,513,519        6,370,348     1.4%

---------------

 * Less than 1%.

(1) Includes shares held under the terms of incentive and investment plans as follows: Mr. Bailey, 642,127, including 180,034 over which he has sole voting and investment power; Mr. Bothof, 12,984, including 11,279 over which he has sole voting and investment power; Mr. Bumgarner, 422,006, including 227,139 over which he has sole voting and investment power; Mr. Janzen, 63,459, including 59,727 over which he has sole voting and investment power; Mr. Johnson, 22,866, including 1,519 over which he has sole voting and investment power; Mr. Littlefield, 37,958, including 12,239 over which he has sole voting and investment power; Mr. Malcolm, 54,422, including 33,534 over which he has sole voting and investment power; Mr. McCarthy, 45,539, including 575 over which he has sole voting and investment power; Mr. McCoy, 52,027, including 40,151 over which he has sole voting and investment power; Mr. Semple, 66,951, including 55,251 over which he has sole voting and investment power; and Mr. Wadlington, 117,396, including 104,444 over which he has sole voting and investment power.

(2) The Securities and Exchange Commission deems a person to have beneficial ownership of all shares that person has the right to acquire within 60 days. The shares indicated represent shares subject to stock options granted under Williams' stock plans. Shares subject to options cannot be voted.

(3) Mr. McCarthy ceased being a member of our board of directors in October
    2000.

(4) Includes the security ownership of Mr. McCarthy, who ceased being a member of our board of directors in October 2000. Does not include security ownership of Mr. Lawrence C. Littlefield, who ceased being an executive officer of our company on February 15, 2000.

                  RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Included in our revenues are charges to Williams and its subsidiaries and affiliates for managing their internal telephone operations of approximately $10,000,000, $7,700,000 and $5,200,000 for 1999, 1998 and 1997, respectively.
Charges are for communications services which we obtain from WorldCom and resell internally. The agreement with WorldCom, which was entered into at the time Williams sold its business to them, provides for certain amounts of service on the WorldCom network for a 35-year term. We are provided services on the portion of the network which WorldCom owns at no cost, and on portions which WorldCom leases at its cost. We resell these communication services to Williams, its subsidiaries and affiliates at market rates.

     In addition, our revenues include charges to Williams' gas pipelines for managing microwave frequencies of approximately $4,300,000, $4,300,000 and $3,800,000 for 1999, 1998 and 1997, respectively. We own portions of these microwave frequencies which we acquired from and lease to the gas pipelines. These leases are for a 10-year term and the rental payments are equal to our purchase cost plus a market rate of return.

     Williams grants our directors and officers fully recourse loans in order to enable them to exercise stock options to purchase Williams common stock. These loans use stock certificates as collateral and may be for either a three-or five-year term. Interest payments are due annually during the term of the loan and are based on the minimum applicable federal rates required to avoid imputed income. The principal amount is due at the end of the loan term; however, a participant may request, prior to the end of a loan term, a new loan which may be granted at the discretion of Williams. Participants who leave Williams during the loan period are required to pay the loan balance and any accrued interest within 30 days of termination. We anticipate that Williams will continue to make loans to our directors and officers on similar terms to enable them to exercise Williams stock options. We may make loans to our officers and directors, including loans to enable them to exercise stock options to purchase our common stock. We anticipate that the terms of these loans will be fully recourse and otherwise similar to those for Williams loans.

     The following table describes details regarding these loans which have been made to our directors and officers:

                                              TOTAL          LARGEST
                                            INTEREST          AMOUNT             AMOUNT
                               INTEREST     OVER TERM       DUE DURING        OUTSTANDING
NAME                             RATE        OF LOAN           1999             8/01/00
----                           --------   -------------   --------------     --------------
Keith E. Bailey..............    6.28%    $   50,641.92   $   171,408.39     $           --
Keith E. Bailey..............    6.58%    $   71,656.20   $   232,131.21     $           --
Keith E. Bailey..............    6.42%    $   67,673.84   $   266,050.00     $           --
Keith E. Bailey..............    6.80%    $   36,162.67   $   113,593.31     $   110,601.24
Keith E. Bailey..............    6.80%    $   49,588.48   $   254,269.42     $           --
Keith E. Bailey..............    6.80%    $   59,459.20   $   233,464.78     $           --
Keith E. Bailey..............    5.68%    $  406,609.84   $ 1,513,046.80     $ 1,479,403.98
Keith E. Bailey..............    5.57%    $1,026,811.18   $ 3,892,296.43     $ 3,807,338.37
Keith E. Bailey..............    5.54%    $1,670,829.99   $ 6,366,043.21     $ 6,227,799.20
Keith E. Bailey..............    6.45%    $  484,833.60   $           --     $ 2,565,374.01
Keith E. Bailey..............    6.53%    $1,786,619.91               --     $ 9,177,167.37
                                          -------------   --------------     --------------
           Total.............             $5,710,886.83   $13,042,303.55     $23,367,684.17
Delwin L. Bothof.............    5.42%    $  241,045.04   $ 1,562,790.15     $ 1,529,550.13
Delwin L. Bothof.............    4.67%    $   69,781.32   $   622,339.21     $   616,428.16
                                          -------------   --------------     --------------
           Total.............             $  310,826.36   $ 2,185,129.36     $ 2,145,978.29

                                              TOTAL          LARGEST
                                            INTEREST          AMOUNT             AMOUNT
                               INTEREST     OVER TERM       DUE DURING        OUTSTANDING
NAME                             RATE        OF LOAN           1999             8/01/00
----                           --------   -------------   --------------     --------------
John C. Bumgarner, Jr. ......    5.91%    $  203,927.62   $ 1,218,159.86     $           --
John C. Bumgarner, Jr. ......    5.42%    $  559,102.89   $ 3,624,884.74     $ 3,547,784.73
John C. Bumgarner, Jr. ......    5.42%    $  373,329.60   $ 2,333,503.43     $ 2,368,961.22
John C. Bumgarner, Jr. ......    6.46%    $  104,168.11   $           --     $ 1,192,270.19
                                          -------------   --------------     --------------
           Total.............             $1,240,528.22   $ 7,176,548.03     $ 7,109,016.14
Gerald L. Carson.............    5.59%    $  183,874.33   $   694,643.63     $   679,429.95
                                          -------------   --------------     --------------
           Total.............             $  183,874.33   $   694,643.63     $   679,429.95
Howard E. Janzen.............             $          --   $    10,547.35(1)  $           --
Howard E. Janzen.............    5.70%    $   80,997.64   $   500,669.57     $   489,500.08
Howard E. Janzen.............    5.69%    $   87,092.51   $   323,543.31     $   316,337.29
Howard E. Janzen.............    5.77%    $   38,864.87   $   142,486.55     $   139,270.91
Howard E. Janzen.............    4.71%    $   25,451.88   $   112,692.14     $   111,060.43
Howard E. Janzen.............    4.71%    $   27,328.23   $   120,999.99     $   119,247.97
Howard E. Janzen.............    4.71%    $   54,070.99   $   239,407.68     $   235,941.18
Howard E. Janzen.............    4.83%    $  114,621.70   $   492,021.37     $   488,064.57
Howard E. Janzen.............    5.37%    $  101,999.39   $   391,455.23     $   391,846.48
Howard E. Janzen.............    6.71%    $  173,152.09   $           --     $   527,486.94
Howard E. Janzen.............    6.71%    $  178,617.93   $           --     $   544,137.97
Howard E. Janzen.............    6.62%    $  180,651.86   $           --     $   549,834.48
                                          -------------   --------------     --------------
           Total.............             $1,062,849.09   $ 2,333,823.19     $ 3,912,728.30
Jack D. McCarthy(2)..........    6.23%    $  107,056.32   $   365,091.26     $   356,233.45
Jack D. McCarthy.............    6.23%    $  108,144.83   $   368,803.35     $   359,855.49
Jack D. McCarthy.............    6.23%    $  106,111.35   $   361,868.69     $   353,089.05
Jack D. McCarthy.............    5.59%    $   28,721.07   $   120,963.89     $   118,314.62
Jack D. McCarthy.............    5.59%    $   29,013.10   $   122,193.79     $   119,517.59
Jack D. McCarthy.............    5.59%    $   28,467.56   $   119,896.15     $   117,270.28
Jack D. McCarthy.............    6.42%    $   97,467.41   $   323,130.26     $   315,065.86
Jack D. McCarthy.............    6.42%    $  100,999.44   $   334,839.89     $   326,483.22
Jack D. McCarthy.............    6.42%    $   66,565.13   $   220,681.05     $   215,173.45
Jack D. McCarthy.............    5.59%    $   26,748.86   $   125,456.13     $   122,708.45
Jack D. McCarthy.............    5.59%    $   27,718.19   $   130,002.40     $   127,155.17
Jack D. McCarthy.............    5.59%    $   18,268.07   $    85,679.99     $    83,803.43
Jack D. McCarthy.............    4.83%    $  301,392.00   $ 1,295,562.16     $ 1,283,341.31
Jack D. McCarthy.............    6.21%    $    8,504.25   $           --     $    65,162.90
Jack D. McCarthy.............    6.21%    $   12,452.27   $           --     $    95,414.21
Jack D. McCarthy.............    6.21%    $    7,340.67   $           --     $    56,247.09
Jack D. McCarthy.............    6.80%    $   17,328.98   $           --     $   126,856.58
Jack D. McCarthy.............    6.80%    $   31,942.00   $           --     $   191,431.64
Jack D. McCarthy.............    6.80%    $   32,266.77   $           --     $   193,378.04
Jack D. McCarthy.............    6.80%    $   31,300.96   $           --     $   187,589.85
                                          -------------   --------------     --------------
           Total.............             $1,187,809.23   $ 3,974,169.01     $ 4,814,091.68
Frank M. Semple..............    5.42%    $  180,664.33   $ 1,171,318.21     $ 1,146,404.65
                                          -------------   --------------     --------------
           Total.............             $  180,664.33   $ 1,171,318.21     $ 1,146,404.65
           Grand Total.......             $9,877,438.39   $30,577,934.98     $43,175,333.18

---------------

(1) Represents additional interest that Mr. Janzen was undercharged in 1998. The amount was paid in 1999.

(2) Mr. McCarthy ceased being a member of our board of directors in October
    2000.

     Williams agreed to loan Scott E. Schubert, in connection with his employment with us, approximately $4,000,000 to provide funds to exercise options granted by his former employer. Currently Mr. Schubert has three such loans outstanding, the first two of which were made on June 22, 1999, in the principal amount of $1,200,000 and bearing an interest rate of 4.98% and in the principal amount of $800,000 and bearing an interest rate of 5.37% and the third of which was made on February 29, 2000, in the principal amount of $2,000,000 and bearing an interest rate of 6.56%.

     John C. Bumgarner, a director and Senior Vice President, Strategic Investments, of our company, owns real estate and leases a portion of it to our subsidiaries for use as office space. In 1999, payments under these leases approximated $900,000. These leases remain in place, and we expect our subsidiaries to make similar payments approximating $75,000 per month for the term of the leases.

     Williams has entered into agreements with us for the provision of administrative and other services to us, for the lease of certain property and facilities, for the sharing of tax liabilities and benefits, and the license of the Williams name and logo. We paid Williams approximately $26,900,000 in 1999 for these items. See the section of this prospectus entitled "Relationship Between Our Company and Williams" for more information.

     On September 8, 1999, borrowings previously provided to us by Williams to fund our operations were converted into a seven-year amortizing note payable by our subsidiary, Williams Communications, Inc., to Williams. We currently have approximately $982 million outstanding under the note. Please see the section of this prospectus entitled "Description of Other Indebtedness and Other Financing Arrangements -- Williams note" for more information.

     SBC Communications Inc., which owns approximately 29.7% of the outstanding shares of our common stock, has entered into a series of agreements with us under which SBC must first seek to obtain domestic voice and data long distance services from us for 20 years; we must first seek to obtain select international wholesale services and various other services, including toll-free, operator, calling card and directory assistance services, from SBC for 20 years; and we and SBC will sell each other's products to their respective customers and provide installation and maintenance of communications equipment and other services. During 1999, we paid $13,185,000 to SBC pursuant to these agreements, and SBC paid $2,864,000 to us. See the section of this prospectus entitled "Business -- Strategic alliances -- SBC Communications Inc." for more information.

     We have entered into an agreement with SBC pursuant to which we will provide SBC with local transport service in New York, Boston and Denver, and with colocation services in New York, Seattle and Miami. Subject to best pricing, quality of service and other requirements, we have agreed with SBC to give each other a right of first refusal to provide telecommunications services where we or SBC have such services available.

     In addition, in June 2000, we acquired SBC's interests in undersea communications cables between the United States and China, and between the United States and Japan, for a purchase price of approximately $111,400,000, which was determined based on arm's length negotiations between SBC and us. SBC originally paid $87,880,524.16 for its interests in the cables.

     In September 2000, we acquired the long distance network assets of Ameritech Communications, Inc., a subsidiary of SBC, for a purchase price of $145,000,000, which was determined based on arm's length negotiations between SBC and us. SBC purchased the assets as part of a larger transaction and allocated $154,000,000 of the purchase price to these assets.

     J. Cliff Eason, an executive officer of an affiliate of SBC, is a member of our board of directors.

     A subsidiary of Intel Corporation, which owns approximately 13.5% of the outstanding shares of our common stock, has entered into a 10-year master alliance agreement with us under which each will purchase services from the other and work together to create a co-marketing arrangement. The services we provide include domestic transport services, and Intel provides Web-hosting services. Subject to our meeting price, quality of service, and other specifications, Intel will purchase a significant portion of its yearly domestic transport requirements from us. During 1999, Intel paid $77,000 to us pursuant to this arrangement, and no amounts were paid to Intel by us. In August 1999, Intel invested $5 million to acquire a 15% interest in CSI, which was then our wholly owned subsidiary. See the section of this prospectus entitled
"Business -- Strategic alliances -- Intel Corporation" for more information.

     Telefonos de Mexico, S.A. de C.V. which owns approximately 6.8% of the outstanding shares of our common stock, has entered into agreements with us under which Telefonos de Mexico must first seek to obtain select international wholesale services and various other services from us for 20 years and we must first seek to obtain select international wholesale services and various other services from Telefonos de Mexico for 20 years. In addition, Telefonos de Mexico and we have entered into an interconnection agreement and are negotiating additional agreements for the purchase and sale of telecommunications services. See the section of this prospectus entitled "Business -- Strategic alliances -- Telefonos de Mexico, S.A. de C.V." for more information.

     During the first quarter of 2000, in a series of transactions involving SBC and Telefonos de Mexico, we sold a portion of our investment in ATL, which reduced our economic interest in ATL to 50%. We sold 7% of our interest in ATL's preferred shares and 30% of our interest in ATL's common stock, together representing a 15% economic interest in ATL. The purchase price of approximately $168 million was determined based on arm's length negotiations among SBC, Telefonos de Mexico and us. We originally paid approximately $30 million for the interest we sold.

                 RELATIONSHIP BETWEEN OUR COMPANY AND WILLIAMS

     Williams is currently our controlling stockholder and beneficially owns 100% of our outstanding Class B common stock, which represents approximately 85% of the outstanding shares of our common stock and approximately 98% of the outstanding voting power in our company. On July 24, 2000, Williams announced that its board of directors had authorized its management to pursue a course of action that, if successful, would lead to a complete separation of our business from Williams' energy business. On August 8, 2000, Williams announced that the Internal Revenue Service had issued a favorable ruling on a proposed tax-free distribution of our Class B common stock to Williams' stockholders. In order for Williams and its stockholders to receive the benefit of the ruling, a spin-off must be completed by August 2001, unless the IRS consents to an extension of time. Although rulings such as the one Williams received generally are binding on the IRS, Williams will not be able to rely on the ruling if any factual representations or assumptions that Williams made in connection with its request for the ruling are incorrect or untrue in any material respect. We are not aware of any facts or circumstances, including the completion of or failure to complete the exchange offer, that would cause its representations or assumptions to be incorrect or untrue in any material respect. Williams has informed us that it also is not aware of any such facts or circumstances. Williams has not yet determined a specific course of action regarding the separation of its energy business from our business.

     In order to preserve the benefit of the favorable IRS ruling regarding Williams' spin-off of our company, we may be restricted in our ability to undertake some transactions following a spin-off, including a disposition of a material portion of our assets outside the ordinary course of business; a merger or liquidation; some issuances of our capital stock; and acquisitions or strategic combinations that would, individually or in the aggregate, result in a significant change in our ownership.

     For so long as Williams continues to beneficially own shares of capital stock representing more than 50% of the combined voting power of our outstanding capital stock, it will be able to approve any matter submitted to a vote of our stockholders without the consent of our other stockholders, including, among other things, the amendment of our restated certificate of incorporation and by-laws and the election of all members of our board of directors. SBC will have a right to maintain a designee on our board of directors once it obtains, and for so long as it retains, more than a 5% equity interest in us and satisfies the procedural and substantive requirements to provide long distance services originating in a state in its traditional exchange service area. Although SBC currently is not entitled to exercise this right, a director designated by SBC has been elected to, and is currently a member of, our board of directors. In addition, through its controlling beneficial ownership of us, as well as certain provisions of intercompany agreements discussed below, Williams will be able to exercise a controlling influence over our company, including determinations with respect to mergers or other business combinations involving us, the acquisition or disposition of assets by us, our access to the capital markets, the payment of dividends and any change of control of our company. In these and other situations, various conflicts of interest between Williams and us could arise. Furthermore, ownership interests of our directors and officers in Williams' common stock or service as a director or officer of both us and Williams could create, or appear to create, conflicts of interest when directors and officers are faced with decisions that could have different implications for us and Williams. We cannot assure you that conflicts of interest will not arise or will be resolved in a manner favorable to us.

     The following are summaries of material provisions of the agreements entered into by our company with Williams. Other than as indicated for a particular agreement or unless terminated by both Williams and us, these agreements would remain in place regardless of the level of Williams' continued ownership interest in our company, although it is anticipated that they may be amended in connection with the separation.

SEPARATION AGREEMENT

     We have entered into a separation agreement with Williams relating to various aspects of our companies' operations that governs our relationship with each other. Under the separation agreement, we have agreed not to compete with Williams for five years from October 1, 1999, in any area of the energy industry in which Williams currently has operations and Williams has agreed not to compete with us during the same five-year period in any area of the telecommunications industry in which we currently have operations. We and Williams may, however, acquire or invest in an entity engaged in activities reserved to the other provided such activities represent no more than 30% of the consolidated revenues or net income of such entity. In the event Williams acquires telecommunications activities reserved to us or we acquire energy activities reserved to Williams pursuant to this exception, the other has a right of first offer to acquire the activities should any be disposed of prior to October 2004. Under the separation agreement, if a party decides not to pursue a business opportunity that it has the right to pursue to the exclusion of the other party, it must promptly inform the other party of this decision. The other party would then be free to pursue the opportunity.

     Our restated certificate of incorporation provides that we may not bring any claim against Williams or any of its officers, directors or other affiliates for breach of any duty, including the duty of loyalty or fair dealing on account of a diversion of a corporate business opportunity to Williams, unless that opportunity relates solely to a business that we have the right to elect to pursue to the exclusion of Williams pursuant to the separation agreement. Notwithstanding the above, no claim may be made in any event if our directors who are not employees of Williams disclaim the opportunity by a unanimous vote.

     Other components of the separation agreement provide for the following:

     - exchange of participation, service and compensation records of employees who transfer between Williams and us

     - filing of annual reports and compliance with other legal requirements applicable to the parties' employee benefit plans

     - allocation of assets and liabilities under various nonqualified pension and deferred compensation plans maintained by Williams for the benefit of employees and non-employee directors

     - disposition of outstanding stock options, stock appreciation rights and long-term incentive awards

     - allocation of assets and liabilities pertaining to post-retirement life insurance and health care benefits

     - allocation of liabilities for accrued vacation, paid leave and certain other benefits

     - maintenance of insurance coverage consistent with past practices

     - establishment of a separation committee to resolve disputes between Williams and us and arbitration provisions

     Our employees, other than those who work for Solutions LLC, are jointly employed by other subsidiaries of Williams which provide administrative services related to their employment. We have entered into personnel services agreements providing for reimbursement by us of the actual costs incurred by the services companies related to our employees. Williams also pays the services companies a fee for administration. Under the separation agreement, we have agreed to reimburse Williams for our portion of the fee. A Williams subsidiary also performs risk management services for us and other Williams subsidiaries. Williams compensates the risk management subsidiary for its actual costs incurred, a portion of which is related to our business. Under the separation agreement, we have agreed to reimburse the risk management subsidiary for our portion of the costs.

TAX SHARING AGREEMENT

     In the past, we have been included in Williams' federal consolidated income tax group. We expect that we will continue to be included in the Williams federal consolidated income tax group, until completion by Williams of the separation of its businesses. We also expect to be included with Williams and/or some of its subsidiaries in combined, consolidated or unitary income tax groups for state income tax purposes during this period. We have entered into a tax sharing agreement with Williams under which we and Williams will make payments such that, for any period, the amount of federal income taxes we will pay will, subject to certain adjustments, generally be determined as though we were filing separate federal income tax returns (including amounts determined to be due under such agreement as a result of an audit or otherwise). Under the tax sharing agreement, our losses or other similar tax attributes realized for periods prior to our initial public offering will be utilized or retained by the Williams group and thus will not be available to us in order to reduce our hypothetical separate tax liability. We will be responsible for any increases in federal income tax liabilities resulting to Williams and its subsidiaries if these losses or attributes are reduced by audit or otherwise. If, during any period after our initial public offering, we have a current realized operating loss determined on such a hypothetical separate tax return basis, we will not owe any payments under the tax sharing agreement for that tax year, and, in general, we will be allowed to carry over the loss to other tax years in which we are a member of the Williams federal consolidated income tax group in order to offset our income determined on this hypothetical separate tax return basis for other tax years. However, if we are unable to utilize any loss on a hypothetical separate tax return basis, Williams will be entitled to utilize the loss without paying us for it. If we cease to be included in the Williams federal consolidated income tax group, we will not be entitled to receive the benefit of any carryforward of any loss to offset our income for any tax years thereafter where such loss has been utilized by the Williams group. We will also be required to pay Williams for any tax attribute that we are entitled to use after leaving the Williams federal consolidated income tax group if we have already received the benefit of this tax attribute under the tax sharing agreement. Therefore, we generally will receive the benefit of a loss only if we are able to offset the loss against our income while we are a member of the Williams federal consolidated income tax group. We cannot guarantee that we will earn any income against which we can offset any loss while we are a member of the Williams federal consolidated income tax group and, thus, that we will obtain any benefit from losses generated while we are a member of the Williams group.

     For as long as we are included in the Williams federal consolidated income tax group, Williams will continue to have all the rights of a parent of a consolidated group. During this time, Williams will have sole and absolute responsibility for, and sole and absolute discretion with respect to, the following:

     - preparing any of our income and other tax returns, including amended returns or claims for refunds

     - representing us with respect to any tax audit or tax contest, including settling or compromising any tax controversy

     - engaging outside counsel and accountants with respect to tax matters regarding us

     - performing other acts and duties with respect to our tax returns as Williams determines to be appropriate

     - interpreting and applying the tax sharing agreement and determining any disputes that arise under it

     The general principles of the tax sharing agreement will also apply to state income taxes (and, in the sole and absolute discretion of Williams, may also apply to foreign, local, other state and other federal taxes) with respect to which we are included with Williams and/or some of its subsidiaries in consolidated, combined or unitary groups. Thus, we will be responsible for any foreign tax liability arising from our business activities.

     The tax sharing agreement will remain in effect so long as and to the extent that we are included with Williams and/or any of its subsidiaries in any combined, consolidated or unitary income tax group in any taxing jurisdiction and the statute of limitations for these returns remains open.

     Under the administrative services agreement which is described below, the amounts that we will pay Williams will encompass reimbursement to Williams for all direct and indirect costs and expenses incurred with respect to our share of the overall costs and expenses incurred by Williams with respect to tax-related services.

     In general, we will be included in Williams' consolidated group for federal income tax purposes for so long as Williams beneficially owns at least 80% of the total voting power and value of our outstanding capital stock. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of the consolidated group for the period during which it is a member of this consolidated group. Accordingly, although the tax sharing agreement allocates tax liabilities between us and Williams during the period in which we are included in Williams' federal consolidated income tax group and provides that Williams will indemnify us for any tax liabilities not allocated to us, we could be liable for any federal income tax liabilities incurred, but not discharged, by any other member of Williams' federal consolidated income tax group. Similar principles may apply for combined, consolidated or unitary state income tax purposes.

INDEMNIFICATION AGREEMENT

     We and Williams have entered into an indemnification agreement which provides that each party to the agreement will indemnify the other party and its directors, officers, employees, agents and representatives for liabilities under federal or state securities laws as a result of our 1999 offerings, including liabilities arising out of or based upon alleged misrepresentations in or omissions from the registration statements. Each party will indemnify the other party for liabilities, which also include taxes, that may be incurred by the other party relating to, resulting from or arising out of the business and operations conducted or formerly conducted, or assets formerly owned, by the indemnifying party and its subsidiaries. However, where Williams is the indemnifying party, it will not indemnify us for any liabilities relating to, resulting from or arising out of our business and operations and assets. Each party will indemnify the other party for liabilities, which also include taxes, that may be incurred by that other party relating to, resulting from or arising out of the failure by that party to comply with other agreements executed in connection with our 1999 offerings, except to the extent caused by the other party.

     The indemnification agreement also provides that we indemnify Williams for any liabilities incurred by Williams under the guarantees of Williams' obligations with respect to us or any other of our liabilities that are imposed on Williams and that we will pay Williams for the direct cost, if any, of maintaining these guarantees or for the costs of defending a claim asserting any potentially covered liability.

     Williams currently guarantees our obligations under the asset defeasance program, which we describe in the section of this prospectus entitled "Description of Other Indebtedness and Other Financing Arrangements."

REGISTRATION RIGHTS AGREEMENT

     We and Williams have entered into a registration rights agreement which provides that, upon the request of Williams, we will use our reasonable efforts to effect the registration under the applicable federal and state securities laws of any shares of our common stock, and any other securities issued in respect of or exchange for our common stock, held by Williams and will take any other action necessary to permit the sale of these securities in other jurisdictions, subject to specified limitations. For the foreseeable future, Williams will also have the right, which it may exercise at any time and from time to time, to include shares of our common stock held by it in other registrations of our common equity securities we initiate on our own behalf or on behalf of other stockholders. Williams will pay the out-of-pocket costs and expenses of registration for registrations which it initiates and its pro rata share of registration expenses in connection with registrations we or others initiate in which Williams participates. Our restated certificate of incorporation provides that any shares of Class B common stock sold or otherwise transferred to any person other than a Williams affiliate are automatically converted into shares of our common stock.

ADMINISTRATIVE SERVICES AGREEMENT

     The administrative services agreement provides for Williams to continue to provide similar financial management services, information services, legal and contract services, risk management, human resources services, corporate planning and other management support services to us as it has in the past. Under the terms of the administrative services agreement, all of the services are rendered by Williams or its subsidiaries, subject to our oversight, supervision and approval through our board of directors.

     The administrative costs we pay to Williams and its subsidiaries pursuant to the administrative services agreement are allocated pursuant to an established formula based on actual costs and are believed to be equal to or less than the fees that would be paid if these services were to be provided by an independent third party.

     The administrative services agreement will terminate on October 6, 2004, unless earlier terminated by Williams or us. The administrative services agreement will be automatically renewed for additional terms of two years unless either party gives at least six months' written notice prior to a scheduled termination date. The administrative services agreement can be terminated upon a material breach by either party.

     Williams and its affiliates incur certain costs on our behalf, primarily for insurance coverage and related risk management services provided by non-affiliates, benefits provided to our employees under Williams' benefit plans, payroll administration, bank fees, certain utility costs, employee relocation and other costs. Williams and its affiliates either directly charge these costs to us or, for a shared service or cost, allocate a portion of these costs to us based for insurance coverage on various risk exposure factors and otherwise primarily on actual usage.

SERVICE AGREEMENT

     We have entered into a service agreement with Williams Information Services Corporation, or WISC, a wholly owned subsidiary of Williams. Under this agreement, WISC provides data processing computer-related services to us. These services include mainframe operations, help desk support, network services, mid-range operations, general data center operations, technical support, development services and hardware and software procurement assistance. Services are generally charged at cost on a usage basis plus a 15% management fee. Any procured items are transferred at actual cost.

LEASE AGREEMENT

     We have leases with various Williams affiliates providing for the leasing of office and other space. The lease charges are based on occupied square footage and terms approximate market. In addition, we reimburse Williams affiliates for the cost of leased space utilized by our employees at these affiliates' locations.

CROSS-LICENSE AGREEMENT

     The cross-license agreement addresses Williams' and our respective rights and obligations with respect to intellectual property, inventions, trademarks and trade names, as well as the use of proprietary information by employees of Williams and us. Williams and WISC license certain intellectual property to us at no cost. Similarly we cross-license to Williams certain intellectual property on the same terms as their license to us. Among other things, for so long as Williams beneficially owns at least 50% of the voting power of our outstanding capital stock, we are permitted to continue our use of the Williams trademark and brand names.

TECHNICAL, MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT

     The technical, management and administrative services agreement provides for Williams to continue to provide to us the same management services relating to our international operations and investments as it has in the past. Under the terms of this agreement, all of the services are rendered by Williams or its subsidiaries, subject to our oversight, supervision and approval through our board of directors.

     The management costs we pay to Williams and its subsidiaries pursuant to the technical, management and administrative services agreement are allocated pursuant to an established formula based on actual costs and are believed to be equal to or less than the fees that would be paid if these services were to be provided by an independent third party.

WILLIAMS NOTE

     On September 8, 1999, borrowings previously provided to us by Williams to fund our operations were converted into a seven-year amortizing note payable by our subsidiary, Williams Communications, Inc., to Williams. We currently have approximately $982 million outstanding under the note. Please see the section of this prospectus entitled "Description of Other Indebtedness and Other Financing Arrangements -- Williams note" for more information.

CONFLICTS OF INTEREST

     Conflicts of interest may arise between Williams and us in a number of areas relating to our past and ongoing relationships with Williams, including potential acquisitions of businesses or properties or other corporate opportunities, potential competitive business activities, the election of new or additional directors, payment of dividends, incurrence or repayment of debt, tax matters, financial commitments, marketing functions, indemnity arrangements, registration rights, administration of benefits plans, service arrangements, issuances of our capital stock, sales or distributions by Williams of its shares of our Class B common stock and the exercise by Williams of its ability to control our management and affairs. Although the separation agreement contains certain non-compete provisions, in many circumstances we and Williams are free to compete with one another.

     We and Williams may enter into material transactions and agreements in the future in addition to those described above. Our board of directors will utilize procedures in evaluating the terms and provisions of any material transactions between us and Williams or its affiliates as our board of directors may deem appropriate in light of its fiduciary duties under state law. In any evaluation, our board of directors may rely on management's statements and opinions and may or may not utilize outside experts or consultants or obtain independent appraisals or opinions. One of our directors is both a senior officer and director, and six of our directors are also senior officers of Williams. These directors and officers may have conflicts of interest with respect to matters potentially or actually involving or affecting Williams or us, such as acquisitions, financing and other corporate opportunities that may be suitable both for Williams and for us. To the extent that opportunities arise, these directors may consult with their legal advisors and make a determination after considering a number of factors, including whether such an opportunity is within our line of business or consistent with our strategic objectives and whether we will be able to undertake or benefit from a particular opportunity. In addition, determinations may be made

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

by our board of directors, and when appropriate, by the vote of the disinterested directors only. Despite the foregoing, there can be no assurance that conflicts will be resolved in our favor.

     For so long as Williams controls at least 50% of the voting power of our outstanding capital stock, our directors and officers will, subject to certain limitations, be indemnified by Williams and insured under insurance policies maintained by Williams against liability for actions taken, or omitted to be taken, in their capacities as our directors and officers, including actions or omissions that may be alleged to constitute breaches of the fiduciary duties owed by our directors and officers to us and our stockholders. This insurance may not be applicable to certain of the claims which Williams may have against us under the indemnification agreement or otherwise.

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                            DESCRIPTION OF THE NOTES

GENERAL

     The exchange notes, like the original notes, will be issued under an indenture between WCG and The Bank of New York, as trustee. In this description of the notes, the term "WCG" refers to Williams Communications Group, Inc. and does not include its subsidiaries, except for purposes of financial data determined on a consolidated basis. You can find the definitions of capitalized terms used in this section in the section below entitled "-- Certain definitions." For purposes of this "Description of the Notes," all references to the notes shall be deemed to refer collectively to the original notes and the exchange notes.

     The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. The indenture is governed by the Trust Indenture Act of 1939. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part.

BRIEF DESCRIPTION OF THE NOTES

     The notes:

     - are senior unsecured obligations of WCG;

     - rank equally with all existing and future senior unsecured indebtedness of WCG;

     - rank senior to all existing and future indebtedness of WCG expressly subordinated in right of payment to the notes; and

     - are subordinated to all existing and future indebtedness and other liabilities, including trade payables, of WCG's subsidiaries as described below under "-- Ranking."

     WCG has agreed that it will offer to repurchase the notes under the circumstances described in the indenture upon:

     - a Change of Control Triggering Event; or

     - the accumulation of a specified amount of Excess Proceeds from Asset Dispositions by WCG or any of its Restricted Subsidiaries.

     The indenture also contains the following covenants:

     - limitation on consolidated Debt;

     - limitation on Debt of Restricted Subsidiaries;

     - limitation on Restricted Payments;

     - limitation on issuances of Guarantees by, and Debt Securities of, Domestic Restricted Subsidiaries;

     - limitation on dividend and other payment restrictions affecting Restricted Subsidiaries;

     - limitation on Liens;

     - limitation on Sale and Leaseback Transactions;

     - limitation on Asset Dispositions;

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

     - limitation on issuances and sales of Capital Stock of Restricted Subsidiaries;

     - limitation on transactions with Affiliates;

     - reports;

     - limitation on designations of Unrestricted Subsidiaries; and

     - limitation on mergers, consolidations and certain sales of assets.

RANKING

     The notes will be senior unsecured obligations of WCG, ranking equally with all of WCG's existing and future senior unsecured debt. The notes will be senior to all of WCG's subordinated debt and junior to any secured debt WCG may incur as to the assets securing such debt. Substantially all the operations of WCG are conducted through its subsidiaries and, therefore, WCG is dependent upon cash flow from those entities to meet its obligations. The payment of dividends and the making of loans and advances to WCG by its subsidiaries are subject to various restrictions. Future debt of certain of WCG's subsidiaries may prohibit the payment of dividends or the making of loans or advances to WCG. In addition, the ability of subsidiaries of WCG to make such payments, loans or advances to WCG is limited by the laws of the relevant jurisdictions in which such subsidiaries are organized or located. In some cases, the prior or subsequent approval of such payments, loans or advances by such subsidiaries to WCG may be required from applicable regulatory bodies or other governmental entities.

     WCG's subsidiaries will have no direct obligation to pay amounts due on the notes unless they become Guarantors. The notes effectively will be subordinated to all existing and future indebtedness and other liabilities of WCG's subsidiaries that are not Guarantors, including trade payables and indebtedness under the Williams note, the credit facility and our asset defeasance program. As of the date of the indenture, none of WCG's subsidiaries will be Guarantors. As of June 30, 2000, WCG's consolidated subsidiaries had approximately $2.5 billion of liabilities outstanding, excluding intercompany debt, but including $988.1 million of debt owed to Williams, which would effectively rank senior to the notes. As of June 30, 2000, WCG had outstanding approximately $2.0 billion of debt ranking equally with the notes, and no debt ranking senior to the notes. The indenture permits WCG and its subsidiaries to incur substantial amounts of additional indebtedness and other liabilities. Any rights of WCG and its creditors, including the holders of notes, to participate in the assets of any of WCG's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors. See the section of this prospectus entitled "Risk Factors -- Risks relating to our notes -- Your right to receive payment on the notes is effectively junior to existing and future debt of our subsidiaries -- the rights of holders of notes to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any subsidiary will be subject to the prior claims of that subsidiary's creditors" for more information.

PRINCIPAL, MATURITY AND INTEREST

     The exchange notes, like the original notes, will be issued with a maximum aggregate principal amount of $1.0 billion. The 2008 senior notes will mature on August 1, 2008, and will bear interest from August 8, 2000, or from the most recent date to which interest has been paid. The 2010 senior notes will mature on August 1, 2010, and will bear interest from August 8, 2000, or from the most recent date to which interest has been paid. Interest on the notes will be payable in cash semiannually in arrears on February 1 and August 1, commencing February 1, 2001. WCG will make each interest payment to the persons who are registered holders of the

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

notes at the close of business on the preceding January 15 or July 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of WCG, which, unless otherwise provided by WCG, will be the offices of the trustee. At the option of WCG, interest may be paid by check mailed to the registered holders at their registered addresses. The notes initially will be issued without coupons and in fully registered global form only, in minimum denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the notes, but WCG may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with the registration, transfer or exchange of the notes.

BOOK ENTRY, DELIVERY AND FORM

     The original notes are, and the exchange notes will be, represented by one or more global notes in definitive, fully registered form without interest coupons. The exchange notes will be deposited with or on behalf of DTC and registered in the name of a nominee of DTC in exchange for the original notes. The global notes representing the original notes and the exchange notes are sometimes collectively referred to as the "Global Notes."

     Except in the limited circumstances described below, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

BOOK-ENTRY PROCEDURES

     Global Notes. The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it from time to time. We take no responsibility for these operations and procedures and we urge investors to contact the system or their participants directly to discuss these matters.

     Upon the issuance of the Global Notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in a Global Note will be limited to participants or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     As long as DTC, or its nominee, is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such Global Note for all purposes and under the indenture and the notes.

     Unless:

     - DTC notifies us that it is unwilling or unable to continue as depositary for a Global Note and a successor depositary is not appointed within 90 days of such notice, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, or

     - an Event of Default has occurred and is continuing with respect to the notes,

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

owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the owners or holders of the Global Note (or any notes represented thereby) under the indenture or the notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the indenture referred to herein).

     Investors in the Global Notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system. All interests in a Global Note will be subject to the procedures and requirements of DTC.

PAYMENTS ON THE NOTES

     Payments of the principal of and interest on the Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither we, the trustee, DTC nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining supervision or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such notes as shown on the records of DTC or its nominee.

     We also expect that payments by participants to owners of beneficial interests in any such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

     The laws of some countries and some U.S. states require that certain secured parties or pledgees take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited. Because DTC can act only on behalf of participants, which, in turn, act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers of interests in Global Notes between participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form and to distribute such notes to their respective participants.

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

     If the notes are issued in certificated form, holders of such certificated notes will be able to receive payments of principal and interest on their notes in accordance with the procedures described under "-- Certificated notes."

DEPOSITARY PROCEDURES

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant directly or indirectly ("indirect participants").

     Although DTC currently follows the foregoing procedures to facilitate transfers of interests in securities among participants of DTC, it is under no obligation to do so, and such procedures may be discontinued or modified at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     In the event that use of the book-entry system for the notes is discontinued for any of the reasons set forth above under "-- Book-entry procedures," we will issue certificates for such notes in definitive, fully registered, non-global form without interest coupons in exchange for the Global Notes. Certificates for notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC.

     In the event certificated notes are issued, the holders of certificated notes will be able to receive payments of principal and interest on their notes at the office of WCG's paying agent maintained in the Borough of Manhattan. All payments of interest may be received at the offices of a paying agent upon presentation of certificated notes and all payments of principal may be received at such offices upon surrender of the notes. WCG also has the option of mailing checks to the registered holders of the notes.

     If any certificated note is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the office of the paying agent upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as we may reasonably require. Mutilated or defaced notes must be surrendered before replacements will be issued.

     WCG's paying agent with respect to the notes in the Borough of Manhattan is expected to be the corporate trust office of The Bank of New York, located at 101 Barclay Street, Floor 21 West, New York, New York.

     In the event certificated notes are issued, the holders of certificated notes will be able to transfer their certificated notes, in whole or in part, by surrendering the certificated notes for registration of transfer at the offices of The Bank of New York, duly endorsed by or

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

accompanied by a written instrument of transfer in form satisfactory to WCG and the securities registrar. Upon surrender, WCG will execute, and the trustee will authenticate and deliver, new notes to the designated transferee in the amount being transferred, and a new note for any amount not being transferred will be issued to the transferor. Any new notes so issued may be obtained through the offices of the paying agent. WCG will not charge any fee for the registration of transfer or exchange, except that WCG may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer. Notwithstanding any statement herein, WCG and the trustee reserve the right to impose such transfer, certification, exchange or other requirements, if any, as they may determine are necessary to ensure compliance with applicable laws or as DTC may require.

SAME-DAY SETTLEMENT AND PAYMENT

     The indenture will require that payment in respect of the notes represented by the Global Notes, including principal and premium, if any, be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to notes in certificated form, we will make all payments of principal and premium, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof, or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes will be eligible to trade in DTC's Same-Day Funds Settlement System. Therefore, DTC will require any permitted secondary market trading activity in the notes to be settled in immediately available funds.

OPTIONAL REDEMPTION

2008 SENIOR NOTES:

     WCG may redeem all or part of the 2008 senior notes at any time upon not less than 30 nor more than 60 days' notice at the Make-Whole Price, plus accrued and unpaid interest on such notes, if any, to the redemption date.

     At any time or from time to time prior to August 1, 2003, WCG may redeem up to 35% of the original aggregate principal amount of the 2008 senior notes at a redemption price equal to 111.70% of the principal amount of the notes so redeemed, plus accrued and unpaid interest on such notes, if any, to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more private placements to Persons other than Affiliates of WCG or public offerings of common stock of WCG, in each case resulting in gross proceeds to WCG of at least $100 million in the aggregate; provided that

     - at least 65% of the original aggregate principal amount of the 2008 senior notes would remain outstanding immediately after giving effect to such redemption;

     - any such redemption shall be made within 90 days of such private placement or public offering upon not less than 30 nor more than 60 days' prior notice; and

     - any such redemption may not occur with or after a Change of Control.

2010 SENIOR NOTES:

     Prior to August 1, 2005, WCG may redeem all or part of the 2010 senior notes at any time upon not less than 30 nor more than 60 days' notice at the Make-Whole Price, plus accrued and unpaid interest on such notes, if any, to the redemption date.

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

     On or after August 1, 2005, WCG may redeem all or part of the 2010 senior notes upon not less than 30 nor more than 60 days' prior notice, at the redemption prices set forth below, plus accrued and unpaid interest on such notes, if any, to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve months beginning on August 1, of the years indicated below:

YEAR                                            REDEMPTION PRICE
----                                            ----------------
2005.........................................        105.938%
2006.........................................        103.958%
2007.........................................        101.979%
2008 and thereafter..........................        100.000%

     In addition, at any time or from time to time prior to August 1, 2003, WCG may redeem up to 35% of the original aggregate principal amount of the 2010 senior notes at a redemption price equal to 111.875% of the principal amount of the notes so redeemed, plus accrued and unpaid interest on such notes, if any, to the redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more private placements to Persons other than Affiliates of WCG or public offerings of common stock of WCG, in each case, resulting in gross proceeds to WCG of at least $100 million in the aggregate; provided that

     - at least 65% of the original aggregate principal amount of the 2010 senior notes would remain outstanding immediately after giving effect to such redemption;

     - any such redemption shall be made within 90 days of such private placement or public offering upon not less than 30 nor more than 60 days' prior notice; and

     - any such redemption may not occur with or after a Change of Control.

PARTIAL REDEMPTION PROCEDURES

     In the case of any partial redemption, the trustee will make the selection of notes on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate, but no note of $1,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part, the notice of redemption, provided in accordance with the section below entitled "-- Notices," relating to such note shall state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original note.

MANDATORY REDEMPTION

     Except as set forth below under the sections entitled "-- Certain covenants -- Change of control triggering event" and "-- Limitation on asset dispositions," WCG is not required to make mandatory redemption payments or sinking fund payments with respect to the notes.

CERTAIN COVENANTS

     Set forth below are the material covenants contained in the indenture.

     Limitation on consolidated debt. (a) WCG may not, and may not permit any Restricted Subsidiary to, directly or indirectly, Incur any Debt, unless, after giving pro forma effect to such Incurrence and the receipt and application of the net proceeds of such Incurrence, no Default or

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Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either:

          (1) the ratio of (A) the aggregate consolidated principal amount, or, in the case of Debt issued at a discount, the then Accreted Value, of Debt of WCG outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to

        - the Incurrence of such Debt and any other Debt Incurred and that remains outstanding on the date as of which the Debt to be Incurred is to be Incurred (the "incurrence date") since such balance sheet date and the receipt and application of the net proceeds thereof, in each case, as if such Incurrence, receipt and application had occurred on such balance sheet date, and

        - the repayment, repurchase, retirement or extinguishment of any Debt since such balance sheet date, as if such repayment, repurchase, retirement or extinguishment had occurred on such balance sheet date, to

     (B) Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if any such Debt had been Incurred and the proceeds of such Debt had been applied, and any material Investment in, or acquisition or disposition of, any material asset outside the ordinary course of business consummated during, or since the end of, such period of four fiscal quarters had occurred at the beginning of such four fiscal quarters, would be less than 5.0 to 1.0; or

          (2) WCG's Consolidated Capital Ratio is less than 2.25 to 1.0 as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to

        - the Incurrence of such Debt and any other Debt Incurred and that remains outstanding on the incurrence date since such balance sheet date as if such Incurrence had occurred on such balance sheet date,

        - the repayment, repurchase, retirement or extinguishment of any Debt since such balance sheet date, as if such repayment, repurchase or extinguishment had occurred on such balance sheet date,

        - the issuance of any Capital Stock, other than Disqualified Stock, of WCG since such balance sheet date, including the issuance of any Capital Stock to be issued concurrently with the Incurrence of such Debt, as if such Incurrence had occurred on such balance sheet date, and

        - the receipt and application of the net proceeds of such Debt or Capital Stock, as the case may be, as if such receipt and application of the proceeds therefrom had occurred on the balance sheet date.

     (b) The restrictions in paragraph (a) do not prevent WCG or any Restricted Subsidiary from Incurring any and all of the following, each of which shall be given independent effect:

          (1) Debt under the notes, the indenture or any Domestic Restricted Subsidiary Guarantee;

          (2) Debt under Credit Facilities in an aggregate principal amount outstanding or available (together with all refinancing Debt outstanding or available pursuant to

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     clause (8) below in respect of Debt previously Incurred pursuant to this clause (2)) at any one time not to exceed the greater of

             (x) $2.0 billion, less

            - the amount of all mandatory principal payments actually made by
              WCG or any Restricted Subsidiary in respect of term loans thereunder (excluding any such payments to the extent refinanced at the time of payment under a new Credit Facility) and

            - in the case of a revolving facility, reduced by any required permanent repayments actually made (which are accompanied by a corresponding permanent commitment reduction) under the revolving facility (excluding any such repayments and commitment reductions to the extent refinanced and replaced at the time under a new Credit Facility), and

             (y) 85% of the Eligible Receivables;

          (3) Purchase Money Debt; provided that the amount of such Purchase Money Debt does not exceed 100% of the cost of the construction, installation, acquisition, lease, development or improvement of the applicable Telecommunications Assets;

          (4) Subordinated Debt of WCG; provided, however, that the aggregate principal amount of such Debt, together with any other outstanding Debt Incurred pursuant to this clause (4), shall not exceed $500 million at any one time (which amount shall be permanently reduced by the amount of Net Available Proceeds used to repay Subordinated Debt of WCG, and not reinvested in Telecommunications Assets or used to purchase notes or repay other Debt, pursuant to the covenant described in the section below entitled "-- Limitation on asset dispositions"), except to the extent such Debt in excess of $500 million

             (A) is subordinated to all other Debt of WCG other than Debt Incurred pursuant to this clause (4) in excess of such $500 million limitation,

             (B) does not provide for the payment of cash interest on such Debt prior to the Stated Maturity of the notes, and

             (C) does not

            - provide for payments of principal of such Debt at stated maturity or by way of a sinking fund applicable to the payment of such Debt or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by WCG (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of the acceleration of any payment with respect to such Debt upon any event of default under such Debt), in each case, on or prior to the Stated Maturity of the notes, and

            - permit redemption or other retirement, including pursuant to an offer to purchase made by WCG, of such Debt at the option of the holder of such Debt on or prior to the Stated Maturity of the notes,

            other than, in the case of each of these points under (C), a redemption or retirement at the option of the holder of such Debt, including pursuant to an offer to purchase made by WCG, which is conditioned upon a change of control or asset disposition pursuant to provisions substantially similar to those described in the

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            sections below entitled "-- Change of control triggering event" and
            "-- Limitation on asset dispositions";

          (5) Debt outstanding on the date of the indenture;

          (6) Debt owed by WCG to any Restricted Subsidiary of WCG or Debt owed by a Restricted Subsidiary of WCG to WCG or a Restricted Subsidiary of WCG; provided, however, that

        - upon any subsequent transfer, conveyance or other disposition by any such Restricted Subsidiary or WCG of any Debt so permitted to a Person other than WCG or another Restricted Subsidiary of WCG or

        - if for any reason such Restricted Subsidiary ceases to be a Restricted Subsidiary,

     the provisions of this clause (6) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred by the issuer thereof at the time of such transfer, conveyance or other disposition or when such Restricted Subsidiary ceases to be a Restricted Subsidiary;

          (7) Debt Incurred by a Person prior to the time

             (A) such Person became a Restricted Subsidiary,

             (B) such Person merges into or consolidates with a Restricted Subsidiary, or

             (C) another Restricted Subsidiary merges into or consolidates with such Person, in a transaction in which such Person becomes a Restricted Subsidiary, which Debt was not Incurred with, or in anticipation of, such transaction or such Person becoming a Restricted Subsidiary.

          (8) Debt Incurred to renew, extend, refinance, defease, repay, replace, prepay, repurchase, redeem, retire, exchange or refund (each, a "refinancing") Debt Incurred pursuant to clause (1), (2), (3), (5), (7),
     (12) or (13) of this paragraph (b) or this clause (8), in an aggregate principal amount, or if issued at a discount, the then Accreted Value, not to exceed the aggregate principal amount, or if issued at a discount, the then Accreted Value, of and accrued interest on the Debt so refinanced plus the amount of any premium, accrued interest, prepayment penalties, fees and expenses required to be paid with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium or accrued interest reasonably determined by the board of directors of WCG as necessary to accomplish such refinancing by means of a redemption, tender offer or privately negotiated repurchase plus the amount of fees and expenses incurred with such redemption, tender offer or privately negotiated repurchase; provided, however, that

        - the refinancing Debt shall not be senior in right of payment to the Debt that is being refinanced and

        - in the case of any refinancing of Debt Incurred pursuant to clause
          (1), (5), (7) or (12), or, if such Debt previously refinanced Debt Incurred pursuant to any such clause, this clause (8), the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued,

             (x) does not provide for payments of principal of such Debt at stated maturity or by way of a sinking fund applicable to the payment of such Debt or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by WCG, including any redemption, retirement or repurchase which is contingent upon events or

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

        circumstances, but excluding any retirement required by virtue of the acceleration of any payment with respect to such Debt upon any event of default under such Debt, in each case, prior to the time the same are required by the terms of the Debt being refinanced and

             (y) does not permit redemption or other retirement, including pursuant to an offer to purchase made by WCG, of such Debt at the option of the holder of such Debt prior to the time the same are required by the terms of the Debt being refinanced, other than, in the case of clause (x) or (y), any such payment, redemption or other retirement, including pursuant to an offer to purchase made by WCG, which is conditioned upon a change of control or asset sale pursuant to provisions substantially similar to those described in the sections below entitled "-- Change of control triggering event" and "-- Limitation on asset dispositions";

     provided further that the above clauses (x) and (y) and the limitation on the aggregate principal amount referred to above in this clause (8) shall not apply to any refinancing of all of the notes then outstanding;

          (9) Debt

             (A) in respect of performance, surety or appeal bonds, Guarantees, letters of credit or reimbursement obligations Incurred or provided in the ordinary course of business securing the performance of contractual, franchise, lease, self-insurance or license obligations and not in connection with the Incurrence of Debt, or

             (B) in respect of customary agreements providing for indemnification, adjustment of purchase price after closing, or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any such obligations of WCG or any of its Restricted Subsidiaries pursuant to such agreements, Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of WCG (other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of WCG for the purpose of financing such acquisition) and in an aggregate principal amount not to exceed the gross proceeds actually received by WCG or any Restricted Subsidiary in connection with such disposition;

          (10) Debt consisting of Permitted Interest Rate or Currency Protection Agreements;

          (11) Debt secured by Receivables originated by WCG or any Restricted Subsidiary and related assets; provided that such Debt is nonrecourse to WCG and any of its other Restricted Subsidiaries; provided further, that Receivables shall not be available at any time to secure Debt under this clause (11) to the extent that they are used as the basis for the Incurrence of Debt pursuant to clause (2)(y) of this paragraph (b);

          (12) Debt Incurred after the date of the indenture pursuant to the Williams note, including Debt Incurred in lieu of payments under the Williams Intercompany Arrangements and any accrual of interest that is capitalized under, or added to the principal amount of, the Williams note; provided that the aggregate amount of such Debt Incurred in lieu of payments under the Williams Intercompany Arrangements, other than in respect of any such accrual of interest, in reliance on this clause (12) does not exceed $25 million in any 12-month period;

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

          (13) Debt Incurred pursuant to the lease, dated as of September 2, 1998, between 1998 WCI Trust, as lessor, and Williams Communications, Inc., as lessee, in an aggregate principal amount not to exceed $750 million at any one time outstanding; and

          (14) Debt not otherwise permitted to be Incurred pursuant to clauses
     (1) through (13) above, which, together with any other outstanding Debt Incurred pursuant to this clause (14), has an aggregate principal amount not in excess of $50 million at any time outstanding.

     Notwithstanding any other provision of the covenant on limitation on consolidated debt, the maximum amount of Debt that WCG or a Restricted Subsidiary may Incur pursuant to this covenant will not be exceeded solely as a result of fluctuations in the exchange rates of currencies.

     For purposes of determining any particular amount of Debt under this limitation on consolidated debt covenant:

     - Guarantees, Liens or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included; and

     - any Liens granted for the benefit of the notes pursuant to the equal and ratable provisions referred to in the covenant described in the section below entitled "-- Limitation on liens" and Liens granted for the benefit of the existing notes pursuant to the equal and ratable provisions of the 1999 indenture shall not be treated as Debt.

     For purposes of determining compliance with this limitation on consolidated debt covenant, if an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, WCG, in its sole discretion, may classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses, but also may classify a portion of such item of Debt in more than one of such clauses and in any order WCG so chooses.

     Limitation on debt of restricted subsidiaries. WCG may not permit any Restricted Subsidiary that is not a Guarantor to Incur any Debt except any and all of the following, each of which shall be given independent effect:

          (1) Domestic Restricted Subsidiary Guarantees;

          (2) Debt outstanding on the date of the indenture;

          (3) Debt of Restricted Subsidiaries under Credit Facilities permitted to be Incurred pursuant to clause (2) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt";

          (4) Purchase Money Debt of Restricted Subsidiaries permitted to be Incurred pursuant to clause (3) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt";

          (5) Debt owed by a Restricted Subsidiary to WCG or a Restricted Subsidiary of WCG permitted to be Incurred pursuant to clause (6) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt";

          (6) Debt of Restricted Subsidiaries consisting of Permitted Interest Rate or Currency Protection Agreements permitted to be Incurred pursuant to clause (10) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt";

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

          (7) Debt of Restricted Subsidiaries permitted to be Incurred under clause (7) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt";

          (8) Debt of Restricted Subsidiaries permitted to be Incurred under clause (9) or (14) of paragraph (b) of the section above entitled
     "-- Limitation on consolidated debt";

          (9) Debt of Restricted Subsidiaries secured by Receivables originated by WCG or any Restricted Subsidiary and related assets permitted to be Incurred under clause (11) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt";

          (10) Debt permitted to be Incurred pursuant to clause (12) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt";

          (11) Debt Incurred pursuant to the lease, dated as of September 2, 1998, between 1998 WCI Trust, as lessor, and Williams Communications, Inc., as lessee, in an aggregate principal amount not to exceed $750 million at any one time outstanding; and

          (12) Debt which is Incurred to refinance any Debt of a Restricted Subsidiary permitted to be Incurred pursuant to clauses (1), (2), (3), (4),
     (7), (10) or (11) of this paragraph or this clause (12), in an aggregate principal amount (or if issued at a discount, the then Accreted Value) not to exceed the aggregate principal amount (or if issued at a discount, the then Accreted Value) of the Debt so refinanced, plus the amount of any premium, prepayment penalties, accrued interest, fees and expenses required to be paid for such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium or accrued interest reasonably determined by the board of directors of WCG as necessary to accomplish such refinancing by means of a redemption, tender offer or privately negotiated repurchase, plus the amount of fees and expenses of WCG and the applicable Restricted Subsidiary Incurred with such refinancing; provided, however, that, in the case of any refinancing of Debt Incurred pursuant to clause
     (1), (2) or (7) of this paragraph or, if such Debt previously refinanced Debt Incurred pursuant to any such clause, this clause (12), the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued,

             (x) does not provide for payments of principal at the stated maturity of such Debt or by way of a sinking fund applicable to such Debt or by way of any mandatory redemption, defeasance, retirement or repurchase of such Debt by WCG or any Restricted Subsidiary, including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder, in each case, prior to the time the same are required by the terms of the Debt being refinanced and

             (y) does not permit redemption or other retirement, including pursuant to an offer to purchase made by WCG or a Restricted Subsidiary, of such Debt at the option of the holder of such Debt prior to the stated maturity of the Debt being refinanced, other than, in the case of clause (x) or (y), any such payment, redemption or other retirement, including pursuant to an offer to purchase made by WCG or a Restricted Subsidiary, which is conditioned upon the change of control or asset sale of WCG pursuant to provisions substantially similar to those contained in the indenture which are described in the sections below entitled "-- Change of control triggering event" and "-- Limitation on asset dispositions";

     provided further that the above clauses (x) and (y) and the limitation on the aggregate principal amount referred to above in this clause (12) shall not apply to any refinancing of all of the notes then outstanding.

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

     Notwithstanding any other provision of the limitation on debt of restricted subsidiaries covenant, the maximum amount of Debt that a Restricted Subsidiary may Incur pursuant to this covenant will not be exceeded solely as a result of fluctuations in the exchange rates of currencies.

     For purposes of determining any particular amount of Debt under this limitation on Debt of Restricted Subsidiaries covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this limitation on Debt of Restricted Subsidiaries covenant, if an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, WCG, in its sole discretion, may classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses, but also may classify a portion of such item of Debt in more than one of such clauses and in any order WCG so chooses.

     Limitation on issuances of guarantees by, and debt securities of, domestic restricted subsidiaries. WCG will not permit any of its Domestic Restricted Subsidiaries, directly or indirectly, to issue or Guarantee any Debt Securities, unless such Domestic Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for the Guarantee of the payment of the notes by such Domestic Restricted Subsidiary, which Guarantee shall be senior to or rank equally with such Debt Securities.

     Any such Guarantee by a Domestic Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon a sale or other disposition, by way of merger or otherwise, to any Person not an Affiliate of WCG, of WCG's equity interest in, or the assets of, such Domestic Restricted Subsidiary, which sale or other disposition results in such Domestic Restricted Subsidiary ceasing to be a Domestic Restricted Subsidiary and such sale or other disposition is made in compliance with, and the Net Available Proceeds therefrom are applied in accordance with, the applicable provisions of the indenture.

     The foregoing provisions will not be applicable to:

     - Guarantees of Debt Securities of a Person by its subsidiaries in effect prior to the time such Person is merged with or into or became a Domestic Restricted Subsidiary; provided that such Guarantees do not extend to any other Debt Securities of such Person or any other Person; and

     - any one or more Guarantees of up to $100 million in aggregate principal amount of Debt Securities of WCG or any Domestic Restricted Subsidiary at any time outstanding.

     Limitation on restricted payments.  (a) WCG:

          (1) may not, and may not permit any Restricted Subsidiary to, directly or indirectly, declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders of its Capital Stock, excluding any dividends or distributions which are made solely to WCG or a Restricted Subsidiary (and, if the Restricted Subsidiary declaring, paying or making any such dividend or distribution is not a Wholly Owned Subsidiary, to the other stockholders or equity owners of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by WCG or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividends or distributions payable solely in shares of Capital Stock of WCG, other than Disqualified Stock, or in options, warrants or other rights to acquire Capital Stock of WCG, other than Disqualified Stock;

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

          (2) may not, and may not permit any Restricted Subsidiary to, purchase, redeem, or otherwise retire or acquire for value

        - any Capital Stock of WCG or any Restricted Subsidiary of WCG or

        - any options, warrants or rights to purchase or acquire shares of Capital Stock of WCG or any Restricted Subsidiary or any securities convertible into or exchangeable for shares of Capital Stock of WCG or any Restricted Subsidiary, except, in any such case, any such purchase, redemption or retirement or acquisition for value

        - paid to WCG or a Restricted Subsidiary (or, in the case of any such purchase, redemption or other retirement or acquisition for value with respect to a Restricted Subsidiary that is not a Wholly Owned Subsidiary, to the other stockholders or equity owners of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by WCG or a Restricted Subsidiary of payments of greater value than it would receive on a pro rata basis), or

        - paid solely in shares of Capital Stock, other than Disqualified Stock, of WCG;

          (3) may not make, or permit any Restricted Subsidiary to make, any Investment, other than an Investment in WCG or a Restricted Subsidiary or a Permitted Investment, in any other Person, including the Designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or the Revocation of any such Designation, according to the covenant described in the section below entitled "-- Limitation on designations of unrestricted subsidiaries";

          (4) may not, and may not permit any Restricted Subsidiary to, redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of WCG which is subordinate in right of payment to the notes (other than any redemption, defeasance, repurchase, retirement or other acquisition or retirement for value made in anticipation of satisfying a scheduled maturity, repayment or sinking fund obligation due within one year thereof); and

          (5) may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, sell or otherwise dispose of Capital Stock of any Restricted Subsidiary to a Person other than WCG or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such "Restricted Payment" shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by WCG and the other Restricted Subsidiaries;

each of clauses (1) through (5) being a "Restricted Payment," if:

             (A) an Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing; or

             (B) upon giving effect to such Restricted Payment, WCG could not Incur at least $1.00 of additional Debt pursuant to the terms of the indenture described in paragraph (a) of the section above entitled "-- Limitation on consolidated debt"; or

             (C) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after October 6, 1999, plus Permitted Investments made on or after October 6, 1999 pursuant to clause (i) or
        (n) of the definition thereof, other than any such Permitted Investments that are Permitted Investments in WCG or any Restricted Subsidiary (the amount of any such Restricted Payment or Permitted

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

        Investment, if made other than in cash, to be based upon Fair Market Value), exceeds the sum of:

            - 50% of cumulative Consolidated Net Income (or, if Consolidated Net
              Income is negative, 100% of such negative amount) since March 31, 2000, through the last day of the last full fiscal quarter for which consolidated financial statements are available;

            - in the case of any Revocation made after October 6, 1999, an amount equal to the lesser of the portion (proportionate to WCG's direct or indirect equity interest in the Subsidiary to which such Revocation relates) of the Fair Market Value of the net assets of such Subsidiary at the time of Revocation and the amount of Investments previously made (and treated as a Restricted Payment) by WCG or any Restricted Subsidiary in such Subsidiary; and

            - the aggregate amount of Returned Investments since October 6, 1999 and on or prior to the date of such Restricted Payment;

provided, however, that WCG or a Restricted Subsidiary of WCG may, without regard to the limitations in clause (C) but subject to clauses (A) and (B) above, make Restricted Payments in an aggregate amount not to exceed the sum of $50 million and the aggregate net cash proceeds received after October 6, 1999:

             (1) as capital contributions to WCG, or proceeds from the issuance, other than to a Subsidiary, of Capital Stock, other than Disqualified Stock, of WCG and options, warrants or rights to purchase or acquire shares of Capital Stock, other than Disqualified Stock, of WCG; and

             (2) from the issuance or sale of Debt of WCG or any Restricted
                 Subsidiary, other than to a Subsidiary, WCG or a Plan, that after October 6, 1999 has been converted into or exchanged for Capital Stock, other than Disqualified Stock, of WCG;

     provided further that, in the case of the issuance of Capital Stock of WCG to any Plan, if such Plan Incurs any Debt for the purpose of purchasing such Capital Stock, the aggregate net cash proceeds from such issuance shall be included for purposes of the above proviso only to the extent of any increase in the Consolidated Net Worth of WCG resulting from principal repayments made with respect to the Debt Incurred to finance the purchase of such Capital Stock.

          The aggregate net cash proceeds referred to in the immediately preceding clauses (1) and (2) shall not be utilized to make Restricted Payments pursuant to such clauses to the extent such proceeds have been utilized to make Permitted Investments under clause (i) of the definition of "Permitted Investments."

     (b) The restrictions in paragraph (a) do not prevent the following:

          (1) WCG or any Restricted Subsidiary may pay any dividend on Capital Stock of any class of WCG or such Restricted Subsidiary within 60 days after the declaration of such dividend if, on the date when the dividend was declared, WCG or such Restricted Subsidiary, as the case may be, could have paid such dividend in accordance with the above provisions; provided, however, that at the time of such payment of such dividend, no other Event of Default shall have occurred and be continuing, or result from, the payment of such dividend;

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

          (2) WCG or any Restricted Subsidiary may repurchase, redeem, acquire, cancel or otherwise retire for value any shares of its Common Stock or options to acquire its Common Stock from Persons who are currently or were formerly directors, officers or employees of WCG or any of its Subsidiaries or other Affiliates, or their estates or beneficiaries under their estates, or from any Plan, upon death, disability, retirement or termination of employment in an amount not to exceed $3 million in any 12-month period;

          (3) WCG and any Restricted Subsidiary may refinance any Debt otherwise permitted by clause (8) of paragraph (b) in the section above entitled
     "-- Limitation on consolidated debt" or clause (12) in the section above entitled "-- Limitation on debt of restricted subsidiaries";

          (4) WCG and any Restricted Subsidiary may retire or repurchase any Capital Stock of WCG or of any Restricted Subsidiary or any Subordinated Debt of WCG in exchange for, or out of the proceeds of the substantially concurrent sale, other than to a Subsidiary of WCG or any Plan, of, Capital Stock, other than Disqualified Stock, of WCG; provided that the proceeds from any such exchange or sale of Capital Stock shall be excluded from any calculation pursuant to clause (b) of the definition of "Invested Capital";

          (5) WCG or any Restricted Subsidiary may purchase shares of Capital Stock of WCG or any Restricted Subsidiary of WCG for the purpose of contributing such shares to any Plan; provided that all such purchases referred to in this clause (5) may not exceed $10 million in any 12-month period;

          (6) WCG or any Restricted Subsidiary may purchase all, but not less than all, excluding directors' qualifying shares, of the Capital Stock or other ownership interests in a Subsidiary of WCG which Capital Stock or other ownership interests were not until that time owned by WCG or a Subsidiary of WCG such that after giving effect to such purchase such Subsidiary becomes a Wholly Owned Subsidiary of WCG;

          (7) WCG or any Restricted Subsidiary may redeem, defease, repurchase, retire or acquire for value any Subordinated Debt upon a Change of Control or Asset Disposition to the extent required by the indenture or other agreement pursuant to which such Subordinated Debt was issued, but only if WCG has first complied with its obligations under the sections below entitled "-- Change of control triggering event" and "-- Limitation on asset dispositions"; and

          (8) WCG or any Restricted Subsidiary may make distributions to the stockholders or equity owners of Restricted Subsidiaries that are partnerships, limited liability companies that are treated as partnerships for U.S. tax purposes or other similar pass-through entities in order to reimburse or compensate such other stockholders or equity owners for income taxes attributable to the operations of such Restricted Subsidiaries as required by the formation agreement, operating agreement or partnership agreement or similar governing document of the Restricted Subsidiary.

     The Restricted Payments described in the foregoing clauses (1), (2), (5),
(6), and (7) shall be included in the calculation of Restricted Payments; the Restricted Payments described in clauses (3), (4) and (8) shall be excluded in the calculation of Restricted Payments.

     Limitation on dividend and other payment restrictions affecting restricted subsidiaries. (a) WCG may not, and may not permit any Restricted Subsidiary to, directly or indirectly,

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create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction, other than pursuant to law or regulation, on the ability of any Restricted Subsidiary:

          (1) to pay dividends in cash or otherwise, or make any other distributions in respect of its Capital Stock owned by WCG or any other Restricted Subsidiary or pay any Debt or other obligation owed to WCG or any other Restricted Subsidiary;

          (2) to make loans or advances to WCG or any other Restricted Subsidiary; or

          (3) to transfer any of its Property to WCG or any other Restricted Subsidiary.

     (b) Despite the above limitation, WCG may, and may permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist:

          (1) any encumbrance or restriction pursuant to any agreement in effect on the date of the indenture or pursuant to WCG's current credit facility, or, in each case, encumbrances or restrictions that are substantially similar taken as a whole;

          (2) any customary (as conclusively determined in good faith by the Chief Financial Officer of WCG) encumbrance or restriction applicable to a Restricted Subsidiary that is contained in an agreement or instrument governing or relating to Debt contained in any Credit Facilities or Purchase Money Debt; provided that such encumbrances and restrictions do not prohibit the distribution of funds to WCG in an amount sufficient for WCG to make the timely payment of interest, premium, if any, and principal (whether at stated maturity, by way of a sinking fund applicable thereto, by way of any mandatory redemption, defeasance, retirement or repurchase thereof, including upon the occurrence of designated events or circumstances or by virtue of acceleration upon an event of default, or by way of redemption or retirement at the option of the holder of the Debt, including pursuant to offers to purchase) according to the terms of the indenture and the notes and other Debt that is solely an obligation of WCG; provided further that such agreement may nevertheless contain customary (as so determined) net worth, restricted payment, leverage, interest coverage, invested capital and other financial covenants, customary (as so determined) covenants regarding the merger of or sale of all or any substantial part of the assets of WCG or any Restricted Subsidiary, customary (as so determined) restrictions on transactions with affiliates and customary (as so determined) subordination provisions governing Debt owed to WCG or any Restricted Subsidiary;

          (3) any encumbrance or restriction pursuant to an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired;

          (4) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Debt Incurred pursuant to an agreement referred to in clause (1), (2) or (3) of this paragraph (b); provided, however, that the provisions contained in such agreement relating to such encumbrance or restriction are no more restrictive (as so determined) in any material respect than the provisions contained in the agreement governing the Debt being refinanced;

          (5) in the case of clause (3) of paragraph (a) above, any encumbrance or restriction contained in any security agreement (including a Capital Lease Obligation) securing Debt of WCG or a Restricted Subsidiary otherwise permitted under the indenture, but only to the extent such restrictions restrict the transfer of the Property subject to such security agreement;

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          (6) in the case of clause (3) of paragraph (a) above, customary provisions

            - that restrict the subletting, assignment or transfer of any
              Property that is the subject of a lease, license, conveyance or similar contract,

            - contained in asset sale or other asset disposition agreements limiting the transfer of the Property being sold or disposed of pending the closing of such sale or disposition or

            - arising or agreed to in the ordinary course of business, not relating to any Debt, and that do not, individually or in the aggregate, detract from the value of Property of WCG or any Restricted Subsidiary in any manner material to WCG or any Restricted Subsidiary;

          (7) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or Property of such Restricted Subsidiary; provided that the consummation of such transaction would not result in a Default or an Event of Default, that such restriction terminates if such transaction is abandoned and that the consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into;

          (8) any encumbrance or restriction pursuant to the indenture and the notes (or encumbrances or restrictions that are substantially similar taken as a whole); and

          (9) Permitted Liens.

     Limitation on liens. WCG may not, and may not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist any Lien on or with respect to any Property now owned or acquired after the date of the indenture to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the notes

     - equally and ratably with such Debt as to such Property for so long as such Debt will be so secured or

     - in the event such Debt is Debt of WCG or a Guarantor which is subordinate in right of payment to the notes or the applicable Domestic Restricted Subsidiary Guarantee, prior to such Debt as to such Property for so long as such Debt will be so secured.

     These restrictions shall not apply to:

          (1) Liens existing on the date of the indenture;

          (2) Liens Incurred on or after the date of the indenture pursuant to any Credit Facility to secure Debt permitted to be Incurred pursuant to clause (2) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt";

          (3) Liens securing Debt in an amount which, together with the aggregate amount of Debt then outstanding or available under all Credit Facilities (together with all refinancing Debt then outstanding or available pursuant to clause (8) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt" in respect of Debt previously Incurred under Credit Facilities), does not exceed 1.5 times WCG's Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters preceding the Incurrence of such Lien for which WCG's consolidated financial statements are available, determined on a pro forma basis as if such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters;

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          (4) Liens in favor of WCG or any Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of the Debt secured by any such Lien, except to WCG or a Restricted Subsidiary, shall be deemed, in each case, to constitute the Incurrence of such Lien by the issuer thereof;

          (5) Liens to secure Purchase Money Debt permitted to be Incurred pursuant to clause (3) of paragraph (b) of the section above entitled
     "-- Limitation on consolidated debt"; provided that any such Lien may not extend to any Property other than the Telecommunications Assets installed, constructed, acquired, leased, developed or improved with the proceeds of such Purchase Money Debt and any improvements or accessions thereto (it being understood that all Debt to any single lender or group of related lenders or outstanding under any single credit facility, and in any case relating to the same group or collection of Telecommunications Assets financed thereby, shall be considered a single Purchase Money Debt, whether drawn at one time or from time to time);

          (6) Liens to secure Acquired Debt; provided that

        - such Lien attaches to the acquired Property prior to the time of the acquisition of such Property and

        - such Lien does not extend to or cover any other Property;

          (7) Liens to secure Debt permitted to be Incurred pursuant to clause
     (13) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt";

          (8) Liens to secure Debt Incurred to refinance, in whole or in part, Debt secured by any Lien referred to in the foregoing clauses (1), (2),
     (5), (6) and (7) or this clause (8) so long as such Lien does not extend to any other Property (other than improvements and accessions to the original Property) and the principal amount of Debt so secured is not increased except as otherwise permitted under clause (8) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt" or clause (12) of the section above entitled "-- Limitation on debt of restricted subsidiaries";

          (9) Liens to secure Debt consisting of Permitted Interest Rate and Currency Protection Agreements permitted to be Incurred pursuant to clause
     (10) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt";

          (10) Liens to secure Debt secured by Receivables permitted to be Incurred pursuant to clause (11) of paragraph (b) of the section above entitled "-- Limitation on consolidated debt";

          (11) Liens granted after the date of the indenture to secure the notes;

          (12) Permitted Liens; and

          (13) Liens not otherwise permitted by the foregoing clauses (1) through (12) that, at the time of Incurrence thereof, taken together with all other Liens Incurred after the date of the indenture in reliance on this clause (13) and which remain in existence, secure Debt in an aggregate principal amount not to exceed 5% of WCG's Consolidated Tangible Assets as of the most recent balance sheet date as of which WCG's consolidated balance sheet is available.

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     Limitation on sale and leaseback transactions.  WCG may not, and may not permit any Restricted Subsidiary to, directly or indirectly, enter into, assume, Guarantee or otherwise become liable with respect to any Sale and Leaseback Transaction, unless:

          (1) WCG or such Restricted Subsidiary would be entitled to Incur

        - Debt in an amount equal to the Attributable Value of the Sale and Leaseback Transaction pursuant to the covenant described in the section above entitled "-- Limitation on consolidated debt" and

        - a Lien pursuant to the covenant described in the section above entitled "-- Limitation on liens," equal in amount to the Attributable Value of the Sale and Leaseback Transaction, without also securing the notes; and

          (2) the Sale and Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the indenture described in the section below entitled "-- Limitation on asset dispositions" (including the provisions concerning the application of Net Available Proceeds) are satisfied with respect to such Sale and Leaseback Transaction, treating all of the consideration received in such Sale and Leaseback Transaction as Net Available Proceeds for purposes of such covenant.

     Limitation on asset dispositions. WCG may not, and may not permit any Restricted Subsidiary to, make any Asset Disposition unless:

          (1) WCG or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the Fair Market Value for the Property sold or disposed of; and

          (2) at least 75% of the consideration for such disposition consists of cash or Cash Equivalents or the assumption of Debt of WCG or any Restricted Subsidiary (other than Debt that is subordinated to the notes or any Domestic Restricted Subsidiary Guarantee) and release of WCG and all Restricted Subsidiaries from all liability on the Debt assumed (or if less than 75%, the remainder of such consideration consists of Telecommunications Assets).

     The Net Available Proceeds or any portion thereof from Asset Dispositions may be applied by WCG or a Restricted Subsidiary, to the extent WCG or such Restricted Subsidiary elects or is required by the terms of any Debt:

     - to the permanent repayment or reduction of Debt then outstanding under any Credit Facility, to the extent such Credit Facility would require such application or prohibit payments pursuant to the offer to purchase the notes in accordance with the indenture described in the following paragraph (other than Debt owed to WCG or any Affiliate of WCG); or

     - to reinvest in Telecommunications Assets (including by means of an Investment in Telecommunications Assets by a Restricted Subsidiary with Net Available Proceeds received by WCG or another Restricted Subsidiary).

     Any Net Available Proceeds from an Asset Disposition not applied in accordance with the preceding paragraph within 360 days from the date of the receipt of such Net Available Proceeds shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million, WCG will be required to make an offer to purchase, in accordance with the

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indenture, with such Excess Proceeds, on a pro rata basis according to principal amount, or, in the case of Debt issued at a discount, the then Accreted Value, for

          (x) outstanding notes at a price in cash equal to 100% of the principal amount of the notes on the purchase date plus accrued and unpaid interest, if any, on the notes, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date; and

          (y) any other Debt of WCG or any Guarantor that ranks equally with the notes, or any Debt of a Restricted Subsidiary that is not a Guarantor, at a price no greater than 100% of the principal amount of such Debt plus accrued and unpaid interest, if any, to the purchase date, or 100% of the then Accreted Value plus accrued and unpaid interest, if any, to the purchase date in the case of original issue discount Debt, to the extent, in the case of this clause (y), required under the terms of such Debt (other than Debt owed to WCG or any Affiliate of WCG).

     To the extent there are any remaining Excess Proceeds following the completion of the offer to purchase the notes in accordance with the indenture, WCG shall apply such Excess Proceeds to the repayment of other Debt of WCG or any Restricted Subsidiary, to the extent permitted or required under the terms of such other Debt. Any other remaining Excess Proceeds may be applied to any use as determined by WCG which is not otherwise prohibited by the indenture, and the amount of Excess Proceeds shall be reset to zero.

     Limitation on issuances and sales of capital stock of restricted subsidiaries. WCG may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary to any Person other than WCG or a Restricted Subsidiary except:

          (1) a sale of all of the Capital Stock of a Restricted Subsidiary owned by WCG and any Restricted Subsidiary that complies with the provisions described in the section above entitled "-- Limitation on asset dispositions" to the extent such provisions apply;

          (2) in a transaction that results in such Restricted Subsidiary becoming a Joint Venture; provided

        - such transaction complies with the provisions described in the section above entitled "-- Limitation on asset dispositions" to the extent such provisions apply and

        - the remaining interest of WCG or any other Restricted Subsidiary in such Joint Venture would have been permitted as a new Restricted Payment or Permitted Investment under the provisions of the section above entitled "-- Limitation on restricted payments";

          (3) the issuance, transfer, conveyance, sale or other disposition of shares of a Restricted Subsidiary so long as after giving effect to such transaction such Restricted Subsidiary remains a Restricted Subsidiary and such transaction complies with the provisions described in the section above entitled "-- Limitation on asset dispositions" to the extent such provisions apply;

          (4) the transfer, conveyance, sale or other disposition of shares required by applicable law or regulation;

          (5) if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares;

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

          (6) Disqualified Stock issued in exchange for, or upon conversion of, or the proceeds of the issuance of which are used to redeem, replace, refund or refinance, shares of Disqualified Stock of such Restricted Subsidiary; provided that the amounts of the redemption obligations of such Disqualified Stock shall not exceed the amounts of the redemption obligations of, and such Disqualified Stock shall have redemption obligations no earlier than those required by, the Disqualified Stock being exchanged, converted, redeemed, replaced, refunded or refinanced;

          (7) in a transaction where WCG or a Restricted Subsidiary acquires at the same time not less than its Proportionate Interest in such issuance of Capital Stock;

          (8) Capital Stock issued and outstanding on the date of the indenture;

          (9) Capital Stock of a Restricted Subsidiary issued and outstanding prior to the time that such Person becomes a Restricted Subsidiary so long as such Capital Stock was not issued in contemplation of such Person's becoming a Restricted Subsidiary or otherwise being acquired by WCG; and

          (10) an issuance of Preferred Stock of a Restricted Subsidiary (other than Preferred Stock convertible or exchangeable into Common Stock of any Restricted Subsidiary) otherwise permitted by the indenture.

     Transactions with affiliates. WCG will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer, or otherwise dispose of any of its Property to, or purchase any Property from, or enter into any contract, agreement, understanding, loan, advance, Guarantee or transaction, including the rendering of services, with or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

          (a) such Affiliate Transaction or series of Affiliate Transactions is in the best interest of WCG or such Restricted Subsidiary and on terms that are fair and reasonable to, and in the best interests of, WCG or the Restricted Subsidiary, as the case may be; and

          (b) WCG delivers to the trustee

        - with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments in excess of $10 million but less than $15 million, a certificate of the chief executive, operating or financial officer of WCG evidencing such officer's determination that such Affiliate Transaction or series of Affiliate Transactions complies with clause (a) above, and

        - with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments equal to or in excess of $15 million, a board resolution certifying that such Affiliate Transaction or series of Affiliate Transactions complies with clause (a) above and that such Affiliate Transaction or series of Affiliate Transactions has been approved by the board of directors of WCG, including a majority of the disinterested members of the board of directors of WCG; provided that, if there shall not be at least two disinterested members of the board of directors of WCG with respect to the Affiliate Transaction, WCG shall, in addition to such board resolution, file with the trustee a written opinion from an investment banking firm of national standing in the United States which, in the good faith judgment of the board of directors of WCG, is independent with respect to WCG and its Affiliates and qualified to perform such task, which opinion shall be to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to WCG or such Restricted Subsidiary.

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     Despite paragraphs (a) and (b) above, the following shall not be deemed
Affiliate Transactions:

          (1) any employment agreement entered into by WCG or any of its Restricted Subsidiaries in the ordinary course of business and consistent with industry practice;

          (2) any agreement or arrangement with respect to the compensation of a director or officer of WCG or any Restricted Subsidiary approved by a majority of the board of directors of WCG and consistent with industry practice;

          (3) transactions between or among WCG and its Restricted Subsidiaries; provided that no more than 10% of the Voting Stock on a fully diluted basis of any such Restricted Subsidiary is owned by an Affiliate of WCG (other than a Restricted Subsidiary);

          (4) Restricted Payments and Permitted Investments permitted by the covenant described in the section above entitled "-- Limitation on restricted payments" (other than Investments in Affiliates that are not WCG or Restricted Subsidiaries);

          (5) transactions pursuant to the terms of or performance of any agreement or arrangement as in effect on the date of the indenture;

          (6) transactions pursuant to and any payments under, compliance with, or performance of obligations under, the Williams Intercompany Arrangements;

          (7) transactions with respect to wireline or wireless transmission capacity, the lease or sharing or other use of cable or fiber-optic lines, equipment, rights of way or other access rights, between WCG, or any Restricted Subsidiary, and any other Person; provided that, in the case of this clause (7), such transaction complies with paragraph (a) above;

          (8) loans, advances or extensions of credit to employees, officers and directors of WCG or any Restricted Subsidiary made in the ordinary course of business and consistent with past practice or in connection with employee benefits agreements or arrangements approved by the board of directors of WCG; provided, however, that if WCG or any Restricted Subsidiary makes loans, advances or extensions of credit to employees, officers and directors in excess of $3 million in the aggregate at any one time outstanding, the board of directors of WCG must determine that such loans, advances or extensions of credit in excess of $3 million are fair and reasonable to, and in the best interests of, WCG or the Restricted Subsidiary, as the case may be;

          (9) the granting or performance of registration rights under any written registration rights agreement approved by the board of directors of WCG;

          (10) transactions with Persons solely in their capacity as holders of Debt or Capital Stock of WCG or any of its Subsidiaries, where such Persons are treated no more favorably than holders of Debt or Capital Stock of WCG generally;

          (11) sales or issuances of Capital Stock, other than Disqualified Stock, in exchange for cash, securities or Property; provided that such transactions comply with paragraph (a) above; and

          (12) any agreement to do any of the foregoing.

     Change of control triggering event. Within 30 days of both a Change of Control and a Rating Decline with respect to the notes (a "Change of Control Triggering Event"), WCG will be required to make an offer to purchase all outstanding notes in accordance with the indenture at a price in cash equal to 101% of the principal amount of the notes on the purchase date plus

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any accrued and unpaid interest, if any, to such purchase date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

     "Change of Control" means the occurrence of any of the following events:

          (A) if any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of WCG at a time when the Permitted Holders are the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of WCG than such other person or group (for purposes of this clause (A), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such other corporation); or

          (B) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of WCG and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to one or more Permitted Holders) shall have occurred; or

          (C) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of WCG (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of WCG was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of WCG then in office; or

          (D) the shareholders of WCG shall have approved any plan of liquidation or dissolution of WCG.

     If WCG makes an offer to purchase the notes in accordance with the indenture, WCG intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions relating to the offer to purchase, WCG will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

     The existence of the holders' right to require, subject to certain conditions, WCG to repurchase notes upon a Change of Control Triggering Event may deter a third party from acquiring WCG in a transaction that constitutes a Change of Control. If an offer to purchase the notes in accordance with the indenture is made, there can be no assurance that WCG will have sufficient funds to pay the purchase price for all notes tendered by holders seeking to accept the offer to purchase. In addition, instruments governing other Debt of WCG may prohibit WCG from purchasing any notes prior to their Stated Maturity, including pursuant to an offer to purchase the notes in accordance with the indenture, or require that such Debt be repurchased upon a Change of Control.

     If an offer to purchase the notes in accordance with the indenture occurs at a time when WCG does not have sufficient available funds to pay the purchase price for all notes tendered pursuant to such offer to purchase or a time when WCG is prohibited from purchasing the notes, and WCG is unable either to obtain the consent of the holders of the relevant Debt or to repay such Debt, an Event of Default would occur under the indenture. In addition, one of the events that constitutes a Change of Control under the indenture is a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the assets of WCG. The indenture will be governed by New York law, and there is no established definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if WCG were to engage in a transaction in which it disposed of less than all of its assets, a question of interpretation could arise as to whether such disposition was of "substantially all" of its assets and whether WCG was required to make an offer to purchase the notes in accordance with the indenture.

     Except as described herein with respect to a Change of Control, the indenture does not contain any other provisions that permit holders of notes to require that WCG repurchase or redeem notes in the event of a takeover, recapitalization or similar restructuring.

     Reports. Whether or not WCG is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, WCG shall file with the Commission, unless the Commission will not accept such filing, the annual reports, quarterly reports and other documents which WCG would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if WCG were subject to such successor provision, such documents to be filed with the Commission on or prior to the respective dates by which WCG would have been required to file them.

     WCG shall also in any event:

     (a) within 15 days of each required filing date:

     - transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders; and

     - file with the trustee copies of the annual reports, quarterly reports and other documents, without exhibits, which WCG would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provisions thereto if WCG were subject to such successor provisions; and

     (b) if filing such documents by WCG with the Commission is not permitted under the Exchange Act, promptly upon written request, supply copies of such documents, without exhibits, to any prospective holder.

     Limitation on designations of unrestricted subsidiaries. The indenture will provide that WCG will not designate any Subsidiary of WCG, other than a newly created Subsidiary in which no Investment has previously been made, as an "Unrestricted Subsidiary" under the indenture (a "Designation") unless:

          (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

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          (b) immediately after giving effect to such Designation, WCG would be able to Incur $1.00 of Debt under paragraph (a) of the section above entitled "-- Limitation on consolidated debt"; and

          (c) WCG would not be prohibited under the indenture from making an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the portion (proportionate to WCG's equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary on such date.

     In the event of any such Designation, WCG will be deemed to have made an Investment in the Designation Amount constituting a Restricted Payment for all purposes of the indenture; provided, however, that, upon a Revocation of any such Designation of a Subsidiary, WCG shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary of an amount (if positive) equal to

          (1) WCG's Investment in such Subsidiary at the time of such Revocation less

          (2) the portion (proportionate to WCG's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such Revocation less

          (3) any Returned Investment.

     At the time of any Designation of any Subsidiary as an Unrestricted Subsidiary, such Subsidiary shall not own any Capital Stock of WCG or any Restricted Subsidiary.

     The indenture will further provide that neither WCG nor any Restricted Subsidiary shall at any time

          (x) provide credit support for, or a Guarantee of, any Debt of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Debt); provided that WCG or a Restricted Subsidiary may pledge Capital Stock or Debt of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against WCG other than to obtain such pledged Capital Stock or Debt;

          (y) be directly or indirectly liable for any Debt of any Unrestricted Subsidiary; or

          (z) be directly or indirectly liable for any Debt which provides that the holder of such Debt may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary);

except in the case of clause (x) or (y) to the extent permitted under the covenants described in the sections above entitled "Limitation on restricted payments" and "Transactions with affiliates."

     Unless Designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of WCG will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated as a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (a) and (b) of the immediately following paragraph will not be satisfied immediately following such classification. Except as provided in the first sentence of this section, "-- Limitation on designations of

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unrestricted subsidiaries," no Restricted Subsidiary may be redesignated as an
Unrestricted Subsidiary.

     The indenture will further provide that a Designation may be revoked (a "Revocation") by a resolution of the board of directors of WCG; provided that WCG will not make any Revocation unless:

          (a) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

          (b) all Liens and Debt of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred at such time for all purposes of the indenture.

     All Designations and Revocations must be evidenced by resolutions of the board of directors of WCG

     - certifying compliance with the foregoing provisions;

     - giving the effective date of such Designation or Revocation; and

     - delivered to the trustee within 45 days after the end of the fiscal quarter of WCG in which such Designation or Revocation is made (or, in the case of a Designation or Revocation made during the last fiscal quarter of WCG's fiscal year, within 90 days after the end of such fiscal year).

MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

     WCG may not, in a single transaction or a series of related transactions,

          (1) consolidate with or merge into any other Person or Persons or permit any other Person to consolidate with or merge into WCG; or

          (2) directly or indirectly, transfer, sell, lease, convey or otherwise dispose of all or substantially all its assets to any other Person or Persons,

     unless:

             (a) in a transaction in which WCG is not the resulting, surviving or transferee Person or in which WCG transfers, sells, leases, conveys or otherwise disposes of all or substantially all of its assets to any other Person, the resulting, surviving or transferee Person is organized under the laws of the United States of America or any State thereof or the District of Columbia and expressly assumes, by supplemental indentures executed and delivered to the trustee in form satisfactory to the trustee, all of WCG's obligations under the indenture;

             (b) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of WCG or a Restricted Subsidiary as a result of such transaction as having been Incurred by WCG or such Restricted Subsidiary at the time of the transaction, no Default or Event of Default shall have occurred and be continuing;

             (c) immediately after giving effect to such transaction and treating any Debt which becomes an obligation of WCG or a Restricted Subsidiary as a result of such transaction as having been Incurred by WCG, or the successor entity to WCG, or such Restricted Subsidiary at the time of the transaction, WCG, or the successor entity to WCG, could Incur at least $1.00 of additional Debt pursuant to the provisions of the

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        indenture described in paragraph (a) of the section above entitled
        "Certain covenants -- Limitation on consolidated debt";

             (d) if, as a result of any such transaction, Property of WCG or any Restricted Subsidiary would become subject to a Lien prohibited by the provisions of the indenture described in the section above entitled "Certain covenants -- Limitation on liens," WCG or the successor entity to WCG shall have secured the notes as required by said covenant; and

             (e) in the case of a transfer, sale, lease, conveyance or other disposition of all or substantially all of the assets of WCG, such assets shall have been transferred as an entirety or virtually as an entirety to one Person and such Person shall have complied with all the provisions of this paragraph.

     The resulting, surviving or transferee Person shall succeed to, and be substituted for, and may exercise every right and power of, WCG under the indenture, and the predecessor company, except in the case of a lease, shall be released from all its obligations under the indenture. However,

          (1) a consolidation or merger by WCG with or into, or

          (2) the sale, assignment, transfer, lease, conveyance or other disposition by WCG of all or substantially all of its property or assets to,

one or more of its Subsidiaries shall not relieve WCG from its obligations under the indenture or the notes.

     In addition, WCG may merge or consolidate with or into any Restricted Subsidiary so long as the merger or consolidation complies with clauses (a) and
(b) above.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the indenture and in this "Description of the Notes."

     "Accreted Value" of any Debt issued at a price less than the principal amount at stated maturity, means, as of any date of determination, an amount equal to the sum of (a) the issue price of such Debt, as determined in accordance with Section 1273 of the Code or any successor provisions, plus (b) the aggregate of the portions of the original issue discount (the excess of the amounts considered as part of the "stated redemption price" of such Debt within the meaning of Section 1273(a)(2) of the Code or any successor provisions, whether denominated as principal or interest, over the issue price of such Debt) that shall until that time have accrued pursuant to Section 1272 of the Code (without regard to Section 1272(a)(7) of the Code) from the date of issue of such Debt to the date of determination, minus all amounts until that time paid in respect of such Debt, which amounts are considered as part of the "stated redemption price" of such Debt within the meaning of Section 1273(a)(2) of the Code or any successor provisions (whether such amounts paid were denominated principal or interest).

     "Acquired Debt" means, with respect to any specified Person,

     - Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Subsidiary of such specified Person and

     - Debt secured by a Lien encumbering any Property acquired by such specified Person,

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which Debt was not incurred in connection with, or in anticipation of, such merger, consolidation or acquisition or such Person becoming a Subsidiary of such specified Person.

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described in the sections above entitled "-- Certain covenants -- Transactions with affiliates" and "-- Limitation on asset dispositions" and the definition of "Telecommunications Assets" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock on a fully diluted basis of WCG or of rights or warrants to purchase such Voting Stock, whether or not currently exercisable, and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any transfer, conveyance, sale, lease, issuance or other disposition by WCG or any Restricted Subsidiary in one or more related transactions (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary of WCG, but excluding a disposition by a Restricted Subsidiary to WCG or a Restricted Subsidiary or by WCG to a Restricted Subsidiary) of:

          (1) shares of Capital Stock or other ownership interests of a Restricted Subsidiary (other than as permitted by clause (5), (6), (7) or (9) of the covenant described in the section above entitled "-- Certain covenants -- Limitation on issuances and sales of capital stock of restricted subsidiaries" and other than any transaction in which WCG or such Restricted Subsidiary receives therefor one or more properties with a Fair Market Value equal to the Fair Market Value of the Capital Stock issued, sold or disposed of by WCG or the Restricted Subsidiary);

          (2) real property;

          (3) all or substantially all of the assets of WCG or any Restricted Subsidiary representing a division or line of business; or

          (4) other Property of WCG or any Restricted Subsidiary outside of the ordinary course of business, excluding

        - any transfer, conveyance, sale, lease or disposition of Property by WCG or any Restricted Subsidiary for which WCG or any Restricted Subsidiary receives capacity and

        - any transfer, conveyance, sale, lease or other disposition of equipment that in the good faith judgment of WCG is obsolete, damaged, worn out or no longer used by or useful to WCG;

provided, in each case, that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $5 million or more in any 12-month period.

     The following shall not be Asset Dispositions:

          (1) Permitted Telecommunications Asset Dispositions that comply with clause (1) of the first paragraph in the section above entitled "-- Certain covenants -- Limitation on asset dispositions";

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          (2) when used with respect to WCG, any Asset Disposition permitted pursuant to the covenant described in the section above entitled
     "-- Mergers, consolidations and certain sales of assets" which constitutes a disposition of all or substantially all of the assets of WCG and the Restricted Subsidiaries taken as a whole;

          (3) Receivables sales constituting Debt under Qualified Receivable Facilities permitted to be Incurred pursuant to the section above entitled "-- Certain covenants -- Limitation on consolidated debt";

          (4) sales, leases, conveyances, transfers or other dispositions to WCG or to a Restricted Subsidiary or to any other Person if, after giving effect to such sale, lease, conveyance, transfer or other disposition, such other Person becomes a Restricted Subsidiary; and

          (5) any disposition that results in a Permitted Investment (other than pursuant to clause (f) or (i) of the definition of "Permitted Investment") or a Restricted Payment permitted by the covenant described in the section above entitled "-- Certain covenants -- Limitation on restricted payments."

     "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount owed under such lease is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term of such lease, including any period for which such lease has been extended, as determined in accordance with generally accepted accounting principles, discounted from the last date of such remaining term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the lesser of the amount of such penalty (in which case no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the rent which would otherwise be required to be paid if such lease is not so terminated. "Attributable Value" means, as to a Capital Lease Obligation, the principal amount of such Capital Lease Obligation.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) Property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a "Capital Lease"). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

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     "Cash Equivalents" means:

          (1) Government Securities maturing, or subject to tender at the option of the holder thereof, within two years after the date of acquisition thereof;

          (2) time deposits and certificates of deposit of any commercial bank organized in the United States having capital and surplus in excess of $500 million or a commercial bank organized under the law of any other country that is a member of the Organization for Economic Cooperation and Development having total assets in excess of $500 million, or its foreign currency equivalent at the time, with a maturity date not more than one year from the date of acquisition;

          (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with

        - any bank meeting the qualifications specified in clause (2) above; or

        - any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

          (4) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing, or subject to tender at the option of the holder of such obligation, within one year after the date of acquisition thereof; provided that, at the time of acquisition, the long-term debt of such state, political subdivision or public instrumentality has a rating of A or higher from S&P or A-2 or higher from Moody's, or, if at any time neither S&P nor Moody's shall be rating such obligations, then an equivalent rating from another nationally recognized rating service;

          (5) commercial paper issued by the parent corporation of any commercial bank organized in the United States having capital and surplus in excess of $500 million or a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development having total assets in excess of $500 million or its foreign currency equivalent at the time, and money market instruments and commercial paper issued by others having one of the three highest ratings obtainable from either S&P or Moody's, or, if at any time neither S&P nor Moody's shall be rating such obligations, then from another nationally recognized rating service, and in each case maturing within one year after the date of acquisition;

          (6) overnight bank deposits and bankers' acceptances at any commercial bank organized in the United States having capital and surplus in excess of $500 million or a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development having total assets in excess of $500 million or its foreign currency equivalent at the time;

          (7) deposits available for withdrawal on demand with a commercial bank organized in the United States having capital and surplus in excess of $500 million or a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development having total assets in excess of $500 million or its foreign currency equivalent at the time; and

          (8) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) through
     (7).

     "Change of Control" has the meaning set forth in the section above entitled "-- Certain covenants -- Change of control triggering event."

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

     "Change of Control Triggering Event" has the meaning set forth in the section above entitled "-- Certain covenants -- Change of control triggering event."

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated Capital Ratio" means as of the date of determination the ratio of (1) the aggregate amount of Debt of WCG and its Restricted Subsidiaries on a consolidated basis as at the date of determination to (2) the sum of:

          (a) WCG's capital in excess of par value on October 6, 1999 determined on a consolidated basis in accordance with generally accepted accounting principles;

          (b) the aggregate Net Proceeds to WCG from the issuance or sale of any Capital Stock, including Preferred Stock, of WCG other than Disqualified Stock subsequent to October 6, 1999; and

          (c) the aggregate Net Proceeds from the issuance or sale of Debt of WCG or any Restricted Subsidiary subsequent to October 6, 1999 convertible or exchangeable into Capital Stock of WCG other than Disqualified Stock, in each case upon conversion or exchange thereof into Capital Stock of WCG subsequent to October 6, 1999;

provided, however, that, for purposes of calculation of the Consolidated Capital Ratio, the Net Proceeds from the issuance or sale of Capital Stock or Debt described in clause (b) or (c) above shall not be included to the extent

     - such proceeds have been utilized to make a Permitted Investment under clause (i) of the definition thereof or a Restricted Payment or

     - such Capital Stock or Debt shall have been issued or sold to WCG, a Subsidiary of WCG or a Plan.

     "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of WCG and its Restricted Subsidiaries for such period increased by the sum of, to the extent reducing Consolidated Net Income for such period;

          (1) Consolidated Interest Expense of WCG and its Restricted Subsidiaries for such period; plus

          (2) Consolidated Income Tax Expense of WCG and its Restricted Subsidiaries for such period; plus

          (3) consolidated depreciation and amortization expense and any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period) for such period; plus

          (4) any penalty paid in such period in connection with redeeming or retiring any Debt prior to its stated maturity; plus

          (5) any change in Deferred Revenue during such period;

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

provided, however, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges, if positive, of any Restricted Subsidiary (calculated separately for such Restricted Subsidiary in the same manner as provided above for WCG) that is subject to a restriction which prevents the payment of dividends or the making of distributions to WCG or another Restricted Subsidiary to the extent of such restrictions.

     "Consolidated Income Tax Expense" for any period means the aggregate amounts of the provisions for income taxes of WCG and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Interest Expense" for any period means the interest expense included in a consolidated income statement, excluding interest income, of WCG and its Restricted Subsidiaries for such period in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of, but in no event adding any amount that would be eliminated in consolidation in accordance with generally accepted accounting principles):

          (1) the amortization of Debt discounts and issuance costs, including commitment fees;

          (2) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities;

          (3) net costs with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements, including fees;

          (4) Preferred Stock Dividends other than dividends paid in shares of Preferred Stock that is not Disqualified Stock declared and paid or payable;

          (5) accrued Disqualified Stock Dividends, whether or not declared or paid;

          (6) interest on Debt guaranteed by WCG and its Restricted
     Subsidiaries;

          (7) the portion of any Capital Lease Obligation or Sale and Leaseback Transaction paid during such period that is allocable to interest expense in accordance with generally accepted accounting principles; and

          (8) the cash contributions to any Plan to the extent such contributions are used by such Plan to pay interest or fees to any Person, other than WCG or a Restricted Subsidiary, in connection with Debt Incurred by such Plan.

     "Consolidated Net Income" for any period means the net income (or loss) of WCG and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded from such net income (or loss):

          (a) for purposes of the covenant described in the section above entitled "-- Certain covenants -- Limitation on restricted payments" only, the net income (or loss) of any Person acquired by WCG or a Restricted Subsidiary in a pooling-of-interests transaction for any period prior to the date of such transaction;

          (b) the net income (or loss) of any Person that is not a Restricted Subsidiary except to the extent of the amount of dividends or other distributions actually paid to WCG or a Restricted Subsidiary by such Person during such period (except, for purposes of the covenant described under "-- Certain covenants -- Limitation on restricted payments" only, to the extent such dividends or distributions have been subtracted from the calculation of the amount of Investments to support the actual making of Investments);

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

          (c) gains or losses realized upon the sale or other disposition of any Property of WCG or its Restricted Subsidiaries that is not sold or disposed of in the ordinary course of business (it being understood that Permitted Telecommunications Asset Dispositions shall be considered to be in the ordinary course of business);

          (d) all extraordinary gains and extraordinary losses, determined in accordance with generally accepted accounting principles;

          (e) the cumulative effect of changes in accounting principles;

          (f) non-cash gains or losses resulting from fluctuations in currency exchange rates;

          (g) any non-cash expense related to the issuance to employees or directors of WCG or any Restricted Subsidiary of (1) options to purchase Capital Stock of WCG or such Restricted Subsidiary or (2) other compensatory rights; and

          (h) with respect to a Restricted Subsidiary that is not a Wholly Owned Subsidiary any aggregate net income (or loss) in excess of WCG's or any Restricted Subsidiary's pro rata share of the net income (or loss) of such Restricted Subsidiary that is not a Wholly Owned Subsidiary, but such excess shall be excluded only to the extent that such minority interest in net income (or loss) is not otherwise excluded in determining consolidated net income in accordance with generally accepted accounting principles; provided further that there shall further be excluded therefrom the net income (but not net loss) of any Restricted Subsidiary that is subject to a restriction which prevents the payment of dividends or the making of distributions to WCG or another Restricted Subsidiary to the extent of such restriction; and provided further, that at the time any restriction referred to in the immediately preceding proviso ceases to be effective, all of such net income previously excluded from Consolidated Net Income by reason of such proviso shall be included cumulatively in Consolidated Net Income in the accounting period during which such restriction ceases to be effective.

     "Consolidated Net Worth" of any Person means the stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less (to the extent not otherwise accounted for as a liability) amounts attributable to Disqualified Stock of such Person.

     "Consolidated Tangible Assets" of any Person means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of such Person and its Subsidiaries after deducting from such total amount of assets all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet.

     "Credit Facilities" means one or more credit agreements, loan agreements, fiscal agency agreements (other than fiscal agency agreements relating to Debt Securities) or similar facilities, secured or unsecured, providing for working capital advances, revolving credit loans, term loans and/or letters of credit, including any Qualified Receivable Facility, entered into from time to time by WCG and its Restricted Subsidiaries, and including any related notes, Guarantees, collateral documents, instruments and agreements executed with such credit facilities, as the same may be amended, supplemented, modified, restated or replaced from time to time.

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     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

          (1) every obligation of such Person for money borrowed;

          (2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of Property;

          (3) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person or for which such Person is otherwise obligated to make payment;

          (4) every obligation of such Person issued or assumed as the deferred purchase price of Property or services, including securities repurchase agreements;

          (5) every Capital Lease Obligation of such Person;

          (6) all obligations to redeem or repurchase Disqualified Stock issued by such Person and all Attributable Value in respect of Sale and Leaseback Transactions entered into by such Person;

          (7) the liquidation preference of any Preferred Stock, other than Disqualified Stock, which is covered by the preceding clause (6), issued by any Restricted Subsidiary of such Person;

          (8) every obligation under Interest Rate or Currency Protection Agreements of such Person; and

          (9) every obligation of the type referred to in clauses (1) through
     (8) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed.

     The "amount" or "principal amount" of Debt at any time of determination as used here represented by (a) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be, except as otherwise set forth here, the Accreted Value of such Debt at such time or (b) in the case of any Receivables sale constituting Debt, the amount of the unrecovered purchase price paid (that is, the amount paid for Receivables that has not been actually recovered from the collection of such Receivables) by the purchaser (other than WCG or a Restricted Subsidiary that is wholly owned by WCG) thereof.

     The amount of Debt represented by an obligation under an Interest Rate or Currency Protection Agreement shall be equal to

          (x) zero if such obligation has been Incurred pursuant to clause (10) of paragraph (b) of the covenant described in the section above entitled "-- Certain covenants -- Limitation on consolidated debt" or

          (y) the notional amount of such obligation if not Incurred pursuant to such clause.

     Despite the above, "Debt" does not include trade accounts payable or accrued liabilities arising in the ordinary course of business.

     "Debt Securities" means any debt securities, including any Guarantee of such securities, issued by WCG or any Domestic Restricted Subsidiary in connection with an underwritten public offering or an underwritten private placement for resale in accordance with Rule 144A

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and/or Regulation S, in each case, not rated or rated below Baa3 by Moody's or
BBB- by S&P, or an equivalent below investment grade rating by any successor Rating Agency.

     "Default" means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

     "Deferred Revenue" means amounts appearing as a liability on the financial statements of WCG prepared in accordance with generally accepted accounting principles as deferred revenue, except, in the case of any increase in deferred revenue, only to the extent of cash received in connection therewith.

     "Designation" has the meaning set forth in the section above entitled "-- Certain covenants -- Limitations on designations of unrestricted subsidiaries."

     "Designation Amount" has the meaning set forth in the section above entitled "-- Certain covenants -- Limitations on designations of unrestricted subsidiaries."

     "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the notes; provided, however, that any Preferred Stock which would not constitute Disqualified Stock but for provisions of such Preferred Stock giving holders thereof the right to require WCG to repurchase or redeem such Preferred Stock upon the occurrence of a change of control or asset disposition occurring prior to the final Stated Maturity of the notes shall not constitute Disqualified Stock if the change of control or asset disposition provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable to the notes contained in the covenants described in the sections above entitled "-- Certain covenants -- Change of control triggering event" and "-- Limitations on asset dispositions" and such Preferred Stock specifically provides that WCG will not repurchase or redeem any such stock pursuant to such provisions prior to WCG's repurchase of such notes as are required to be repurchased pursuant to the covenants described in the sections above entitled "-- Certain covenants -- Change of control triggering event" and "-- Limitations on asset dispositions"; provided further, that such Preferred Stock will not be deemed Disqualified Stock if it is redeemable by exchange for or through the issuance of Capital Stock (other than Disqualified Stock).

     "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of WCG held by Persons other than a Restricted Subsidiary that is wholly owned by WCG. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) applicable to WCG for the period during which such dividends were paid.

     "Domestic Restricted Subsidiary" means any Restricted Subsidiary of WCG

     - that was formed under the laws of the United States of America or any state, district or territory thereof or the District of Columbia, or

     - 50% or more of the assets of which are located in the United States or any territory thereof.

     "Domestic Restricted Subsidiary Guarantee" means a supplemental indenture to the indenture in form satisfactory to the trustee, providing for an unconditional Guarantee by a Domestic Restricted Subsidiary of payment in full of the principal of, premium, if any, and

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interest on the notes. Any such Domestic Restricted Subsidiary Guarantee shall not be subordinate to any Debt of the Domestic Restricted Subsidiary providing the Domestic Restricted Subsidiary Guarantee.

     "Eligible Receivables" means, at any time, Receivables of WCG and its Restricted Subsidiaries, as evidenced on the most recent quarterly consolidated balance sheet of WCG as at a date at least 45 days prior to such time, arising in the ordinary course of business of WCG or any Restricted Subsidiary.

     "Event of Default" has the meaning set forth in the section below entitled "-- Events of default."

     "Excess Proceeds" has the meaning set forth in the section above entitled "-- Certain covenants -- Limitation on asset dispositions."

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing International Joint Ventures" means ATL, PowerTel, Telefonica Manquehue and Algar.

     "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the indenture, and except in the case of Permitted Telecommunications Asset Dispositions in the ordinary course of business, Fair Market Value shall be determined by the board of directors of WCG acting in good faith and shall be evidenced by a resolution of the board of directors of WCG.

     "Government Securities" means direct obligations of, or obligations fully and unconditionally guaranteed or insured by, the United States of America or any agency or instrumentality thereof for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which are not callable or redeemable at the issuer's option (unless, for purposes of the definition of "Cash Equivalents" only, the obligations are redeemable or callable at a price not less than the purchase price paid by WCG or the applicable Restricted Subsidiary, together with all accrued and unpaid interest, if any, on such Government Securities).

     "Guarantee" by any Person means any obligation, direct or indirect, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person in any manner, whether directly or indirectly.

     "Guarantor" means a Domestic Restricted Subsidiary of WCG that has executed a Domestic Restricted Subsidiary Guarantee.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that

     - a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and

     - neither the accrual of interest nor the amortization or accretion of original issue discount shall be deemed an Incurrence of Debt.

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     Debt otherwise incurred by a Person before it becomes a Subsidiary of WCG shall be deemed to have been Incurred at the time at which it becomes a Restricted Subsidiary.

     "Interest Payment Date" means each semiannual interest payment date on February 1 and August 1 of each year commencing February 1, 2001.

     "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

     "Invested Capital" means the sum of:

          (a) $625 million;

          (b) the aggregate Net Proceeds received by WCG from any Capital Stock, including Preferred Stock, of WCG, but excluding Disqualified Stock, issued or sold pursuant to the over-allotment option in the initial public offering or subsequent to October 6, 1999; and

          (c) the aggregate Net Proceeds from the issuance or sale of Debt of WCG or any Restricted Subsidiary subsequent to October 6, 1999, convertible or exchangeable into Capital Stock of WCG other than Disqualified Stock, in each case, upon conversion or exchange thereof into Capital Stock of WCG subsequent to October 6, 1999;

provided, however, that the Net Proceeds from the issuance or sale of Capital Stock or Debt described in clause (b) or (c) shall be excluded from any computation of Invested Capital to the extent (1) utilized to make a Restricted Payment or (2) such Capital Stock or Debt shall have been issued or sold to WCG, a Subsidiary of WCG or a Plan.

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, purchase, redemption, retirement or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, or Incurrence of, or payment on, a Guarantee of any obligation of, any other Person; provided that Investments shall exclude

     - commercially reasonable extensions of trade credit,

     - trade receivables arising in the ordinary course of business; provided that such receivables would be recorded as assets of such Person in accordance with generally accepted accounting principles,

     - Investments received in connection with the bankruptcy or reorganization of suppliers and customers or in good faith bona fide settlement of delinquent ordinary course of business trade receivables of customers,

     - endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables, and

     - any Investment that is less than $100,000.

     The amount, as of any date of determination, of any Investment shall be the original cost of such Investment, plus the cost of all additions, as of such date, thereto and minus the amount, as of such date, of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be (except to the extent such repaid amount has been included in Consolidated Net Income to support the actual making of Restricted

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Payments), but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such transfer.

     "Joint Venture" means a Person in which WCG or a Restricted Subsidiary holds, directly or indirectly, not more than 50% of the shares of Voting Stock.

     "Lien" means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing and any Sale and Leaseback Transaction). For purposes of this definition, the sale, lease, conveyance or other transfer by WCG or any of its Subsidiaries of, including the grant of indefeasible rights of use or equivalent arrangements with respect to, dark or lit communications fiber capacity or communications conduit shall not constitute a Lien.

     "Make-Whole Amount" means

     - with respect to any 2008 senior note, an amount equal to the excess, if any, of:

            (1) the present value of the remaining principal, premium and interest payments that would be payable with respect to such note if such note were redeemed on August 1, 2008, computed using a discount rate equal to the Treasury Rate plus 50 basis points; over

            (2) the outstanding principal amount of such note

     - with respect to any 2010 senior note, an amount equal to the excess, if any, of:

            (1) the present value of the remaining principal, premium and interest payments that would be payable with respect to such note if such note were redeemed on August 1, 2005, computed using a discount rate equal to the Treasury Rate plus 50 basis points; over

            (2) the outstanding principal amount of such note

     "Make-Whole Average Life" means, with respect to any date of redemption of notes, the number of years (calculated to the nearest one-twelfth) from such redemption date to

     - August 1, 2008, with respect to the 2008 senior notes

     - August 1, 2010, with respect to the 2010 senior notes

     "Make-Whole Price" means

     - with respect to any 2008 senior note, the sum of the principal amount of such note and the Make-Whole Amount, and

     - with respect to any 2010 senior note, the greater of (1) the sum of the principal amount of such note and the Make-Whole Amount with respect to such note and (2) the redemption price of such note on August 1, 2005.

     "Moody's" means Moody's Investors Service, Inc. or, if Moody's Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and

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such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then "Moody's" shall mean any other national recognized rating agency, other than S&P, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by WCG.

     "Net Available Proceeds" from any Asset Disposition by any Person means cash or cash equivalents received (including amounts received by way of sale or discounting of any note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such Property) therefrom by such Person, net of:

          (1) all legal, title and recording taxes, expenses and commissions and other fees and expenses (including appraisals, brokerage commissions and investment banking fees) Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition;

          (2) all payments made by such Person or its Subsidiaries on any Debt which is secured by such Property in accordance with the terms of any Lien upon or with respect to such Property or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

          (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures of such Person as a result of such Asset Disposition; and

          (4) appropriate amounts to be provided by such Person or any Subsidiary of such Person, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such Property and retained by such Person or any Subsidiary of such Person, as the case may be, after such Asset Disposition, including liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case, as determined by the board of directors of such Person, in its reasonable good faith judgment evidenced by a resolution of the board of directors of such Person filed with the trustee; provided, however, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be, for all purposes of the indenture and the notes, treated as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction; provided further, however, that, if any consideration for a transaction, which would otherwise constitute Net Available Proceeds, is required to be held in escrow pending determination of whether a purchase price adjustment will be made, at such time as such portion of the consideration is released to such Person or its Restricted Subsidiary from escrow, such portion shall be treated for all purposes of the indenture and the notes as a new Asset Disposition at the time of, but not before, such release from escrow with Net Available Proceeds equal to the amount of such portion of consideration released from escrow.

     "Net Proceeds" means the aggregate net proceeds (including the Fair Market Value of non-cash proceeds constituting Capital Stock in or of a person engaged in a Telecommunications Business or assets of a type generally used in a Telecommunications Business) received by a Person from the sale of Capital Stock or Debt after payment of out-of-pocket expenses, commissions and discounts incurred and net of taxes paid or payable in connection with the sale of such Capital Stock or Debt.

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     "Permitted Holders" means

     - The Williams Companies, Inc. and any of its Subsidiaries,

     - any corporation the outstanding voting power of the Capital Stock of which is beneficially owned, directly or indirectly, by the stockholders of WCG in substantially the same proportions as their ownership of the voting power of the Capital Stock of WCG,

     - any underwriter during the period engaged in a firm commitment underwriting on behalf of WCG with respect to the shares of Capital Stock being underwritten, or

     - WCG or any Subsidiary of WCG.

     "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and not for purposes of speculation and which, in the case of an interest rate agreement, shall have a notional amount no greater than the principal amount at maturity due with respect to the Debt being hedged thereby.

     "Permitted Investments" means:

          (a) Cash Equivalents;

          (b) investments in prepaid expenses;

          (c) negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits;

          (d) loans, advances or extensions of credit to employees, officers and directors of WCG or any Restricted Subsidiary made in the ordinary course of business and consistent with past practice or in connection with employee benefits agreements or arrangements approved by the board of directors of WCG;

          (e) obligations under Permitted Interest Rate or Currency Protection Agreements;

          (f) Investments received as consideration for, or customary indemnities given in connection with, Asset Dispositions pursuant to and in compliance with the covenant described in the section above entitled
     "-- Certain covenants -- Limitation on asset dispositions," and for Permitted Telecommunication Asset Dispositions;

          (g) Investments in WCG or any Restricted Subsidiary, or in any Person as a result of which such Person becomes a Restricted Subsidiary;

          (h) Investments made prior to the date of the indenture;

          (i) Investments made after the date of the indenture in Persons engaged in the Telecommunications Business in an aggregate amount as of the date of determination not to exceed Invested Capital as of the date of determination;

          (j) Investments deemed to have been made as a result of the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

          (k) Investments received in connection with the bankruptcy or reorganization of suppliers and customers or in good faith bona fide settlement of delinquent ordinary course of business trade receivables of customers;

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          (l) Investments where all or a portion of the consideration provided is Capital Stock of WCG, other than Disqualified Stock, but the same shall constitute a Permitted Investment only to the extent of such consideration provided in the form of such Capital Stock;

          (m) Investments in Existing International Joint Ventures; provided that the aggregate amount of such Investments made after the date of the indenture does not exceed $100 million as of the date of determination; and

          (n) additional Investments in an aggregate amount not to exceed $200 million.

     "Permitted Liens" means:

          (a) Liens for taxes, assessments, governmental charges, levies or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made for such Liens;

          (b) other Liens incidental to the conduct of WCG's and its Restricted Subsidiaries' businesses or the ownership of Property not securing any Debt, and which do not in the aggregate materially detract from the value of WCG's and its Restricted Subsidiaries' Property when taken as a whole, or materially impair the use thereof in the operation of its business;

          (c) Liens, pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations;

          (d) Liens, pledges or deposits made to secure the performance of tenders, bids, leases, public or statutory obligations, sureties, stays, appeals, indemnities, performance or other similar bonds and other obligations of like nature incurred in the ordinary course of business, exclusive of obligations for the payment of borrowed money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate materially impair the use of Property in the operation of the business of WCG and the Restricted Subsidiaries taken as a whole;

          (e) zoning restrictions, servitudes, easements, rights of way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of WCG or its Restricted Subsidiaries;

          (f) any interest or title of a lessor in the Property subject to any lease other than a Capital Lease;

          (g) Liens with respect to assets of a Restricted Subsidiary granted by such Restricted Subsidiary to WCG to secure Debt owing to WCG;

          (h) Liens arising out of judgments or awards against WCG or any Restricted Subsidiary of WCG with respect to which WCG or such Restricted Subsidiary is prosecuting an appeal or proceeding for review and WCG or such Restricted Subsidiary is maintaining adequate reserves in accordance with generally accepted accounting principles;

          (i) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

          (j) Liens securing Permitted Interest Rate or Currency Protection Agreement; and

          (k) Liens in favor of the trustee arising under the indenture or the 1999 indenture.

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     "Permitted Telecommunications Asset Disposition" means the transfer, conveyance, sale, lease or other disposition of an interest in or capacity on optical fiber and/or conduit and any related equipment used in a Segment of WCG's communications network, whether or not in the ordinary course of business; provided that, after giving effect to such disposition, WCG would retain at least

          (1) with respect to any Segment constructed by, for or on behalf of WCG or any of its Subsidiaries or Affiliates,

        - 24 optical fibers per route mile on such Segment as deployed at the time of such disposition, or

        - 12 optical fibers and one empty conduit per route mile on such Segment as deployed at such time; and

          (2) with respect to any Segment purchased or leased from third parties, the lesser of

        - 50% of the optical fibers per route mile originally purchased on such Segment,

        - 24 optical fibers per route mile on such Segment as deployed at the time of such disposition, or

        - 12 optical fibers and one empty conduit per route mile on such Segment as deployed at the time of such disposition.

     "Person" means any individual, corporation, company, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     "Plan" means any employee benefit plan, retirement plan, deferred compensation plan, restricted stock plan, health, life, disability or other insurance plan or program, employee stock purchase plan, employee stock ownership plan, pension plan, stock option plan or similar plan or arrangement of WCG or any Restricted Subsidiary of WCG, or any successor plan thereof; and "Plans" shall have a correlative meaning.

     "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes, however designated, that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

     "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than WCG or one or more Restricted Subsidiaries that are wholly owned by WCG. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0 and determined in accordance with generally accepted accounting principles) applicable to the issuer of such Preferred Stock for the period during which such dividends were paid.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.

     "Proportionate Interest" in any issuance of Capital Stock of a Restricted Subsidiary means a ratio (1) the numerator of which is the aggregate amount of Capital Stock of such Restricted

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Subsidiary beneficially owned by WCG and the Restricted Subsidiaries and (2) the denominator of which is the aggregate amount of Capital Stock of such Restricted Subsidiary beneficially owned by all Persons, excluding, in the case of this clause (2), any Investment made in connection with such issuance.

     "Purchase Money Debt" means Debt (including Acquired Debt and Capital Lease Obligations, mortgage financings and purchase money obligations) incurred for the purpose of financing all or any part of the cost of construction, installation, acquisition, lease, development or improvement by WCG or any Restricted Subsidiary of any Telecommunications Assets of WCG or any Restricted Subsidiary and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

     "Qualified Receivable Facility" means Debt of WCG or any Subsidiary Incurred from time to time pursuant to either

     - credit facilities secured by Receivables or

     - Receivables purchase facilities

in each case, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.

     "Rating Agencies" mean Moody's and S&P.

     "Rating Date" means the earlier of the date of public notice of the occurrence of a Change of Control or of the intention of WCG to effect a Change of Control.

     "Rating Decline" shall be deemed to have occurred if, no later than 90 days after the Rating Date (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies), either of the Rating Agencies assigns or reaffirms a rating to the notes that is lower than the applicable rating of the notes on the date of the indenture or the equivalent thereof. If, prior to the Rating Date, either of the ratings assigned to the notes by the Rating Agencies is lower than the applicable rating of the notes on the date of the indenture, then a Rating Decline will be deemed to have occurred if such rating is not changed by the 90th day following the Rating Date. A downgrade within rating categories, as well as between rating categories, will be considered a Rating Decline.

     "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money and proceeds and products thereof, in each case, generated in the ordinary course of business.

     "Restricted Subsidiary" means

     - a Subsidiary of WCG or of a Restricted Subsidiary that has not been designated or classified as an Unrestricted Subsidiary pursuant to and in compliance with the section above entitled "-- Certain covenants -- Limitation on designations of unrestricted subsidiaries" and

     - an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary pursuant to such covenant.

     "Returned Investments" mean, with respect to all Investments made in Unrestricted Subsidiaries, the aggregate amount of all payments made in respect of such Investments, other

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than interest, dividends or other distributions not in the nature of a return or repurchase of capital or a repayment of principal, that have been paid or returned, without restriction, to WCG or any Restricted Subsidiary.

     "Revocation" has the meaning set forth in the section above entitled "-- Certain covenants -- limitations on designations of unrestricted subsidiaries."

     "S&P" means Standard & Poor's Ratings Service or, if Standard & Poor's Ratings Service shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then "S&P" shall mean any other national recognized rating agency, other than Moody's, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by WCG.

     "Sale and Leaseback Transaction" of any Person means any direct or indirect arrangement pursuant to which any Property is sold or transferred by such Person or a Restricted Subsidiary of such person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Segment" means

     - with respect to WCG's intercity network, the through-portion of such network between two local networks and

     - with respect to a local network of WCG, the entire through-portion of such network, excluding the spurs which branch off the through-portion.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" of WCG within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

     "Stated Maturity" when used with respect to a note or any installment of interest on such note, means the date specified in such note as the date fixed on which the principal of such note or such installment of interest is due and payable, including pursuant to any mandatory redemption provision, but excluding any provision providing for the repurchase of such note at the option of the holder of such note upon the happening of any contingency beyond the control of WCG unless such contingency has occurred.

     "Subordinated Debt" means Debt of WCG (a) that is not secured by any Lien on or with respect to any Property now owned or acquired after the date of the indenture and (b) as to which the payment of principal of, and premium, if any, and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full in cash of the notes to at least the following extent:

          (1) no payments of principal of, or premium, if any, or interest on or otherwise due, including by acceleration or for additional amounts, in respect of, or repurchases, redemptions or other retirements of, such Debt may be permitted for so long as any default, after giving effect to any applicable grace periods, in the payment of principal, or premium, if any, or interest on the notes exists, including as a result of acceleration;

          (2) if any other Default exists with respect to the notes, upon notice by holders of 25% or more in aggregate principal amount of the notes to the trustee, the trustee shall have the right to give notice to WCG and the holders of such Debt, or trustees or agents therefor, of a payment blockage, and thereafter no payments of such Debt may be made for a period of

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     179 days from the date of such notice; provided that not more than one such payment blockage notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to the notes during such period;

          (3) if payment of such Debt is accelerated when any notes are outstanding, no payments of such Debt may be made until three Business Days after the trustee receives notice of such acceleration and, thereafter, such payments may only be made to the extent the terms of such Debt permit payment at that time; and

          (4) such Debt may not

             (x) provide for payments of principal of such Debt at the stated maturity of such Debt or by way of a sinking fund applicable to such Debt or by way of any mandatory redemption, defeasance, retirement or repurchase of such Debt by WCG, including any redemption, retirement or repurchase which is contingent upon events or circumstances but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder, in each case, prior to the final Stated Maturity of the notes, or

             (y) permit redemption or other retirement, including pursuant to an offer to purchase made by WCG, of such Debt at the option of the holder of such Debt prior to the final Stated Maturity of the notes, other than, in the case of clause (x) or (y), any such payment, redemption or other retirement, including pursuant to an offer to purchase made by WCG, which is conditioned upon

            - a change of control of WCG pursuant to provisions substantially similar to those described in the section above entitled
              "-- Certain covenants -- Change of control triggering event" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to WCG's repurchase of the notes required to be repurchased by WCG pursuant to the provisions described in the section above entitled "-- Certain covenants -- Change of control triggering event"), or

            - a sale or other disposition of assets pursuant to provisions substantially similar to those described in the section above entitled "-- Certain covenants -- Limitation on asset dispositions" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to WCG's repurchase of the notes required to be repurchased by WCG pursuant to the provision described in the section above entitled "-- Certain covenants -- Limitation on asset dispositions").

     "Subsidiary" of any Person means:

     - a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; or

     - any other Person, other than a corporation, in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

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     "Telecommunications Assets" means:

          (a) any Property, other than cash, cash equivalents and securities, to be owned or used by WCG or any Restricted Subsidiary and used in the Telecommunications Business;

          (b) for purposes of the covenants described in the sections above entitled "-- Certain covenants -- Limitation on consolidated debt" and "-- Limitation on liens" only, Capital Stock of any Person; or

          (c) for all other purposes of the indenture, Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by WCG or another Restricted Subsidiary from any Person other than an Affiliate of WCG;

provided, however, that, in the case of clause (b) or (c), such Person is primarily engaged in the Telecommunications Business.

     "Telecommunications Business" means the business of:

          (1) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities or the right to use such facilities;

          (2) constructing, creating, developing, operating, managing or marketing communications networks, related network transmission equipment, software and other devices for use in a communications business;

          (3) computer outsourcing, data center management, computer systems integration, reengineering of computer software for any purpose, including, for the purposes of porting computer software from one operating environment or computer platform to another or to address issues commonly referred to as "Year 2000 issues";

          (4) constructing, managing or operating fiber-optic telecommunications networks and leasing capacity on those networks to third parties;

          (5) the sale, resale, installation or maintenance of communications systems and equipment; or

          (6) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in (1), (2), (3),
     (4) or (5) above;

provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by the board of directors of WCG.

     "Treasury Rate" means, at any date of determination, the yield to maturity as of such date (as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519), which has become publicly available at least two business days prior to the date of the redemption notice for which such computation is being made, or if such Statistical Release is no longer published, as reported in any publicly available source of similar market data) of United States Treasury securities with a constant maturity most nearly equal to the Make-Whole Average Life; provided, however, that if the Make-Whole Average Life is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

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     "Unrestricted Subsidiary" means:

     - any Subsidiary of WCG designated as such pursuant to and in compliance with the covenant described in the section above entitled "-- Certain covenants -- Limitation on designations of unrestricted subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant to such section, and

     - any Subsidiary of an Unrestricted Subsidiary.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors, or persons performing similar functions, of such Person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, all of the outstanding Voting Stock or other ownership interests, other than directors' qualifying shares, of which are at the time owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

     "Williams Intercompany Arrangements" means the Williams note and any other documents, instruments, agreements and arrangements between WCG and any Restricted Subsidiaries, between any Restricted Subsidiaries or between WCG or any Restricted Subsidiary, on the one hand, and The Williams Companies, Inc. or any of its Subsidiaries, on the other hand, in effect on the date of the indenture, as such documents, instruments, agreements and arrangements may be amended, modified or supplemented, but only to the extent any such amendments, modifications or supplements are approved by a majority of the members of the board of directors of WCG who are disinterested with respect to such amendment, modification or supplement.

EVENTS OF DEFAULT

     The following will be Events of Default under the indenture:

          (a) failure to pay when due principal of, or premium, if any, on, any note issued under the indenture;

          (b) failure to pay when due any interest on any note issued under the indenture, continued for 30 days;

          (c) default in the payment of principal of and interest on notes required to be purchased pursuant to an offer to purchase the notes in accordance with the indenture as described in the section above entitled "-- Certain covenants -- Change of control triggering event," when due and payable;

          (d) failure to perform or comply with the provisions described in the section above entitled "-- Mergers, consolidations and certain sales of assets";

          (e) failure to perform any other covenant or agreement of WCG under the indenture or the notes, continued for 60 days after written notice to WCG by the trustee or holders of at least 25% in aggregate principal amount of any series of outstanding notes;

          (f) default under the terms of any instrument evidencing or securing Debt of WCG or any Restricted Subsidiary having an outstanding principal amount of $25 million or its foreign currency equivalent at the time, individually or in the aggregate, which default results in the acceleration of the payment of such indebtedness or constitutes the failure to pay such indebtedness when due (after expiration of any applicable grace period);

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          (g) the rendering of a final judgment or judgments, not subject to appeal or covered by insurance, against WCG or any Restricted Subsidiary in an aggregate amount in excess of $25 million or its foreign currency equivalent at the time, and which has not been waived, satisfied or discharged for a period of 45 consecutive days after the date on which the right to appeal has expired;

          (h) any Domestic Restricted Subsidiary Guarantee ceases to be in full force and effect, other than in accordance with the terms of such Domestic Restricted Subsidiary Guarantee, or any Guarantor denies or disaffirms its obligations under its Domestic Restricted Subsidiary Guarantee; and

          (i) certain events of bankruptcy, insolvency or reorganization affecting WCG or any Significant Subsidiary.

     If an Event of Default has occurred, which has not been cured or waived, the trustee will exercise its rights and powers under the indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. At all other times, the trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes, unless such holders shall have offered to the trustee reasonable indemnity. Subject to this indemnification, the holders of a majority in aggregate principal amount of any series of outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     If any Event of Default (other than an Event of Default described in clause
(i) above) shall occur and be continuing with respect to either series of notes, either the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes of such series may accelerate the maturity of all notes of such series. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of such series of notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived. If an Event of Default specified in clause
(e) above occurs, such acceleration shall be automatically rescinded and annulled if such Event of Default is remedied or cured. In addition, if any Event of Default specified in clause (i) above occurs with respect to either series of notes, all of the outstanding notes of such series will automatically become immediately due and payable without any declaration or other act on the part of the trustee or any holder. For information as to waiver of defaults, see the section below entitled "-- Amendment, supplement and waiver."

     No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless such holder shall have previously given to the trustee written notice of a continuing Event of Default and the holders of at least 25% in aggregate principal amount of the outstanding notes of the relevant series shall have made written request and offered indemnity satisfactory to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal of and premium, if any, or interest on such note on or after the respective due dates expressed in such note.

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

     WCG shall deliver to the trustee written notice in the form of an officers' certificate, within 30 days after the occurrence, of any event which with the giving of notice and the lapse of time would become an Event of Default, its status and what action WCG is taking or proposes to take with respect to such event. WCG also will be required to deliver to the trustee annually a statement as to the performance by WCG of certain of its obligations under the indenture and as to any default in such performance. In the event that WCG shall fail to timely notify the trustee of a default or Event of Default, this failure will be deemed to be cured if the default or Event of Default is cured.

AMENDMENT, SUPPLEMENT AND WAIVER

     WCG, the Guarantors, if any, and the trustee may, at any time and from time to time, without notice to or consent of any holders of notes, enter into one or more indentures supplemental to an indenture:

          (1) to evidence the succession of another Person to WCG and the assumption by such successor of the covenants of WCG in the indenture and the notes;

          (2) to add to the covenants of WCG, for the benefit of the holders, or to surrender any right or power conferred upon WCG by the indenture;

          (3) to add any additional Events of Default;

          (4) to provide for uncertificated notes in addition to or in place of certificated notes;

          (5) to evidence and provide for the acceptance of appointment under the indenture of a successor trustee;

          (6) to secure the notes;

          (7) to comply with the Trust Indenture Act;

          (8) to add additional Guarantees with respect to the notes or to release Guarantors from Domestic Restricted Subsidiary Guarantees as provided by the terms of the indenture; or

          (9) to cure any ambiguity in the indenture, to correct or supplement any provision in the indenture which may be inconsistent with any other provision therein or to add any other provision with respect to matters or questions arising under the indenture;

provided such actions shall not adversely affect the interests of the holders in any material respect.

     With the consent of the holders of at least a majority in principal amount of outstanding notes of either series issued under the indenture, WCG, the Guarantors, if any, and the trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or modifying in any manner the rights of the holders of such notes; except that no such supplemental indenture shall, without the consent of the holder of each outstanding note of the affected series:

          (1) change the Stated Maturity of the principal of, or any installment of interest on, any note, or reduce the principal amount of any note or the interest on any note that would be due and payable upon the Stated Maturity of any note, or change the place of payment where, or the coin or currency in which, any note or any premium or interest on any note is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any note;

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

          (2) reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is necessary for any such supplemental indenture or required for any waiver of compliance with certain provisions of the indenture or certain Defaults thereunder;

          (3) subordinate in right of payment, or otherwise subordinate, the notes to any other Debt;

          (4) except as otherwise required by the indenture, release any security interest that may have been granted in favor of the holders of the notes;

          (5) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed;

          (6) reduce the premium payable upon a Change of Control Triggering Event;

          (7) make any change in any Domestic Restricted Subsidiary Guarantee that would adversely affect the holders of the notes; or

          (8) modify any provision of this paragraph, except to increase any percentage set forth herein.

     The holders of at least a majority in principal amount of outstanding notes of either series issued under the indenture may, by written notice to WCG and the trustee on behalf of the holders of all such notes, waive any past Default under the indenture relating to such series of notes and the consequences of such Default, except Default

     - in the payment of the principal of, or premium, if any, or interest on any note, or

     - in respect of a covenant or provision referred to in clauses (1) -- (8) of the immediately preceding paragraph, which cannot be modified or amended without the consent of the holder of each outstanding note affected.

SATISFACTION AND DISCHARGE OF THE INDENTURE, DEFEASANCE

     WCG, at its election, shall:

          (a) be deemed to have paid and discharged its debt on the notes, and the indenture shall cease to be of further effect as to all such outstanding notes, except as to

        - rights of registration of transfer, substitution and exchange of notes and WCG's right of optional redemption,

        - rights of holders to receive payment of principal of, premium, if any, and interest on such notes (but not the purchase price referred to in the section above entitled "-- Certain covenants -- Change of control triggering event" or in the section above entitled "-- Limitation on asset dispositions") and any rights of the holders with respect to such amount,

        - the rights, obligations and immunities of the trustee under the indenture, and

        - certain other specified provisions in the indenture; or

          (b) cease to be under any obligation to comply with certain restrictive covenants, including some of those described in the section above entitled "-- Certain covenants," and terminate the operation of certain Events of Default,

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after the irrevocable deposit by WCG with the trustee, in trust for the benefit of the holders of such notes, at any time prior to the maturity of such notes, of

     - money in an amount,

     - Government Securities which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of such notes, money in an amount, or

     - a combination thereof,

sufficient to pay and discharge the principal of, premium, if any, on, and accrued interest on, the notes then outstanding on the dates on which any such payments are due in accordance with the terms of the indenture and of such notes.

     Such defeasance or covenant defeasance shall be deemed to occur only if certain conditions are satisfied, including among other things, delivery by WCG to the trustee of an opinion of counsel acceptable to the trustee to the effect that

     - such deposit, defeasance and discharge will not be deemed, or result in, a taxable event for federal income tax purposes with respect to the holders (which opinion, in the case of defeasance described in clause (a) above, must be based on a ruling of the Internal Revenue Service to the same effect unless there has been a change in law after the date of the indenture such that a ruling is no longer required); and

     - WCG's deposit will not result in the trust relating thereto or the trustee being subject to regulation under the Investment Company Act of 1940, as amended.

GOVERNING LAW

     The indenture and the notes are governed by the laws of the State of New York, without reference to principles of conflicts of law.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of WCG, as such, shall have any liability for any obligations of WCG under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of its status as director, officer, employee, incorporator or stockholder of WCG. By accepting a note, each holder waives and releases all such liability, but only such liability. The waiver and release are part of the consideration for issuance of the notes. Nevertheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the Commission that such a waiver is against public policy.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture. WCG, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and WCG may require a holder to pay any taxes and fees required by law or permitted by the indenture.

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EXCHANGE OFFER AND REGISTRATION RIGHTS

     WCG has agreed with the initial purchasers of the original notes, for the benefit of the holders of the original notes, that it will use its reasonable best efforts, and at its cost, to complete an exchange offer to exchange new registered exchange notes for the original notes. For a more complete discussion of WCG's obligations under the registration rights agreement, see the section of this prospectus entitled "The Exchange Offer."

NOTICES

     Notices to holders of the notes will be made by first class mail, postage prepaid, to the addresses that appear on our register.

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       DESCRIPTION OF OTHER INDEBTEDNESS AND OTHER FINANCING ARRANGEMENTS

     The following are summaries of the material provisions of our other debt agreements and financing arrangements, copies of which we have filed with the Securities and Exchange Commission. See the section of this prospectus entitled "Where You Can Find Additional Information" for more information.

SENIOR REDEEMABLE NOTES

GENERAL

     Our outstanding senior redeemable notes issued in October 1999 consist of 10.70% senior redeemable notes due 2007 and 10.875% senior redeemable notes due 2009, all of which were issued under an indenture dated as of October 6, 1999, between us and The Bank of New York, as trustee. The notes are general unsecured senior obligations of ours and rank on a parity with all of our other unsecured senior indebtedness.

     The 10.70% senior redeemable notes due 2007 have an aggregate principal amount outstanding of $500 million and will mature on October 1, 2007. The 10.875% senior redeemable notes due 2009 have an aggregate principal amount outstanding of $1.5 billion and will mature on October 1, 2009. Interest on the notes is payable on April 1 and October 1 of each year at the rate of 10.70% per annum for the senior redeemable notes due 2007 and 10.875% per annum for the senior redeemable notes due 2009.

OPTIONAL REDEMPTION

     10.70% senior redeemable notes:

          We may redeem the 10.70% senior redeemable notes due 2007, in whole or in part, at any time at a make-whole price. The make-whole price represents a premium based upon the present value of the remaining payments to be made with respect to the notes to be redeemed.

          At any time or from time to time prior to October 1, 2002, we may redeem up to 35% of the original aggregate principal amount of the 10.70% senior redeemable notes due 2007 at a redemption price equal to 110.70% of the principal amount of such notes so redeemed, with the net cash proceeds of one or more offerings of our common stock as described in the indenture.

     10.875% senior redeemable notes:

          Prior to October 1, 2004, we may redeem all or part of the 10.875% senior redeemable notes due 2009 at any time at a make-whole price. The make-whole price represents a premium based upon the present value of the remaining payments to be made with respect to the notes to be redeemed.

          The 10.875% senior redeemable notes due 2009 will also be redeemable, at our option, in whole or in part, at any time on or after October 1, 2004, at redemption prices starting at 105.438% of their principal amount and declining to 100% of their principal amount on or after October 1, 2007, plus accrued and unpaid interest.

          In addition, at any time or from time to time prior to October 1, 2002, we may redeem up to 35% of the original aggregate principal amount of the 10.875% senior redeemable notes due 2009 at a redemption price equal to 110.875% of the principal amount of such notes so redeemed, with the net cash proceeds of one or more offerings of our common stock as described in the indenture relating to such notes.

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COVENANTS

     The 1999 indenture contains restrictive covenants, including, among others, the following:

     - a limitation on our ability and that of our subsidiaries to incur indebtedness

     - a limitation on our ability and that of our subsidiaries to, directly or indirectly, make certain payments, including payment of dividends, prepayment of subordinated indebtedness, repurchases of capital stock, and making of capital expenditures and investments

     - a limitation on our ability to allow to exist specified dividend and other payment restrictions affecting our subsidiaries

     - a limitation on our ability to sell or to permit any subsidiary to issue or sell capital stock of a subsidiary

     - a limitation on our ability and that of our subsidiaries to consummate asset dispositions unless specified conditions are fulfilled

     - limitations on transactions with affiliates

     - limitations on our ability and that of our subsidiaries to incur liens

     If a change of control of our company and a decline in the rating of the notes occur, each note holder will have the right to require us to purchase that holder's notes.

     In addition, the 1999 indenture limits our ability to merge with or to transfer all or substantially all of our assets to another person. Except as set forth above, the 1999 indenture does not contain any material quantitative financial requirements. The notes provide for acceleration upon customary events of default.

     All of our subsidiaries are subject to the restrictive covenants described above. However, if we meet specified conditions, we have the ability to designate subsidiaries as "unrestricted," which means they will no longer be subject to these covenants.

CREDIT FACILITY

     On September 8, 1999, our subsidiary, Williams Communications, Inc., entered into a $1.05 billion credit facility with various banks for which Bank of America, N.A. serves as administrative agent and a lender, The Chase Manhattan Bank serves as syndication agent and a lender, Chase Securities Inc. and Banc of America Securities LLC serve as joint lead arrangers and joint book managers and Bank of Montreal and The Bank of New York serve as co-documentation agents and lenders. The credit facility consists of a $525 million seven-year senior multi-draw amortizing term loan facility and a $525 million six-year senior reducing revolving credit facility. In September 2000, we borrowed the $525 million term loan under the credit facility, which otherwise would have expired on September 7, 2000. We may borrow under the revolving credit facility throughout its six-year term, if we are in compliance with specified covenants and conditions.

     The loans bear interest at rates equal to, at our option, LIBOR or an alternate base rate plus, in either case, a margin based on the debt ratings of our credit facility by Standard & Poor's and Moody's, and plus 0.25%, if our ratio of total debt to adjusted EBITDA (as defined in our credit facility) is greater than or equal to 6.0 to 1.0. As of June 30, 2000, the annual rate of interest was LIBOR plus 2.25%.

     Term loans must be repaid beginning in the fourth year of the term loan facility: 11.25% of the term loans must be repaid during the fourth year, 22.50% during the fifth year, 28.75%

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

during the sixth year and 37.50% during the seventh year. The commitments under the revolving credit facility will be permanently reduced by 20% in the fourth year, by 30% in the fifth year, and by 50% in the sixth year. We must repay amounts borrowed under the revolving credit facility to the extent these amounts are in excess of the remaining commitments.

     We are required to ratably prepay the term loans and reduce our revolving loan commitments by an amount equal to:

     - 100% of net cash proceeds from sales of assets to the extent these proceeds are not reinvested in core assets or permitted acquisitions

     - 50% of excess cash flow beginning in 2001

     - 100% of net cash proceeds received from the issuance of debt, except permitted debt

     If our unsecured senior debt is rated at least BBB- by Standard & Poor's and Baa3 by Moody's, or our ratio of total debt to adjusted EBITDA is less than
3.5 to 1.0, prepayment of the term loans and reduction of the revolving loan commitments will not be required from excess cash flow and will only be required to be made with 50% of the proceeds of debt that is not permitted debt. No prepayments or reductions are required to be made from the proceeds of issuing permitted debt. The lenders may terminate the credit facility and declare all loans outstanding under the credit facility due and payable if an event of default occurs under the credit facility. Events of default under the credit facility include:

     - nonpayment of principal, interest or other amounts due under the facilities

     - material misrepresentations

     - covenant violations

     - default under our other material debt

     - specified bankruptcy and ERISA events

     - material judgments against us

     - a downgrade by Standard & Poor's or Moody's of the senior unsecured debt of Williams to less than BBB- or Baa3, respectively

     - a change of control of our company

     For these purposes, a change of control of our company would be deemed to include Williams' ownership of less than 75% of the voting power of our issued and outstanding voting stock or less than 65% of our issued and outstanding capital stock, except that these percentages would be reduced to 35% if the facilities are rated at least BBB- by Standard & Poor's and Baa3 by Moody's. Williams has announced its intention to separate our business from its energy business, which could result in a change of control.

     The loans are unsecured except that if at any time the rating for the credit facility assigned by Standard & Poor's is less than BB- or by Moody's is less than Ba3, we must, if requested by the lenders, provide the lenders with security interests and liens upon substantially all of our assets. Following the July 24, 2000 announcement by Williams of its intention to separate our business from Williams' energy business, our facilities were rated BB- by Standard and Poor's and Ba3 by Moody's.

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     The credit facility contains restrictive and financial maintenance covenants. Restrictive covenants include limitations on:

     - additional debt

     - creation of liens

     - guarantees

     - sales of assets

     - mergers, consolidations, liquidations and dissolutions

     - investments, capital expenditures, loans, advances and acquisitions

     - dividends and other payments with respect to our capital stock and common stock of our subsidiaries and voluntary prepayments of debt

     - material changes to our charter, the 1999 indenture for our senior redeemable notes, the Williams note, or certain other agreements

     - sale and leaseback transactions

     - material changes in our lines of business

     - transactions with affiliates

     - agreements not to pledge assets or pay dividends

     Financial maintenance covenants include:

     - a total debt to contributed capital requirement

     - a minimum adjusted EBITDA requirement

     - a limitation on capital expenditures

     - a total debt to adjusted EBITDA requirement

     - a senior debt to adjusted EBITDA requirement

     - an adjusted EBITDA to interest expense requirement

     Our ability to borrow under the credit facility is subject to a number of conditions, many of which require lender satisfaction or are based on lender determination. The facilities are guaranteed by us, and all of our direct and indirect domestic restricted subsidiaries.

     We expect to borrow the amounts necessary under the credit facility as and when needed for our capital investment plan and for working capital and general corporate purposes.

     At any time within two years after we entered into the credit facility, we may request one or more additional credit facilities from the credit facility lenders. These facilities could be in an aggregate amount of not less than $100 million or more than $500 million. The terms and conditions of any additional facilities have not been agreed to and would have to be negotiated. The average life to maturity of any additional facilities could not be less than the remaining average life to maturity of the term or revolving credit facilities. We are not required to request or enter into any additional facilities and, if we request additional facilities, no lender is obligated to participate.

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WILLIAMS NOTE

     To fund our operations, we historically have received capital contributions from Williams and interest-bearing advances from Williams and an affiliate of Williams at floating rates of interest established at specified margins above benchmark rates. On September 8, 1999, the borrowings provided by Williams were converted into a seven-year amortizing note payable by our subsidiary, Williams Communications, Inc., to Williams. The loan bears interest at rates equal to, at our option, LIBOR or an alternate base rate plus, in either case, a margin based on the debt ratings of our credit facility by Standard & Poor's and Moody's, and plus 0.25%, if our ratio of total debt to adjusted EBITDA (as defined) is greater than or equal to 6.0 to 1.0. As of June 30, 2000, the annual interest rate was LIBOR plus 2.25%. We currently have approximately $982 million in borrowings from Williams. For so long as no default or event of default exists under our credit facility, principal will be paid quarterly beginning July 1, 2000, with no less than $25 million payable in each full fiscal year. Additional principal payments are permitted under our credit facility and will be made to the extent that, after giving effect to such payment, the ratio of total debt to adjusted EBITDA, as defined in our credit facility, is less than 5.0 to 1.0. Additional principal payments may also be made with additional capital as defined in our credit facility. Any event of default with respect to any of our indebtedness with an aggregate principal amount of at least $25 million that would permit our lenders to accelerate the maturity of such indebtedness would also be an event of default under the Williams note and permit Williams to accelerate the maturity of amounts outstanding under the Williams note.

     The Williams note ranks senior to our senior redeemable notes. It ranks equal to our credit facility except to the extent our credit facility is secured and as set forth in an intercreditor agreement entered into between Williams and the credit facility lenders. Under the intercreditor agreement, Williams has agreed that the Williams note will be subordinated to rights of the lenders in any bankruptcy, insolvency, liquidation or dissolution of the borrower and in the event of default under our credit facility, with some exceptions.

ASSET DEFEASANCE PROGRAM

     During 1998, we entered into an asset defeasance program in the form of an operating lease agreement covering a portion of our network with a group of financial institutions. The total cost of the network assets covered by this lease agreement is $750 million. The lease term includes an interim term that ended April 30, 2000, during which the covered network assets were constructed, and a base term. The interim and base terms are expected to total five years and, if renewed, could total seven years.

     We have an option to purchase the covered network assets during the lease term at an amount approximating the lessor's cost. Williams provides a residual value guarantee equal to a maximum of 89.9% of the transaction. The residual value guarantee is reduced by the present value of the actual lease payments. In the event that we do not exercise the purchase option, we expect the fair market value of the covered network assets to substantially reduce or eliminate Williams' payment, if any, under the residual value guarantee. At June 30, 2000, all $750 million of availability had been used under this program.

PREFERRED STOCK

GENERAL

     In September 2000, we issued 5,000,000 shares of 6.75% redeemable cumulative convertible preferred stock in a private placement at a liquidation preference of $50.00 per share.

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DIVIDENDS

     Dividends on the preferred stock are cumulative from the date of issue and will be payable on January 15, April 15, July 15, and October 15 of each year, beginning on January 15, 2001, at an annual rate of 6.75%. The terms of our credit facility and our senior redeemable notes currently restrict us from paying cash dividends. During any periods when we are restricted from paying cash dividends, we expect to pay dividends by delivering shares of our common stock to the transfer agent for the preferred stock, which will resell those shares of common stock. The proceeds from the sale of our common stock will then be used to pay cash dividends to the holders of shares of preferred stock.

CONVERSION

     Each share of preferred stock is convertible into 1.7610 shares of common stock, based on a conversion price of $28.39. On or after October 15, 2005, we may, at our option, cause the conversion rights on our shares of our preferred stock to terminate. We may exercise this option only if for at least 20 trading days within any period of 30 consecutive trading days, including the last trading day of that period, the current market price of our common stock exceeds $39.75, equivalent to 140% of the conversion price, subject to adjustment in a number of circumstances.

OPTIONAL REDEMPTION

     We may not redeem any shares of preferred stock at any time before October 15, 2005. Thereafter, we may, at our option, redeem all or any part of the shares of preferred stock at a redemption price equal to 103.38% of the liquidation preference if we redeem the shares in 2005, and thereafter this percentage gradually declines to 100% on and after October 15, 2010, plus accumulated and unpaid dividends, including special dividends, if any, to the redemption date. The terms of our debt instruments currently restrict our ability to redeem shares of preferred stock.

MANDATORY REDEMPTION

     We will be obligated to redeem the shares of preferred stock on October 15, 2012 at 100% of their liquidation value plus accumulated and unpaid dividends, including special dividends, if any, to that date.

RANKING

     The preferred stock will be, with respect to dividend rights and rights upon liquidation, winding up or dissolution, junior to all our existing and future debt obligations; junior to each class or series of capital stock other than our common stock or Class B common stock and any other class or series of our capital stock the terms of which provide that such class or series will rank junior to the preferred stock; and on a parity with each class or series of our capital stock the terms of which provide that such class will rank on a parity with the preferred stock.

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                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

     The following general discussion summarizes certain U.S. federal income tax consequences of the exchange of the original notes and the holding and disposition of the exchange notes. This discussion only deals with persons that hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code, and that purchased the original notes for cash at original issue. This discussion does not address the U.S. federal income tax consequences that may be relevant to a particular holder subject to special treatment under certain U.S. federal income tax laws, such as dealers in securities or foreign currency, banks, trusts, insurance companies, tax-exempt organizations, persons that hold notes as part of a straddle, hedge against currency risk or constructive sale or conversion transaction, persons that have a functional currency other than the U.S. dollar and investors in pass-through entities.

     This discussion is based on the Internal Revenue Code, the final, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code, administrative pronouncements and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect. We have not requested, and will not request, a ruling from the IRS regarding any of the U.S. federal income tax consequences described below. As a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth in this prospectus.

     This discussion does not discuss all of the U.S. federal income tax considerations that may be relevant to a holder of notes. Prospective participants in the exchange offer are urged to consult their own tax advisors regarding the application to their particular situations of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction.

EXCHANGE OFFER

     The exchange of original notes for exchange notes in the exchange offer will not constitute a taxable event for U.S. federal income tax purposes. As a result:

          (1) a holder of notes will not recognize taxable gain or loss as a result of the exchange of original notes for exchange notes in the exchange offer;

          (2) the holding period of the exchange notes will include the holding period of the original notes surrendered in exchange for the exchange notes; and

          (3) a holder's adjusted tax basis in the exchange notes will be the same as the holder's adjusted tax basis in the original notes surrendered in exchange for the exchange notes.

U.S. HOLDERS

     The following discussion is limited to persons who or which are U.S. holders. For these purposes, U.S. holder means:

          (1) an individual who is a citizen or resident of the U.S.;

          (2) a corporation or other entity taxable as a corporation created or organized under the laws of the U.S. or of any political subdivision of the U.S.;

          (3) an estate or trust the income of which is subject to U.S. federal income tax regardless of its source;

          (4) a trust subject to the primary supervision of a U.S. court and the control of one or more U.S. persons; or

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          (5) a person whose worldwide income or gain is otherwise subject to
     U.S. federal income tax on a net income basis.

     Stated interest on notes. Stated interest on a note other than a discount note will be taxable to a U.S. Holder as ordinary interest income in accordance with such holder's regular method of tax accounting.

     Sale, exchange or redemption of notes. Upon the sale, exchange or redemption of a note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between:

          (1) the amount realized on that disposition and

          (2) the U.S. holder's adjusted tax basis in the note.

     Notwithstanding the foregoing, any amounts realized in connection with any sale, exchange, or redemption with respect to accrued interest not previously included in income will be treated as ordinary interest income.

     Information reporting and backup withholding. A U.S. holder of notes may be subject to backup withholding at a 31% rate relating to reportable payments, which include interest, including original issue discount, or principal paid on or the gross proceeds of a sale, exchange or redemption of the notes. The payor of any reportable payments will be required to deduct and withhold 31% of these payments if:

          (1) the payee fails to establish that it is entitled to an exemption;

          (2) the payee fails to furnish a correct taxpayer identification number to the payor in the prescribed manner;

          (3) the IRS notifies the payor that the taxpayer identification number furnished by the payee is incorrect;

          (4) the payee has failed properly to report the receipt of reportable payments and the IRS has notified the payor that backup withholding is required; or

          (5) the payee fails to certify under penalties of perjury that it is not subject to backup withholding.

If any one of these events occurs with respect to a U.S. holder of notes, we or our paying or other withholding agent will be required to withhold 31% of any payments of principal, premium, if any, and interest, including original issue discount, on a note.

     Any amount withheld from a payment to a U.S. holder under the backup withholding rules will be allowed as a credit against the U.S. holder's U.S. federal income tax liability, so long as the required information is provided to the IRS. We or our paying or other withholding agent generally will report to a U.S. holder of notes and to the IRS the amount of any reportable payments made on the notes for each calendar year and the amount of tax withheld, if any, relating to these payments. We will report annually to the IRS and to each U.S. holder the amount of original issue discount accrued on the notes for the calendar year.

     Recently adopted Treasury regulations that generally are effective for payments made after December 31, 2000, subject to certain transition rules, will generally expand the circumstances under which information reporting and backup withholding may apply. U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules, including the new Treasury regulations.

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NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a note that is not a U.S. holder.

     Stated interest and original issue discount. Subject to the discussion of backup withholding below, payments of interest, including original issue discount, on a note to a non-U.S. holder generally will not be subject to U.S. federal income tax, or the withholding of U.S. federal income tax, as long as:

          (1) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

          (2) the non-U.S. holder is not:

             (A) a controlled foreign corporation that is related to us through stock ownership, or

             (B) a bank receiving interest on a loan entered into in the ordinary course of business;

          (3) the interest is not effectively connected with the conduct by the non-U.S. holder of a trade or business within the U.S.; and

          (4) We or our paying agent receives:

             (A) from the non-U.S. holder, properly completed documentation signed under penalties of perjury, which provides the non-U.S. holder's name and address and certifies that the non-U.S. holder is not a U.S. person, or

             (B) from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business on behalf of the non-U.S. holder, certification under penalties of perjury that such documentation has been received by it or by another such financial institution from the non-U.S. holder, and a copy of the documentation is furnished to the payor.

     Sale, exchange or redemption of notes. Subject to the discussion of backup withholding, any gain realized by a non-U.S. holder on the sale, exchange or redemption of a note generally will not be subject to U.S. federal income tax, unless:

          (1) the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States;

          (2) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

          (3) the non-U.S. holder is subject to tax under the provisions of U.S. federal income tax law applicable to certain expatriates.

     Information reporting and backup withholding. We must report annually to the IRS and to each non-U.S. holder the amount of any interest paid and original issue discount accrued on the notes in that year and the amount of tax withheld, if any, relating to those payments. Copies of those information returns also may be made available, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which the non-U.S. holder resides.

     Backup withholding and information reporting generally will not apply to interest, including original issue discount, payments made to a non-U.S. holder in respect of the notes if the non-

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

U.S. holder furnishes us or our paying agent with appropriate documentation signed under penalties of perjury stating that the beneficial owner is not a U.S. person and setting forth the non-U.S. holder's name and address. However, neither we nor our paying agent may have actual knowledge that the holder is a U.S. person or that the conditions of an exemption are not in fact satisfied.

     The payment of proceeds from a non-U.S. holder's disposition of notes to or through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and possible backup withholding unless the non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. However, the broker must not have actual knowledge that the holder is a U.S. person or that the conditions of an exemption are not in fact satisfied. The payment of the proceeds from a non-U.S. holder's disposition of a note to or through a non-U.S. office of either a U.S. broker or a non-U.S. broker that is a U.S.-related person will be subject to information reporting, but not backup withholding. However, this payment of proceeds will not be subject to information reporting if the broker has documentary evidence in its files that the non-U.S. holder is not a U.S. person and the broker has no knowledge to the contrary, or the non-U.S. holder establishes an exemption. For this purpose, a U.S.-related person is:

          (1) a controlled foreign corporation for U.S. federal income tax purposes; or

          (2) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding payment, or for the part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

Neither information reporting nor backup withholding will apply to a payment of the proceeds of a non-U.S. holder's disposition of notes by or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person.

     A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at a 30% rate, or lower applicable treaty rate, on payments of interest, including original issue discount, on the notes.

     If interest, including original issue discount, on the notes is effectively connected with the conduct by a non-U.S. holder of a trade or business within the U.S., the interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally, and, for corporate holders, may also be subject to a 30% branch profits tax. If interest, including original issue discount, is subject to U.S. federal income tax on a net income basis in accordance with these rules, the payments will not be subject to U.S. withholding of the tax so long as the relevant non-U.S. holder provides our paying agent or us with a properly executed Form 4224.

     Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against the non-U.S. holder's U.S. federal income tax liability, as long as the required procedures are followed.

     New Treasury regulations that generally are effective for payments made after December 31, 2000, subject to certain transition rules, will generally expand the circumstances under which information reporting and backup withholding may apply. The new Treasury regulations unify current certification procedures and forms and clarify reliance standards and certain rules relating

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to foreign partnerships. For example, these Treasury regulations require, in the case of notes held by a foreign partnership, that:

          (1) the certification described in clause (4) above be provided by the partners rather than by the foreign partnership; and

          (2) the partnership provide certain information, including a taxpayer identification number. A look-through rule applies in the case of tiered partnerships.

Holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules, including the new Treasury regulations.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. Each letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, in connection with resales of exchange notes received in exchange for original notes where those exchange notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the offer termination date and ending on the close of business on the day that is 180 days following the offer termination date, we will make this prospectus available to any broker-dealer for use in connection with any of those resales.

     We will not receive any proceeds from any sale of exchange notes. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions. These sales may be made in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, and may be at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale of this kind may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any of these broker-dealers and/or the purchasers of any of these exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of these exchange notes may be deemed to be an underwriter within the meaning of the Securities Act. If this is the case, any profit of any of these resales of exchange notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

     For a period of 180 days after the offer termination date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in its letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than the commissions or concessions of any brokers or dealers. We also have agreed to indemnify the initial purchasers of the original notes against certain liabilities, including liabilities under the Securities Act.

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                                 LEGAL MATTERS

     The validity of the exchange notes will be passed upon for us by William G. von Glahn, Senior Vice President, Law, of Williams and special counsel to us. Certain legal matters in connection with this offering will be passed upon by our special counsel, Conner & Winters, A Professional Corporation, Tulsa, Oklahoma. Conner & Winters has from time to time represented, and may continue to represent, Williams and its affiliates in certain legal matters. As of July 31, 2000, Mr. von Glahn owned directly or indirectly, 193,408 shares of common stock of Williams and had the right to exercise options to purchase an additional 135,504 shares. At the same date, Mr. von Glahn also owned, directly or indirectly, 303 shares of our common stock and held options to purchase 50,000 shares of our common stock.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K/A for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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                                 $1,000,000,000

                             [WILLIAMS COMM. LOGO]

                      WILLIAMS COMMUNICATIONS GROUP, INC.

                               EXCHANGE OFFER FOR

                    11.70% SENIOR REDEEMABLE NOTES DUE 2008

                                      AND

                    11.875% SENIOR REDEEMABLE NOTES DUE 2010

                             ---------------------

                                   PROSPECTUS

                                October 27, 2000
                             ---------------------